Exhibit 10.1

LEASE AGREEMENT

between

530 REGENCY DRIVE ASSOCIATES, L.P.,
a Pennsylvania limited partnership

as Landlord

and

WEST PHARMACEUTICAL SERVICES, INC.,
a Pennsylvania corporation

as Tenant

Dated as of

December 17, 2010

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43.	Option to Purchase	52
44.	Self-Help	55
45.	Declaration	56

APPENDIX I	Rules of Construction and Definitions
SCHEDULE 1	Cash Requirements
EXHIBIT A	Description of Land
EXHIBIT B	Description of Existing Land
EXHIBIT C	Description of Additional Land
EXHIBIT D	Description of Park
EXHIBIT E	Permitted Encumbrances
EXHIBIT F	Work Letter
EXHIBIT G	Project Conditions and Milestones
EXHIBIT H	Basic Rent Calculation
EXHIBIT I	Fair Market Rental Value Determination
EXHIBIT J	Form of Subordination, Non-Disturbance and Attornment Agreement
EXHIBIT K	Environmental Reports
EXHIBIT L	Cleaning Specifications
EXHIBIT M	Form of Memorandum of Lease
EXHIBIT N	Intentionally Omitted
EXHIBIT O	Form of Landlord’s Waiver
EXHIBIT P	Map of ROFO Area
EXHIBIT Q	Industrial Waste Discharge Rider

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THIS LEASE AGREEMENT (as amended from time to time, this “Lease”) is dated as of December 17, 2010 between 530 REGENCY DRIVE ASSOCIATES, L.P., a Pennsylvania limited partnership (“Landlord”), having an office c/o The Hankin Group, 707 Eagleview Boulevard, Suite 400, P.O. Box 562 Exton, Pennsylvania 19341 and WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (herein, together with any Person succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called “Tenant”), having an address at 101 Gordon Drive, Lionville, Pennsylvania, 19341.

BACKGROUND RECITALS

A.            Capitalized terms not otherwise defined when they first appear are defined in Appendix I, and the rules of construction set forth in Appendix I apply thereto and hereto.

B.            This Lease is made with reference to the following real and personal property (collectively, the “Leased Property”):

(1)           All that certain real property located in Exton, Pennsylvania, as more particularly described in Exhibit A hereto, comprising approximately 21.098 acres, more or less, together with all Appurtenant Rights thereto (the “Land”).  Approximately 14.674 acres of the Land, as more particularly described on Exhibit B hereto, is owned by Landlord (the “Existing Land”) and approximately 6.424 acres of the Land, as more particularly described on Exhibit C hereto, is owned by Marsh Creek Realty III Business Trust and will be purchased by Landlord as set forth in this Lease (the “Additional Land”);

(2)           The Improvements to be constructed by Landlord on the Land and fixtures affixed thereto (including, without limitation, the Base Project Work and the Tenant Improvements) (collectively, together with any Alterations, additions or changes thereto, the “Building”), together with all parking facilities, driveways, walkways, signage, drainage facilities, landscaped areas, and other site improvements located on the Land (the Land, the Improvements and the fixtures being hereinafter collectively referred to as the “Real Property”);

(3)           All fixtures, equipment, furniture, furnishings and appliances attached to or otherwise used in connection with, the Real Property to the extent being furnished and installed by Landlord pursuant to the Work Letter and this Lease (the “Personalty”); and

(4)           The non-exclusive right and benefit to use the Common Facilities of the Park which inure to the benefit of the owners of Lots within the Park, established by that certain Amended and Restated Declaration of Easements and Protective Covenants and Restrictions for Eagleview Corporate Center dated as of July 12, 1990, last amended by Eighth Amendment dated November 13, 2006 (the “Declaration”).

C.            The Real Property is located within the Park.

D.            Landlord desires to acquire the Additional Land, construct the Improvements and lease the Real Property to Tenant and Tenant desires to Lease the Real Property from Landlord, subject to and upon the terms and conditions contained in this Lease.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Demise.

(a)           Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Property, subject to (i) the Permitted Encumbrances and (ii) the obligations of Landlord to complete the Base Project Work and the Tenant Improvements in accordance with this Lease, including without limitation, the requirements set forth in the Work Letter.

(b)           At all times during the Term, Tenant shall have the exclusive right to use all of the parking spaces located on the Land, which shall not be less than 500, but in no event less than the number of parking spaces required by the approvals for the Project issued by applicable Governmental Authorities (the “Tenant Parking Facilities”).  Such parking spaces shall be reserved for Tenant’s exclusive use and shall be installed by Landlord, along with signage, curbing and striping at Landlord’s sole cost and expense as part of the Base Project Work pursuant to the Work Letter.

(c)           Landlord shall deliver the Leased Property to Tenant with the Base Project Work and Tenant Improvements “Substantially Complete” (as defined in Section 4(b) of the Work Letter).

(d)           Within ninety (90) days after the Commencement Date, Architect shall measure the Building (using the BOMA/ANSI Z65.1-1996 Standard), which measurement shall be final and binding upon the Parties.  Landlord and Tenant shall share equally in the fees of Architect in such measurement. Upon resolution of the measurement of the Building, all terms of this Lease dependent upon such measurement (e.g., the Improvement Allowance) shall be amended to reflect the actual measurement of the Building, retroactive to the Commencement Date, and any underpayment (or overpayment, as the case may be), if any, resulting from any term of this Lease subject to adjustment pursuant to this Section shall be paid by the Party owing the amount to the other Party within thirty (30) days thereafter.

(e)           The background recitals set forth above are true and correct and are hereby incorporated into this Lease.

2.             Project Conditions and Termination Rights.

(a)           Landlord acknowledges that the construction, completion and delivery to Tenant of the Leased Property (including without limitation the Substantial Completion of all of the Base Project Work and TI Work, as those terms are defined in Section 2(a) and Section 3(c)(iii), respectively, in the Work Letter) within the time period provided in the Schedule (as defined in Section 1(b) of the Work Letter) is of the essence of this Lease, and is vital to Tenant’s willingness to enter into this Lease.  In order to assure Tenant of Landlord’s diligence in prosecuting the actions necessary to achieve such timely construction, completion and delivery of the Leased Property, Landlord and Tenant have agreed to stipulate certain conditions

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precedent to Tenant’s further obligations under this Lease, and to establish certain milestones to be satisfied by Landlord by certain dates, as set forth in this Section.  Accordingly, as material inducement to Tenant to enter into this Lease, and in consideration of the covenants herein contained, Landlord and Tenant agree as follows that, notwithstanding anything to the contrary contained in this Lease or any of the Exhibits hereto and in addition to any other provisions of this Lease and any of the Exhibits hereto providing any rights (including without limitation any right of termination) concerning any other matters:

(i)            Tenant shall have the option, in its sole discretion, to terminate this Lease by Notice to Landlord if (A) Landlord fails to satisfy the conditions set forth on Part A of Exhibit G attached hereto (“Preliminary Conditions”) on or before the date for the satisfaction thereof specified in Part A of Exhibit G, and (B) Tenant shall have given Landlord Notice of Landlord’s failure to satisfy such applicable Preliminary Condition and Landlord shall have failed to satisfy such applicable Preliminary Condition within thirty (30) days following Landlord’s receipt of such Notice.

(ii)           Prior to Landlord completing the construction of the foundations for the Building as certified by the Architect, Tenant shall have the option, in its sole discretion, to terminate this Lease by Notice to Landlord if (A) Landlord fails to satisfy the milestones set forth on Part B of Exhibit G attached hereto (“Milestones” and each a “Milestone”) on or before the date for the satisfaction thereof specified in Part B of Exhibit G, as extended by reason of Unavoidable Delays as defined in, and in accordance with, the Work Letter, (B) Tenant, acting in good faith and reasonably, determines that the failure of such Milestone (alone or taken in consideration with other factors) is reasonably likely to result in a failure on the part of Landlord to achieve Substantial Completion of the Base Project Work and/or Substantial Completion of the Tenant Improvements on or before the applicable Outside Delivery Date (as defined in Section 4(e) of the Work Letter) therefor set forth in the Work Letter, and (C) in the good faith determination of Tenant, Landlord shall have failed, within thirty (30) days following Landlord’s receipt of such Notice, to have provided to Tenant adequate and reasonably substantiated assurances, that (1) Landlord will be able to satisfy the applicable Milestone within a reasonable and specific time, and (2) that the delay in satisfying the applicable Milestone will not, in fact, cause Landlord to fail to achieve Substantial Completion of the Base Project Work and/or Substantial Completion of the Tenant Improvements on or before the applicable Outside Delivery Date therefor set forth in the Work Letter.

(iii)          After Landlord completes the construction of the foundations for the Building as certified by the Architect, Tenant shall have the option, in its sole discretion, to terminate this Lease as set forth in Section 4(f) of the Work Letter.

(b)           If Tenant exercises any termination option provided to Tenant under this Section 2, this Lease shall terminate effective upon issuance of such Notice and thereupon this Lease shall be null and void, and neither party shall have any further liability or obligation to the other under or on account of this Lease excepting only any provisions hereof expressly surviving the termination of this Lease.  None of the notice and cure periods applicable to a Landlord Default under Section 25(a) shall be applicable to any failure by Landlord under this Section 2.  In addition, any such right of termination not exercised by Tenant by Notice issued to Landlord

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within fifteen (15) days following the date established for a Milestone giving rise to such right of termination, shall be deemed waived by Tenant.

3.             Term.

(a)           Subject to the provisions of this Lease, Tenant shall have and hold the Leased Property for the Term unless sooner terminated or extended as hereinafter expressly provided in this Lease.

(b)           If no Material Monetary Event of Default exists on the Basic Term Expiration Date or on the last day of the first Renewal Term, as applicable, and there has occurred: (1) no Event of Default as described in Section 24(a)(iii) and (iv) (relating to bankruptcy); and (2) no Event of Default on account of a breach by Tenant of its covenants in the Lease with respect to the prohibition of transfers without Landlord’s consent; then Tenant may renew the Term for two (2) additional terms having an aggregate term of not more than ten (10) years (each a “Renewal Term”, and collectively the “Renewal Terms”).  The first Renewal Term shall have a term of not less than three (3) years or more than seven (7) years as elected by Tenant in its sole discretion, and the second Renewal Term shall have a term equal to ten (10) years less the number of years of the first Renewal Term.  A Renewal Term shall commence the day after the Basic Term Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable).  Each renewal option, if exercised by Tenant, shall be exercised by Tenant only for the entire Leased Property and upon Notice to Landlord sent not less than one (1) year before the date on which the then current Basic Term or Renewal Term is to end.  Such Notice for each Renewal Term shall contain Tenant’s election regarding the number of years of such Renewal Term.  Either Party, upon request of the other, will execute, acknowledge and deliver to the other Party by no later than ten (10) Business Days prior to commencement of the applicable Renewal Term, in form suitable for recording, an instrument confirming that (i) such option has been effectively exercised, (ii) the extended expiration date of the Term, and (iii) the remaining years, if any, available pursuant to options to renew granted under this Section.

(c)           Though this Lease is effective from the Effective Date, no Rent will be payable, no occupancy shall be presumed and the Term shall not begin until the later to occur of (i) January 16, 2013, and (ii) thirty (30) days after Substantial Completion of the Project under the terms of the Work Letter (the “Commencement Date”).  At the request of Landlord or Tenant (collectively, the “Parties”, and each a “Party”), the Parties agree to execute and acknowledge a recordable document confirming the Commencement Date and Expiration Date. If prior to the Commencement Date following Substantial Completion of the Tenant Improvements by Landlord, Tenant uses the Leased Property for installation of cabling, furnishings and the like, Tenant will be responsible for Operating Expenses and utilities during such preliminary period.

4.             Rent.

(a)           (i)            Tenant shall pay the Basic Rent on a monthly basis in advance to Landlord (or to Lender, if Tenant receives Notice to do so from either Landlord or Lender) commencing on the Commencement Date and on each subsequent Basic Rent Payment Date during the Term in lawful money of the United States of America in immediately available federal funds before

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11:00 A.M., New York time, to such account in such bank as Landlord (or Lender, if Tenant receives a Notice to pay Basic Rent directly to Lender) may from time to time designate to Tenant in writing.  Basic Rent shall be determined in accordance with the provisions set forth on Exhibit H.  If the Commencement Date falls on a day other than the first day of a calendar month, the Basic Rent shall be due and payable for such month, apportioned on a per diem basis for the period between the Commencement Date and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid within five (5) Business Days following the Commencement Date.

(ii)           The parties acknowledge that since the Basic Rent is based on actual costs incurred to complete the Project, the actual Basic Rent may not be known until after Substantial Completion of the Project. Accordingly, the parties agree that if the Basic Rent is not determined before the Commencement Date, then Tenant shall pay an estimated Basic Rent based on an estimated Basic Rent as determined in accordance with the procedures set forth in this Section 4(a)(ii) (the “Estimated Basic Rent”).  Subject to reconciliation as set forth in Section 4(a)(iii) below, no later than sixty (60) days before the Commencement Date, Landlord shall send Tenant Notice of Landlord’s reasonable estimate of the Basic Rent showing in detail, with supporting documentation, Landlord’s reasonable determination of the components of the Basic Rent, which Notice shall contain a statement in bold type and capital letters stating “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIFTEEN (15) DAYS SHALL BE A DEEMED APPROVAL BY TENANT” as a condition to the effectiveness of such Notice.  Tenant shall have fifteen (15) days after receipt of Landlord’s estimate to accept or reject Landlord’s estimate of the Basic Rent.  If Tenant fails to send Notice to Landlord of its rejection, Tenant shall be deemed to have accepted Landlord’s estimate.  If Tenant rejects Landlord’s estimate, it must send Notice to Landlord setting forth the reasons for such rejection or requesting such additional information that Tenant may need to better analyze Landlord’s estimate. For the fifteen (15) day period after Landlord receives Tenant’s rejection Notice, the parties shall meet and negotiate in good faith to agree on the Estimated Basic Rent.  If no agreement is reached after such period, then Tenant shall pay to Landlord the amount of Estimated Basic Rent which is not in dispute, and within ten (10) days of the dispute being resolved, Tenant shall pay any additional Estimated Basic Rent to Landlord.

(iii)          If the actual Basic Rent is not known and agreed to prior to the Commencement Date, then, subject to Section 4(a)(ii) above, in the event of a dispute, Tenant shall pay the Estimated Basic Rent until the actual Basic Rent is determined.  During a period of not more than sixty (60) days after the Substantial Completion of the Project, the parties agree to cooperate with one another and to meet and negotiate in good faith to agree on the Estimated Basic Rent based on the final and actual components of Basic Rent (as set forth on Exhibit H).  Once the final Basic Rent is determined, if such actual Basic Rent is higher than the Estimated Basic Rent, Tenant will pay to Landlord within ten (10) days of such determination, the difference between the Estimated Basic Rent and the actual Basic Rent; and if such actual Basic Rent is lower than the Estimated Basic Rent, Landlord shall refund to Tenant within ten (10) days of such determination, the difference between the actual Basic Rent and the Estimated Basic Rent.  Once the final Basic Rent is determined, the parties shall enter into a Rent Determination Certificate that will set forth the agreed to Basic Rent.

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(iv)          On the first (1st) day of the second Lease Year of the Term, and on the same day of each subsequent Lease Year, the Basic Rent for the Leased Property shall increase by fifty cents ($0.50) per RSF above the Basic Rent payable in the immediately preceding Lease Year.

(b)           (i)            Basic Rent for each Renewal Term shall be an amount equal to ninety-five percent (95%) of the annual Fair Market Rental Value for the Leased Property.

(ii)           Basic Rent that accrues and for which Tenant becomes liable for any partial calendar month at the beginning of a Renewal Term shall be payable in advance on the first Basic Rent Payment Date of such Renewal Term.  Thereafter, during any Renewal Term, Tenant shall be liable for, and shall pay, the Basic Rent on each Basic Rent Payment Date (or, if earlier on the date such Renewal Term or the Lease expires or is terminated) during such Renewal Term.

(c)           In addition, Tenant shall pay Operating Expenses and Taxes in accordance with Section 7, and utilities for the Leased Property and all other Additional Rent directly to the Person entitled to payment thereof within the time periods set forth herein, and if no such period is established, then within thirty (30) days of receipt of a reasonably detailed statement as to the amount and nature of such Additional Rent.  If Tenant fails to pay or discharge any Additional Rent in accordance with the terms of this Lease, Landlord may exercise all rights and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent.

(d)           Tenant shall also pay to Landlord on demand, as Additional Rent, interest at the Overdue Rate on all overdue installments of Basic Rent and Additional Rent from the expiration of any applicable grace or cure periods, until paid in full.

(e)           To defray Landlord’s expense in handling and processing a delinquent payment of Basic Rent or Additional Rent and to compensate Landlord for its loss of the use of such delinquent payment of Basic Rent or Additional Rent, Tenant shall pay to Landlord on demand, as Additional Rent, a late payment fee on any amount not paid when due equal to the greater of (i) two percent (2%) of any overdue amount and (ii) five thousand dollars ($5,000); provided however, that with respect to any installment of Basic Rent or Additional Rent which is not paid when due, Landlord shall not impose a late payment fee unless Tenant fails to make such payment within ten (10) days after Landlord’s issuance of Notice of non-payment, subject however, to the limitation that after Landlord has issued two (2) Notices of non-payment of either Basic Rent, Additional Rent or both within a twelve (12) month period, Tenant shall not be entitled to Notice prior to the assessment of the late payment fee for any delinquent payment during such twelve (12) month period.

(f)            Should the Term commence at any time other than the first day or terminate on other than the last day of a calendar month or calendar year the amount of Basic Rent and Additional Rent due from Tenant shall be proportionately adjusted based on that portion of the month or year that this Lease was in effect.

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5.             Improvements.

(a)           Base Project Work.  The Base Project Work shall be performed and completed by Landlord, at Landlord’s sole expense, in accordance with the provisions of the Work Letter.

(b)           Tenant Improvements.

(i)            The Tenant Improvements will be constructed by Landlord for Tenant’s use and the costs of performing such work shall be apportioned between Landlord and Tenant as set forth in the Work Letter.  The Work Letter also sets forth the obligations and responsibilities of Tenant and Landlord for the design and construction of the Tenant Improvements.

(ii)           In no event shall Tenant be obligated to accept delivery of the Leased Property or portions thereof prior to Substantial Completion of the Project (as defined in Section 4(b) of the Work Letter) and in no event shall Tenant be obligated to pay Rent before January 16, 2013.

(c)           Reference is made to the Work Letter for provisions concerning the obligations of Landlord for certain work and improvements for Tenant’s benefit, including without limitation certain outside date or dates for Landlord’s completion of such work and improvements, and the liabilities and obligations of Landlord in the event of Landlord’s failure to achieve completion of such work, and Tenant’s obligations concerning such work, all of which are incorporated herein as though fully set forth herein.

(d)           Landlord agrees to provide Tenant with an allowance up to the sum of Forty-Five Dollars ($45.00) per RSF of the Building (the “Improvement Allowance”), all or a part of which Tenant has the option to use or not use pursuant to Section 3(g)(ii) of the Work Letter, to provide funding for the Tenant Improvements and to reimburse Tenant for certain other costs and expenses incurred or to be incurred by Tenant with respect to this Lease and the design, construction and occupancy of the Leased Property, as more particularly set forth in the Work Letter.  The Improvement Allowance, or so much thereof as shall be drawn by Tenant, shall be included in the Project Cost in determining the Basic Rent hereunder.

(e)           The Tenant Improvements (excluding any Tenant’s Property pertaining to Tenant’s business operations, and any signs and other items containing Tenant’s tradenames or other proprietary marks or names) shall at all times be the property of Landlord automatically and without requiring further action by Landlord or Tenant.

6.             Use. Tenant may use the Leased Property for general office use, laboratory and research use, prototype manufacturing and all uses incidental and ancillary to such use, and for any other lawful use (the “Permitted Use”).  Notwithstanding anything to the contrary provided in this Section 6, Tenant shall not (a) use or occupy the Leased Property, or (b) knowingly permit the use or occupancy of the Leased Property, in a way that would:

(i)            violate any applicable certificate of occupancy for the Leased Property or other Legal Requirement applicable to the Leased Property;

(ii)           make void or voidable any Policy of insurance then in force with respect to the Leased Property, or render it impossible to obtain Casualty or other insurance thereon

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required to be furnished by Tenant under this Lease; provided, however, Landlord acknowledges and agrees that use of the Leased Property for the Permitted Use will not violate this covenant.

(iii)          cause structural or other damage to the Leased Property, or constitute a private or public nuisance or waste;

(iv)          violate the provisions of Section 13 hereof;

(v)           violate any of the use restrictions contained in the Declaration;

(vi)          violate the provisions of the Industrial Waste Discharge Rider attached to this Lease; or

(vii)         discharge wastewater of a volume in excess of 5,600 gallons per day.

7.             Operating Expenses and Taxes.

(a)           Operating Expenses.

(i)            Commencing on or prior to the date that is ninety (90) days before the Commencement Date, and then at least ninety (90) days prior to each subsequent calendar year during the Term, a proposed Operating Budget (the “Operating Budget”) shall be prepared by Landlord (reasonably based on the actual Operating Expenses for the preceding calendar year (except for the first Operating Budget) and Landlord’s reasonable projections of any anticipated increases or decreases thereof) and submitted in draft form (with reasonable detail sufficient to inform Tenant of the nature and amount of proposed expenditures) to Tenant for review. All Operating Expenses shall be determined in accordance with GAAP.  Accompanying such proposed Operating Budget, Landlord shall submit to Tenant a calculation showing Tenant’s monthly Operating Expense payment on the basis of such proposed Operating Budget, which payment shall equal one twelfth (1/12th) of the annual Operating Budget (the “Monthly Operating Expense Estimate”). Tenant shall provide to Landlord any questions, comments or proposed revisions to such proposed Operating Budget within twenty (20) days after receipt thereof, and Landlord and Tenant shall cooperate in good faith to address any questions, comments or proposed revisions presented by Tenant.  The final Operating Budget shall be the Operating Budget submitted by Landlord to Tenant which accompanies Landlord’s response to Tenant’s questions, comments or proposed revisions to the proposed Operating Budget and shall be subject to adjustment as set forth in Sections 7(a)(iii) and 7(a)(iv). Landlord shall submit to Tenant a calculation showing Tenant’s Monthly Operating Expense Estimate on the basis of such final Operating Budget.

(ii)           Beginning on the Commencement Date and on the first (1st) day of the first full month after the Commencement Date and continuing thereafter during the Term on the first day of each month, Tenant will pay Landlord, as Additional Rent, the Monthly Operating Expense Estimate.  The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.  Notwithstanding the foregoing, on the date of execution of this Lease, Tenant shall pay to Landlord on account of Operating Expenses for the first month of the Term, Landlord’s good faith estimate of one twelfth of the expected annual Operating

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Expenses.  Such payment shall be credited against the actual monthly installment for the first full month of the Term when the Monthly Operating Expense Estimate is established.

(iii)          Within ninety (90) days after the close of each calendar year, Landlord shall deliver to Tenant an itemized statement prepared by Landlord’s property management company or chief operating officer, or by a certified public accountant (“Landlord’s Statement”) showing in reasonable detail the (A) actual Operating Expenses for the previous calendar year broken down by component expenses; (B) the amount paid by Tenant during the calendar year towards Operating Expenses; and (C) the amount Tenant owes to Landlord, or the amount of the refund Landlord owes to Tenant on account of any underpayment or overpayment by Tenant.  Any such amount due from Tenant to Landlord shall be paid within thirty (30) days after receipt of the most recent Landlord’s Statement.  Any such refund due from Landlord to Tenant shall be credited against the next due payment of Operating Expenses or, if at the end of the Term, refunded to Tenant.

(iv)          Any Landlord’s Statement or other Notice from Landlord pursuant to this Section 7 shall be deemed approved by Tenant as correct unless Tenant shall notify Landlord in writing within two (2) years following receipt that it disputes the correctness of the Landlord’s Statement or other Notice, specifying in reasonable detail the basis for such assertion.  Within such two (2) year period (or within ninety (90) days after Tenant sends such Notice of dispute to Landlord, whichever is longer), Tenant and its authorized representatives shall have the right, at its sole cost and expense, to inspect and/or audit Landlord’s books and records at Landlord’s place of business or such other place Landlord regularly maintains such books and records (in either case in the Philadelphia metropolitan area) with respect to the items of Operating Expenses, the calculation of Operating Expenses, and Tenant’s Monthly Operating Expense Estimate set forth on a Landlord’s Statement. Landlord shall maintain reasonable books and records with respect to the Operating Expenses.  If Tenant’s audit reveals recurring or systemic errors or overcharges that relate to periods earlier than two (2) years before Tenant’s receipt of Landlord’s Statement, then Tenant shall be permitted to dispute and audit such charges occurring earlier than such two (2) year period.  If, as a result of an inspection of Landlord’s books and records or an audit, it is determined that Landlord has overcharged Tenant, Landlord shall provide Tenant with a credit against Tenant’s next payment(s) of Basic Rent (or, if the Term of the Lease has ended, pay Tenant directly) the amount of such overcharge plus any taxes thereon not otherwise recovered by Tenant at the Overdue Rate from the date such overcharge and taxes, if applicable, were paid by Tenant. Notwithstanding the performance of any dispute or audit, Tenant shall continue to make payments in accordance with the last Operating Budget pending the results of such audit.  If the results of any audit reveal that Landlord overstated Operating Expenses by more than four percent (4.0%), then Landlord shall pay the reasonable cost of such audit; provided, however, if the compensation for the auditor who performed such audit was based on a percentage of savings or commission basis, then Landlord shall not be obligated to pay such cost.

(v)           Landlord’s failure to submit a bill (whether actual or estimated) for Operating Expenses to Tenant within one hundred eighty (180) days after the expiration of the calendar year in which such Operating Expenses were incurred, shall relieve Tenant of its obligation to pay such Operating Expenses, except that the foregoing shall not apply to a good faith, erroneous omission from a Landlord’s Statement of particular items which should have

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been included in Operating Expenses, which are brought to Tenant’s attention as part of a subsequent Landlord’s Statement.

(vi)          Notwithstanding any provision to the contrary in this Lease, Tenant may, from time-to-time during the Term and following not less than six (6) months prior notice to Landlord, elect to assume responsibility (and either perform such services itself or contract with a third party provider) for all property management maintenance and repair obligations otherwise the responsibility of Landlord hereunder and otherwise payable by Tenant as Operating Expenses if Tenant, in its reasonable discretion, determines that Landlord (or Landlord’s property manager) has persistently and repeatedly failed to maintain the Leased Property in a manner consistent with a Class “A” office/laboratory building in the Philadelphia metropolitan area or that the costs charged for such services exceed then-market costs for such services. If Tenant desires to make such election due solely to Tenant’s dissatisfaction with the standard of service provided by Landlord, prior to making such election, Tenant shall provide Landlord with Notice of the specific incidents by which Landlord has failed to provide service appropriate for a Class A office/laboratory building, and Landlord shall provide Tenant with Notice of Landlord’s proposed response to remedy such failures, and Landlord shall have a period of sixty (60) days to implement such responses.  If despite such remedial efforts, Landlord continues to fail to meet the standard of service appropriate for a Class A office/laboratory building, then Tenant shall have the right to assume responsibility for management of the Building, or hire a reputable property management firm with experience in managing Class A office and laboratory buildings to do so.  If Tenant makes such election due solely to Tenant’s dissatisfaction with the costs of Landlord’s services, then if Tenant has obtained an offer from a third-party property manager with the required qualifications described above to deliver such services to Tenant which Tenant is willing to accept (a “New Offer”) before Tenant accepts such New Offer, it shall send a Notice to Landlord of such New Offer and Landlord shall have ten (10) days from its receipt of such New Offer to match the New Offer.  If Landlord matches the New Offer, then Tenant shall rescind its election and Landlord shall continue to manage the Leased Property on the terms of the New Offer.  If Landlord refuses to match or fails to accept the New Offer by Notice to Tenant within such ten (10) day period, Landlord shall be deemed to have rejected the New Offer and Tenant shall be free to accept such New Offer.  If Tenant makes an election to assume responsibility for property management, maintenance and repair obligations, or hires a third party provider to do so, Tenant agrees to indemnify, defend and hold each Landlord Indemnified Party harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Landlord or any Landlord Indemnified Party arising from any negligent act or omission of Tenant or such third party provider in connection with the performance of such property management, maintenance and repair obligations, and to provide Landlord with evidence of insurance which is generally provided by property management companies for the benefit of owners of commercial office and laboratory buildings, which insurance shall name Landlord, and any Lender, as additional insureds, and which insurance shall not be subject to cancellation or modification without thirty (30) days’ prior Notice to Landlord and Lender.  Any property management agreement between Tenant and such third party provider shall be fully subordinated to the Mortgage on terms reasonably acceptable to Lender, Tenant and such third party provider, and terminable without penalty at the election of Lender.

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(b)           Taxes.

(i)            No later than thirty (30) days after its receipt, Landlord shall deliver to Tenant copies of all Tax bills, invoices and notices regarding the Leased Property.  In addition, Landlord shall promptly deliver to Tenant following receipt true and complete copies of all notices received by Landlord concerning any actual or proposed changes in the assessment of the Leased Property, or any portion thereof.

(ii)           Landlord covenants to pay all Taxes before such Taxes are due and in all events by the date required for Landlord to receive the maximum discount available by the relevant Governmental Authority.  Tenant shall not be obligated to pay, and Landlord shall pay, any and all penalties, late fees or other charges assessed on account of any Taxes not being paid in accordance with the preceding sentence. Subject to Tenant’s rights to contest in accordance with Section 9, Tenant shall reimburse Landlord for any Taxes levied or assessed against the Leased Property applicable to the Term within sixty (60) days after Tenant’s receipt of an invoice from Landlord seeking reimbursement, together with a copy of the paid bill for such Taxes issued by the applicable Governmental Authority.  Tenant shall not be obligated for any Taxes applicable to time periods before or after the Term and any Taxes reimbursed by Tenant which are applicable to time periods before or after the Term shall be refunded to Tenant by Landlord within thirty (30) days of the end of the Term.

(iii)          Nothing in this Lease shall require Tenant to pay any franchise, excise, estate, inheritance, succession, transfer (other than as set forth above), net income or profits taxes of Landlord, any taxes imposed by any Governmental Authority on, or measured by, the net income of Landlord, unless any such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Property, or in lieu of any increase in any such tax or assessment upon or with respect to the Leased Property, in which case, to the extent it is a substitute for another tax or assessment upon or with respect to the Leased Property, or in lieu of any increase in any such tax or assessment upon or with respect to the Leased Property, such tax would be payable by Tenant hereunder.

(iv)          Except for Taxes Tenant pays in installments, Landlord and Tenant shall prorate on a day-for-day basis Taxes paid by Tenant as of the Commencement Date and as of the date on which this Lease terminates.

(v)           Tenant shall also pay before any penalties or fines are assessed to the appropriate Governmental Authority any use and occupancy tax in connection with Tenant’s use of the Leased Property.  In the event Landlord is required by law to collect such tax, Tenant shall pay such use and occupancy tax to Landlord or its designee as Additional Rent within thirty (30) days of demand.  With respect to any Taxes which Landlord requires that Tenant pay to Landlord or which are by virtue of Legal Requirements required to be paid to Landlord, Landlord shall remit any amounts so paid to Landlord to the appropriate Governmental Authority and return a receipt for or other evidence of such payment to Tenant no later than the day prior to the delinquency date therefor.  Any payments received by Landlord from a Governmental Authority representing a refund or return of an overpayment of Taxes paid by Tenant, shall be promptly remitted by Landlord to Tenant.

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8.             Compliance with Legal Requirements.

(a)           Tenant shall, at its sole cost and expense, promptly comply with all Legal Requirements affecting the Leased Property, insofar as any thereof relate to or affect Tenant’s specific use or occupancy of the Leased Property (other than general office use and uses ancillary thereto) or relate to any of Tenant’s Alterations.

(b)           If, from and after the Commencement Date, any change in Legal Requirements require any alteration, renovation, improvement or replacement of all or any part of the Leased Property (each a “Code Modification”), Landlord shall make such Code Modification at Landlord’s cost and expense, and Tenant shall pay for such costs as provided in Section 7(a) above to the extent that such costs are considered Operating Expenses under this Lease.

(c)           Notwithstanding any language to the contrary in this Section 8, in no event shall Tenant be required to make any structural changes to the Leased Property, and if any are required as part of a Code Modification or a change in Legal Requirements after the Commencement Date, for any reason, such work shall be performed by Landlord, and Tenant shall only pay for such costs as provided in Section 7(a) above to the extent that such costs are considered Operating Expenses under this Lease.  To the extent that such costs are incurred due to a required Code Modification resulting from Tenant’s laboratory use or other specialty use other than general office use or uses ancillary thereto, such costs shall be reimbursed as part of Operating Expenses at the time incurred.

(d)           Landlord shall, at its sole cost and expense, deliver the Leased Property in compliance with all Legal Requirements, including the Americans with Disabilities Act (“ADA”).

9.             Right to Contest.

After prior Notice to Landlord, Tenant may contest (including through abatement proceedings), at its sole expense, by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence to a final settlement or conclusion, the amount or validity or application of any Taxes, Liens, and/or any Legal Requirement affecting the Leased Property, and postpone payment of or compliance with the same during the pendency of such contest if (a) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against Landlord and the Leased Property, (b) no part or interest of the Leased Property, nor any Basic Rent or Additional Rent or this Lease shall be interfered with or shall be in danger of being sold, forfeited, attached, terminated, cancelled or lost, (c) at no time during the permitted contest shall there be a risk of the imposition of civil or criminal liability or penalty on Landlord for failure to comply therewith, and (d) Tenant shall satisfy any Legal Requirements incident to such contest, including, if required, that the Taxes be paid in full or a Lien be bonded with the applicable court before being contested. Tenant shall promptly pay any judgments or decrees entered against Tenant or the Leased Property, and all fees or expenses incurred by Tenant in connection with such contest.  Promptly after the final determination of such contest, Tenant shall fully pay and discharge any amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, whether technically assessed against Tenant or

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Landlord, together with any penalties, costs, fines, interest, fees and expenses thereof or in connection therewith, and Tenant shall perform all acts the performance of which shall be ordered or decreed because of the final determination of such contest, which obligations shall survive the end of the Term.

10.          Liens.  Subject to Tenant’s rights to contest in accordance with Section 9, during the Term, Tenant will, at its sole expense, promptly remove and discharge of record, by bond or otherwise, any Liens in or upon the Leased Property relating to contractual obligations of Tenant or other acts or omissions of Tenant, its agents and contractors, and their subcontractors, sub-subcontractors and any other person who, under applicable law, has standing to file a mechanic’s lien no later than thirty (30) days after Tenant receives Notice of the filing of any such Lien.  If Tenant fails to discharge any such Lien as required by the prior sentence, then Landlord may discharge such Lien by payment or bond or both, and Tenant will repay to Landlord, upon demand, all amounts incurred by Landlord therefor, and also any fees and expenses incurred by Landlord in connection therewith, together with interest on all such amounts calculated at the Overdue Rate from the date such are incurred by Landlord until such are paid by Tenant.  Tenant’s obligations in this Section 10 shall survive the end of the Term.

11.          Subordination.

(a)           This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first Mortgage, hereafter created on or against the Leased Property, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, provided that the Lender has executed, acknowledged and delivered to Tenant a commercially reasonable Subordination, Attornment and Non-Disturbance Agreement (“SNDA”), substantially in the form of that attached as Exhibit J to this Lease, or as otherwise acceptable to Lender and Tenant, which provides that: (i) Tenant’s possession of the Leased Property and other rights hereunder shall not be disturbed in any proceeding to foreclose the mortgage or in any other action instituted in connection with such mortgage, (ii) Tenant shall not be named as a defendant in any foreclosure action or proceeding which may be instituted by the holder of such mortgage, and (iii) if the Lender or any other person acquires title to the Leased Property through foreclosure or otherwise, this Lease shall continue in full force and effect as a direct lease between Tenant and the new owner, and the new owner shall assume and perform all of the terms, covenants and conditions of this Lease.  Tenant agrees upon demand to execute, acknowledge and deliver any such SNDA, provided that no such instrument shall alter Tenant’s rights and obligations under this Lease.  Notwithstanding the foregoing, any such Lender may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by Notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Lender.

(b)           Notwithstanding the foregoing, if any Lender requires this Lease to be subordinate to its Mortgage and, at such time, Substantial Completion of the Base Project Work and the Tenant Improvements (with any punchlist fully performed) has not occurred and the Improvement Allowance has not been fully funded by Landlord or any other funding or payment

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obligations of Landlord under this Lease have not been fully performed (each of the foregoing an “Unperformed Landlord Obligation”), then Landlord shall obtain an SNDA that satisfies Tenant’s SNDA Requirements.  If such Lender requires an SNDA that does not satisfy Tenant’s SNDA Requirements, Tenant may refuse to enter into such SNDA and in such event this Lease shall not be subordinate to such Lender’s Mortgage.

(c)           Tenant shall attorn, from time to time, to the Lender under each Mortgage and/or the Lender of such subsequent Mortgage, or any purchaser or transferee of the Leased Property (including, a transferee in foreclosure or pursuant to a deed in lieu of foreclosure), or any Person that succeeds to all or any part of Landlord’s interest in the Leased Property, for the remainder of the Term, if such holder or such purchaser or transferee, shall then be entitled to possession of the Leased Property subject to compliance with the provisions of this Lease and the applicable SNDA.  The provisions of this Subsection shall inure to the benefit of such Lender or such purchaser or transferee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Term on the same terms set forth herein), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Each such party, however, upon demand of the other, shall execute, from time to time, instruments to confirm the foregoing provisions hereof, reasonably satisfactory to the requesting party, to acknowledge the subordination, non-disturbance and attornment as are provided herein and to set forth the terms and conditions of its tenancy.

12.          Indemnification.

(a)           Except to the extent that such loss, costs or damages were caused by negligence or willful misconduct of Landlord, its employees, agents or contractors, Tenant hereby agrees to indemnify, defend and hold each Landlord Indemnified Party harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Landlord or any Landlord Indemnified Party, if, and then only to the extent same is the result of (i) any claim by a third party, its agents, employees or contractors arising from Tenant’s use or occupancy of the Leased Property; (ii) an Event of Default by Tenant under this Lease or any failure by Tenant to perform any of the terms or conditions of this Lease to be performed by it; (iii) any material breach of any representations and warranties made by Tenant hereunder; or (iv) any losses caused by the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents or contractors.  Tenant shall have the right to designate counsel acceptable to Landlord, such approval not to be unreasonably withheld, conditioned or delayed, to assume the defense of any such third party claim on behalf of itself and Landlord.  Landlord shall not have the right to settle any claim without the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.  This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

(b)           Except to the extent that such loss, costs or damages were caused by negligence or willful misconduct of Tenant, its employees, agents or contractors, Landlord hereby agrees to indemnify, defend and hold Tenant and each Tenant Indemnified Party harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Tenant or any Tenant Indemnified party, if, and then only to the extent same is the result of (i) any claim by a third party, its agents, employees or contractors arising from the Common Facilities (excluding

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the Leased Property); (ii) an Event of Default by Landlord under this Lease or any failure by Landlord to perform any of the terms or conditions of this Lease to be performed by it; (iii) any material breach of any representations and warranties made by Landlord hereunder; (iv) any repair, maintenance or replacement of or to the Leased Property performed by or at the direction of Landlord for which Landlord assumes responsibility by the terms of this Lease; or (v) any losses caused by the negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or contractors.  Landlord shall have the right to designate counsel acceptable to Tenant, such approval not to be unreasonably withheld, conditioned or delayed, to assume the defense of any such third party claim on behalf of itself and Landlord.  Tenant shall not have the right to settle any claim without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

(c)           Any amounts payable to an Indemnified Party because of the application of this Section 12 shall be payable on demand and shall bear interest at the Overdue Rate from ten (10) days following the date such Indemnified Party demands payment until paid in full; provided, however, if it is finally judicially determined that the Indemnified Liabilities resulted from the gross negligence or willful misconduct of any Indemnified Party, any amounts already paid pursuant to this Section 12 to that class of Indemnified Parties shall be refunded to the Party that made such payment(s).  Each of Landlord’s and Tenant’s representations, warranties and agreements, and the rights and remedies of each Indemnified Party under this Section 12, are in addition to and not in limitation of any other representations, warranties, agreements, rights and remedies provided in this Lease or otherwise at law or in equity, and shall survive the end of the Term.

(d)           Notwithstanding any provision in this Lease to the contrary, each party waives against the other any right to recover consequential damages and punitive damages.

13.          Environmental Matters.

(a)           Tenant (i) will not conduct any activity on the Leased Property that will use or produce any Hazardous Substances, except for such activities that are both (A) part of the ordinary course of Tenant’s business activities and (B) conducted in accordance with all Environmental Laws; and (ii) will not use the Leased Property in any manner for the storage of any Hazardous Substances except for storage of such materials that are both (A) used in the ordinary course of Tenant’s business and (B) properly stored in a manner and location satisfying all Environmental Laws.  If any Hazardous Substances are introduced on the Leased Property in violation of the above provisions of this Section, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Term the Leased Property is found to be so contaminated or subject to such conditions as a result of Tenant’s failure to comply with the foregoing provisions, then, to such extent, Tenant shall indemnify, hold harmless and defend Landlord and the Landlord Indemnified Parties from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature as a result thereof.  Except for Hazardous Substances that were released, existed in, on or near the Leased Property as of the Commencement Date, or that were introduced or released at, on or near the Leased Property by Landlord or Landlord’s agents, employees or contractors, Tenant shall remove all

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Hazardous Substances from the Leased Property that are required to be removed under applicable Environmental Laws in accordance with such laws.  Not more than once during any twelve (12) month period (unless Landlord has reasonable cause to do so more frequently), Landlord may, upon reasonable advance Notice to Tenant, enter the Leased Property and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable due diligence to minimize the interference with Tenant’s business.  Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal that Tenant has not complied with the requirements of this Section, in which case Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days after Landlord’s request therefor together with reasonable and customary back-up documentation.

(b)           Tenant agrees to notify Landlord promptly upon Tenant’s Actual Knowledge thereof of any disposal of Hazardous Substances at the Leased Property, of any discovery of Hazardous Substances at the Leased Property, or of any notice by a governmental authority or private party alleging or suggesting that a disposal of Hazardous Substances by Tenant, its employees, agents or contractors on or near the Leased Property may have occurred.  Furthermore, Tenant shall provide Landlord with full and complete access to any documents or information in its possession or control relevant to the question of the generation, treatment, storage, or disposal of Hazardous Substances by Tenant, its employees, agents or contractors on or near the Leased Property.

(c)           Prior to the execution of this Lease, Landlord has furnished to Tenant copies of the environmental assessment reports and related documents identified as Exhibit K.  Landlord represents and warrants to Tenant that, except as may be disclosed in the environmental assessment reports and related documents identified in Exhibit K, Landlord has not received any Notice, demand, claim, citation, complaint, request for information or similar communication with respect to, and does not otherwise have Actual Knowledge of, the existence of Hazardous Substances at the Leased Property or elsewhere in the Park in violation of Environmental Laws.  Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible, and Landlord hereby indemnifies, holds harmless and agrees to defend Tenant and the Tenant Indemnified Parties from and against any and all liabilities, claims, costs and expenses, including reasonable attorneys’ fees, arising from any release or threat of release or the presence or existence of Hazardous Substances at the Leased Property if caused by Landlord or persons acting under Landlord, if existing elsewhere in the Park, or if existing at the Leased Property or elsewhere in the Park on or prior to the Commencement Date.  Without limiting the foregoing, in the event any Hazardous Substances are discovered at the Leased Property during the excavation or construction process, Landlord shall, at Landlord’s sole cost and expense, promptly take all such necessary action to ensure that the Leased Property complies with all applicable Environmental Laws.  Notwithstanding anything to the contrary in this Lease, Landlord shall not place an activity or use limitation on the Leased Property or any part thereof that would impair, other than in a de minimus manner, Tenant’s right to use the Leased Property for the Permitted Use.

(d)           Should any release of any Hazardous Substances occur at the Leased Property or elsewhere in the Park which is not the responsibility of Tenant as set forth herein, upon receipt of Actual Knowledge thereof Landlord shall promptly contain such release, and if required by Environmental Laws, regulations and ordinances, remove and dispose of, off the Leased

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Property or the Park, or otherwise remediate (in accordance with Environmental Laws), such Hazardous Substances and any material that was contaminated by the release, and remedy and mitigate threats to human health or the environment relating to such release in compliance with all applicable Environmental Laws and remediate all other conditions of the Leased Property and the Park that have resulted therefrom and that interfere, other than in a de minimus manner, with Tenant’s ability to use and occupy the Leased Property for the conduct of Tenant’s business operations in the usual course, or that would under applicable Legal Requirements, preclude or materially impede Tenant’s right to use and occupy the Leased Property.  If a third party is responsible to Landlord for any remediation, damage or claims for which Landlord is responsible hereunder, Landlord may cause such party to perform Landlord’s obligations hereunder in accordance with the foregoing provisions.

14.          Landlord’s Maintenance, Repairs and Services.

(a)           Maintenance and Repair.

(i)            Landlord (A) shall replace, as necessary, at its sole cost and expense (and without inclusion in Operating Expenses; provided, however, costs for replacements of parts of structural elements may be included in Operating Expenses if such cost is properly treated as an expense under GAAP), the structure of the Building, the structural elements of the roof, the roof membrane, floor slabs, footings and foundations, exterior curtain and structural walls, and supporting systems, and the Building Systems, but only to the extent same are included in the Base Project Work or are installed, modified or supplemented by Landlord (including, without limitation, the Building chiller equipment), (B) shall (and without inclusion in Operating Expenses, except to the extent that the cost thereof is properly treated as an expense in accordance with GAAP), maintain and/or repair, as necessary, the structure of the Building, the structural elements of the roof, the roof membrane, floor slabs, footings and foundations, exterior curtain and structural walls, and supporting systems, and the Building Systems, but only to the extent same are included in the Base Project Work or are installed, modified or supplemented by Landlord (including, without limitation, the Building chiller equipment), and (C) shall make all other Capital Repairs, which Capital Repairs shall be at Landlord’s sole cost and expense.  In addition, as part of the Operating Expenses (but only to the extent permitted under Section 7 above and not excluded from the definition of Operating Expenses contained in Appendix 1) and to the extent not included in clauses (A), (B) or (C) above, Landlord shall maintain, repair and/or replace, as necessary, all of the non-structural elements of the Leased Property (including the windows, glass or plate glass, and doors), the Building Systems that were included in the TI Work and all other components of the Leased Property in a condition consistent with the standards of maintenance and operation found in other Class “A” office/laboratory buildings located in the Philadelphia metropolitan area, reasonable wear and tear and non-casualty damages caused by Tenant, its agents and contractors excluded.  With respect to any repair, replacement and maintenance work performed by Landlord as provided in this Section, Landlord shall use commercially reasonable efforts not to interfere, other than in a de minimus manner, with Tenant’s use of the Leased Property.  In addition to the above obligations, Landlord shall be responsible, at its sole expense (and not included in Operating Expenses), (x) for performing all work required under Landlord’s warranty of the Base Project Work and Tenant Improvements as set forth in the Work Letter, if and to the extent work required under Landlord’s warranty is discovered and brought to Landlord’s attention within the longer period of:  (1) one (1) year

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following the Commencement Date, or (2) such longer warranty period that may be available for any such Work or for any equipment incorporated into the Base Project Work and Tenant Improvements pursuant to the specifications for the same, and (y) for correcting latent defects in the Base Project Work and the TI Work throughout the Lease Term, which defects in such work (A) were not built in substantial conformity with the relevant approved plans and specifications for such work, (B) were not built in accordance with Legal Requirements, or (C) were not built in a good and workmanlike manner in accordance with the standards set forth in the Work Letter.

(ii)           If Landlord desires to do any work (for preventive maintenance or repairs or otherwise) that would require an interruption of power or any other utility to the Leased Property or any interference, other than in a de minimus manner, with Tenant’s operations or access to the Leased Property, the following requirements shall apply: (A) Landlord shall give Tenant not less than ten (10) days advance Notice of such planned work (except in the event of an emergency in which case Landlord shall give such Notice as is practicable under the circumstances), (B) such work may only occur during times reasonably approved by Tenant (and the Parties agree it shall be reasonable for Tenant to require that such work occur outside of normal business hours), and (C) in the case of a power interruption, if requested by Tenant (to the extent Tenant cannot supply its own back-up power) Landlord shall exercise its best efforts in good faith to provide a source of back-up power for the Leased Property to allow Tenant to continue its normal business operations during such interruption.  Landlord acknowledges that Tenant performs ongoing testing, experiments and research at the Leased Property which may be jeopardized by any power interruption.  As a result, no interruptions within the reasonable control of Landlord shall be permitted unless Landlord provides Tenant assurances that such interruptions will not impact Tenant’s ongoing testing, experiments and research.  The cost of supplying such back-up power shall be included in Operating Expenses if and to the extent that the work necessitating the use of such back-up power is being done by Landlord as part of the performance of its repair and maintenance obligations under this Lease, but such cost shall not exceed the utility cost that Tenant would otherwise have paid had such interruption not occurred.

(b)           Property Management.  Subject to Tenant’s right to assume management of the Leased Property pursuant to Section 7(a)(vi) above, Landlord shall manage or shall hire a third-party property management company reasonably acceptable to Tenant (the “Property Manager”), to manage the Leased Property consistent with the standards of maintenance and operation found in other Class “A” office/laboratory buildings located in the Philadelphia metropolitan area for an annual property management fee of not more than four percent (4%) of the sum of Basic Rent, plus those Operating Expenses managed by Landlord or the Property Manager and not including Taxes, electricity, natural gas, water, sewer and other utilities consumed by Tenant at the Leased Property, and any other costs paid directly by Tenant) which fee shall be added to and be paid as part of Operating Expenses.  The cost of building management personnel at or below the level of property manager who are reasonably necessary for the management, operation and maintenance of the Leased Property as agreed to by Tenant, will be charged to Tenant in addition to this fee (such additional personnel costs are to be included with the other Operating Expenses based on the amount of time such personnel devote to the Leased Property as opposed to the time devoted to other properties managed by the Property Manager).  Notwithstanding any language to the contrary in this Lease, during the Term Tenant shall have the right to (a) review Property Manager’s annual budget for Operating Expenses, (b) approve Property Manager’s selection of the management and building

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engineering personnel with responsibility for the Leased Property, which approval shall not be unreasonably withheld, conditioned, or delayed, and (c) replace the Property Manager in accordance with Section 7(a)(vi) above.  Such budget shall be a good faith projection only, and shall not constitute a guarantee or cap applicable to actual Operating Expenses.

(c)           Utilities.  Landlord shall furnish the Leased Property with electricity, natural gas, ventilation, heating and air conditioning, sewer (subject to limitations on discharge as provided in the Industrial Waste Discharge Rider attached to and made part of this Lease as Exhibit Q) and hot and cold potable water in accordance with the Base Project Specifications for the normal use and occupancy of the Leased Property for the Permitted Use (including Tenant’s Laboratory Space (as defined in Section 3(c)(v) of the Work Letter)) twenty-four (24) hours per day, seven (7) days a week.  Landlord shall furnish the Leased Property with electricity in accordance with the approved Base Project Construction Documents (as defined in Section 2(a) of the Work Letter) and TI Work Plans (as defined in Section 3(c)(i) of the Work Letter).  Tenant shall identify and Landlord shall approve during the design process outlined in the Work Letter any additional or upgraded service Tenant may require for Tenant’s communications and networking systems, specialized equipment, Laboratory Space and other needs of Tenant.  Tenant agrees to pay monthly (or at such other billing period required by the applicable utility provider) directly to the utility provider all charges for heat and air conditioning and electricity, natural gas, sewer, water and other utilities used by Tenant at the Leased Property. Bills for water and sewer service shall either be issued directly to Tenant for payment, in which event Tenant shall forward a copy of each bill to Landlord promptly following receipt, or to Landlord, in which event Landlord shall promptly forward each bill to Tenant following receipt for payment by Tenant.  A separate meter shall be installed with respect to the Leased Property (and the heating and air-conditioning equipment servicing the Leased Property shall be attached to such meter) as part of the Base Project Specifications and Tenant shall pay for the consumption of such electricity and natural gas based upon its metered usage.  In addition, Tenant shall pay all utility charges billed to Landlord and allocated to the Land and/or Building under the Declaration at Landlord’s actual cost, subject to all applicable discounts, and with no service fee, markup or other sum payable to Landlord on account of such charges in excess of the amounts billed to Landlord by the applicable utility provider or ECCA, plus amounts properly charged by ECCA as part of its management fee pursuant to the terms of the Declaration.  Landlord shall use commercially reasonable efforts to have ECCA select utility providers providing services at competitive market rates.  Tenant shall pay all bills for utility usage within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, Landlord shall have the right to retain any savings actually realized from any solar electric or other alternative energy system serving the Leased Property installed solely at Landlord’s cost (and without reimbursement from or cost to Tenant) for electricity generated by such system; provided that the electric charges to Tenant for its electricity at the Leased Property do not exceed what the utility company would otherwise have charged Tenant directly for such electricity.

(d)           HVAC Standards.  Upon commissioning of the Building’s HVAC system, Landlord shall certify that the Building’s HVAC systems will perform in accordance with the approved Base Project Construction Documents and the approved TI Work Plans and at the ASHRAE 189.1 standards for “green” commercial buildings, and allow Tenant’s technical services team and consultants to evaluate and confirm the same.  The Building’s HVAC system shall be designed, constructed and commissioned in accordance with the approved Base Project

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Construction Documents and the approved TI Work Plans and in a manner consistent with best industry practices to optimize energy efficiency and meet the reliability and redundancy requirements of Tenant.  The Building’s HVAC system shall be designed to include consideration of special metering and other installed systems to meet current requirements for certification under existing LEED standards for Operations and Maintenance.  All enhanced commissioning reports are to be reviewed and approved by Tenant.

(e)           Cleaning Specifications. Landlord shall clean the Leased Property five (5) days per week pursuant to the Cleaning Specifications set forth in the attached Exhibit F.  Landlord shall cause all such cleaning personnel (and others engaged by Landlord or the Property Manager to perform Landlord’s duties with regard to the operation, maintenance and repair of the Leased Property) to adhere to Tenant’s corporate security and insurance requirements, as promulgated from time-to-time. Tenant reserves the right to approve Landlord’s selection of the cleaning personnel and the cost of such janitorial services.  The cost of these janitorial services shall be included in the Operating Expenses. If at any time Tenant alleges in a Notice to Landlord (a “Janitorial Deficiency Notice”) that the janitorial services to the Leased Property have persistently failed to conform to the requirements of Exhibit F hereto in a manner consistent with a Class “A” office building in the Philadelphia metropolitan area, Landlord and Tenant shall cause their executive representatives to meet promptly to identify the alleged deficiencies, and to establish and implement actions and procedures to redress those deficiencies in a manner reasonably acceptable to Tenant. If Landlord and Tenant are unable to agree, within fifteen (15) days following receipt by Landlord of the Janitorial Deficiency Notice, upon actions and procedures to redress the alleged deficiencies to the reasonable satisfaction of Tenant, Tenant may engage directly a replacement janitorial service contractor for the performance of janitorial services to the Leased Property and the Operating Expenses shall be equitably reduced and adjusted to take this into account.  If Tenant takes such action, before hiring any such replacement janitorial service, tenant shall give Landlord the right to match the level of service and pricing of such replacement janitorial service.

(f)            Interruption of Services.  In the event that any utilities serving the Leased Property, sewer, road infrastructure, or other third party service necessary to operate Tenant’s Business at the Leased Property is interrupted, which interruption is due to the negligent or willful acts or omissions of Landlord, Property Manager or any of their respective agents, contractors, or employees, and Landlord fails to restore any such utility, sewer, road infrastructure or other third party service and such failure continues for more than two (2) days after Landlord’s receipt of oral or Notice from Tenant, then (i) Rent shall abate under this Lease until such service interruption is fully restored, and (ii) Tenant shall be entitled to perform the work itself and submit an invoice to Landlord for the actual cost of the necessary work performed and Landlord shall pay Tenant for such services within thirty (30) days following receipt of Tenant’s invoice, together with interest at the Overdue Rate from the date such costs were incurred by Tenant.

(g)           Access.  Tenant shall have access to the Building and the Leased Property, and Landlord shall provide utilities and services to the Leased Property as set forth in the Lease, on a twenty-four (24) hours per day, seven (7) days per week basis, as Tenant may request.

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(h)           Common Facilities.  Landlord shall maintain and repair, or cause ECCA to maintain and repair, the Common Facilities in a manner consistent with first class business parks located in the Philadelphia metropolitan area. Tenant shall pay its pro rata share (which shall be determined in accordance with the Declaration) of the electricity and other utility charges and other assessments allocated to the Building and Land and properly charged to Landlord pursuant to the Declaration (“Common Area Charges”).  All such prorated Common Area Charges assessed by the ECCA shall be included in Operating Expenses; provided, however, that all such charges shall be subject to the exclusions to Operating Expenses as set forth in the definition of Operating Expenses set forth in Appendix I.  Landlord represents and warrants that ECCA assesses a management fee of four percent (4%) of all Common Area Charges for the Park to all tenants and owners in the Park, and based on such representation, Tenant agrees that it shall pay its pro rata share of such management fee as part of Operating Expenses, subject to the limitations set forth above.  All charges for common electric and utility services assessed by Landlord or ECCA for the Common Facilities shall be charged at Landlord’s or ECCA’s actual cost, with all applicable discounts applied, with no mark-up billing fee, service fee or other amounts as provided herein.

15.          Tenant’s Maintenance and Repairs; No Waste.

(a)           Tenant will, at its sole cost, at all times maintain in good condition and repair any specialized equipment installed by Tenant at the Leased Property and any special equipment used by Tenant in the Laboratory Space.  In addition, Tenant shall keep the Leased Property orderly and free of rubbish, and shall not commit any waste of the Leased Property, or remove, demolish or alter the Improvements, except for Alterations performed in accordance with Section 16 below.

16.          Alterations.

(a)           In addition to any Restoration, Tenant may, at its sole expense and without Landlord’s consent, perform Alterations to the Improvements which do not constitute a Material Alteration; provided, however, in no event may Tenant make Alterations that (i) are inconsistent with Tenant’s permitted use of the Leased Property, (ii) materially and adversely affect the structural elements of the Improvements or the Building Systems, (iii) materially and adversely affect the useful life of the Improvements, (iv) materially change the exterior appearance of the Building, or (v) materially diminish the quality of finishes in the main ground floor lobby area, elevator lobby areas, stairways, visitor/guest bathrooms or elevator cabs.  Tenant shall not perform any Material Alteration without Landlord’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned.

(b)           Before making any Alterations, Tenant shall obtain, at its sole cost, all necessary Permits required to perform the proposed Alterations and at least five (5) Business Days before commencing work shall deliver copies of all such Permits to Landlord, together with plans and specifications for such work (except that no such plans and specifications shall be required to be delivered to Landlord for any minor or cosmetic Alterations, including changing any interior wall and floor coverings if plans are not required for permitting for such Alterations).  Tenant shall diligently construct and complete all Alterations (i) in a good and workmanlike manner using a quality of material and workmanship at least as good as the original work or installation

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of the Improvements or Building Systems, as the case may be, (ii) in the case of a Material Alteration, substantially in accordance with the plans and specifications approved by Landlord, and in the case of any other Alteration (except any minor or cosmetic Alterations, including changing any interior wall and floor coverings if plans are not required for permitting for such Alterations), substantially in accordance with the plans and specifications delivered to Landlord, (iii) free of Liens, and (iv) within a commercially reasonable period, accounting for the scope and nature of the Alteration.  Upon substantial completion of any Alterations, Tenant shall provide Landlord with evidence of Tenant’s compliance with the requirements of this Section 16(b).  Once substantially completed, an Alteration shall become part of the Improvements for all purposes under this Lease.

(c)           Any and all Alterations (whether temporary or permanent in character) which are constructed, installed or otherwise made by or on behalf of Tenant at Tenant’s cost shall be the property of Tenant, except those Alterations inextricably integrated with the Building or the Building Systems, which shall be the property of Tenant until the expiration or sooner termination of this Lease and shall thereupon become the property of Landlord.  At the end of the Term, Tenant may elect to leave at the Leased Property the Tenant Improvements (and replacements of the Tenant Improvements) and any subsequent Alterations thereto that consist of customary office and/or laboratory Alterations (including, without limitation, fixed office partitions, carpeting, ceiling grids, lighting and cabling installed by Tenant) and office/laboratory-related Alterations that would not reasonably require an extraordinary cost (or damage to the Leased Property) to remove.  Any other Alterations shall be removed at Tenant’s expense and the Leased Property restored to the condition as existed prior to such installation, unless with respect to any such Alteration, Tenant requests Landlord’s consent to such Alterations remaining in place either at the time Tenant requests Landlord’s consent to the installation of such Alteration, or at the time Landlord is advised by Tenant of its intention to install an Alteration and delivers the applicable plans and specifications to Landlord, as applicable, and Landlord consents in writing to such Alterations remaining in place.  At Lease expiration or termination, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment, other than system wiring and cabling) shall, at Landlord’s option, be removed by Tenant, at Tenant’s sole cost and expense, and such removal shall be accomplished in a good and workmanlike manner so as not to damage the Building, and any damage shall be repaired at Tenant’s cost and expense. If Tenant fails to remove any items required to be removed pursuant to this Section 16(c), such items shall be deemed to have been abandoned by Tenant, Landlord may do so and the reasonable costs and expenses thereof shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord within fifteen (15) days of Tenant’s receipt of an invoice therefor from Landlord.

(d)           The Trade Fixtures are and shall remain Tenant’s Property.  Tenant may, at its own cost, at any time before the termination of this Lease, install or place or reinstall or replace upon or remove from the Leased Property any such Trade Fixtures, so long as Tenant repairs any damage to the Leased Property caused by such installation, placement, reinstallation, replacement or removal.  No Trade Fixtures shall become Landlord’s property, except to the extent they are not removed by Tenant and deemed abandoned and Landlord elects to retain them, and except to the extent Landlord acquires an interest in such Trade Fixtures by legal process in connection with a judgment obtained against Tenant following an Event of Default.

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(e)           All Alterations shall be performed by Landlord’s Contractor, or another qualified contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.  In the event Tenant elects to engage a contractor other than Landlord’s Contractor for any Alterations, Tenant shall provide to Landlord a copy of such other contractor’s bid or proposal, and if such Alterations consist of customary office and office-related Alterations only (and not any specialized work in Tenant’s reasonable opinion) and if within seven (7) days of Landlord’s receipt of such bid or proposal Landlord’s Contractor submits a bid or proposal that meets all of the terms of such other contractor’s bid, Tenant shall accept such Landlord’s Contractor’s bid which meets all of such other contractor’s terms.  In the event Tenant does not utilize Landlord’s Contractor for installation of any Alterations, Tenant shall pay to Landlord only the reasonable third-party review costs incurred by a third-party on Landlord’s behalf to review the plans and specifications and inspect the Alterations to confirm that they are installed in accordance with Tenant’s obligations under this Lease with respect to Alterations.

17.          Insurance; Waiver of Subrogation.

(a)           Tenant’s Insurance.

(i)            Tenant agrees that, during the entire Term, at its sole cost and expense, Tenant shall obtain, maintain and keep in full force and effect the following insurance:

(A)          “Special Form” (with commercially reasonable deductibles) business personal property insurance in such form as is in general use in the Commonwealth of Pennsylvania upon Tenant’s Property located at the Leased Property for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, fittings, installations and any other personal property (but excluding the Base Project Work and the Tenant Improvements and excluding standard exclusions from coverage) in an amount equal to the full replacement cost thereof.

(B)          Commercial General Liability Insurance coverage to include personal injury, bodily injury, property damage, and contractual liability naming Landlord and Lender as additional insureds, in limits of not less than Five Million Dollars ($5,000,000.00).

(C)          Business income and extra expense insurance in such amounts as will reimburse Tenant for loss of earnings attributable to all perils commonly insured against under “Cause of Loss-Special Perils Form” coverage.

(D)          Workers’ Compensation insurance in form and amount as required by law.

(ii)           All property insurance policies shall be taken out with insurers rated A-/VIII (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a national reputation) who are licensed to do business in the state in which the Leased Property is located and shall be in form satisfactory from time to time to Landlord.  A policy or certificate evidencing such insurance shall be delivered to Landlord not less than fifteen (15) days prior to the Commencement Date hereof.  Such insurance policy or certificate will provide an undertaking by

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the insurers to endeavor to notify Landlord and the Lender (identified by Landlord to Tenant in writing) in writing not less than thirty (30) days prior to any cancellation or other termination thereof.

(iii)          If any insurance policy carried by either party as required by this Section 17 shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Leased Property or any part thereof by Tenant or any assignee or subtenant of Tenant or anyone permitted by Tenant to be upon the Leased Property, and if Tenant fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage at least five (5) Business Days prior to such cancellation or reduction becoming effective, Landlord shall have the right to obtain, at Tenant’s reasonable cost (which shall constitute Additional Rent), a substitute policy of insurance for the coverages that Tenant has failed to maintain and which are required of Tenant under this Lease.

(b)           Landlord’s Insurance.  Landlord agrees that, during the entire Term, at its sole cost and expense (subject to Tenant’s obligations under Section 7 of this Lease), Landlord shall obtain, maintain and keep in full force and effect the following insurance:

(i)            During the period of any construction of the Improvements (including any Restoration and other construction work subsequent to the initial construction thereof), Landlord shall purchase and maintain (or shall cause its general contractor to purchase and maintain) Builders Risk “All Risk” or equivalent policy form in the amount of the initial contract sum for the Base Project Work and the Tenant Improvements, plus value of subsequent contract modifications and cost of materials supplied or installed by others, comprising the total value of the entire Leased Property that is the subject of such construction work, on a replacement cost basis without optional deductibles, and on a non-reporting basis.  Such property insurance shall also cover portions of the work stored off the site and portions of the work in transit.  Such insurance shall, unless otherwise agreed in writing by all Persons that are beneficiaries of such insurance, (A) be maintained until the construction project is complete, (B) include at least the interests of the Landlord, Tenant, Landlord’s contractor, subcontractors and sub-subcontractors, and (C) include Loss of Use insurance due to a covered loss, including as separate coverages Loss of Rental Income, Delay in Startup, and Soft Costs (with a minimum sublimit (as to Soft Costs) of $10,000,000), and also including Leasehold Interest Coverage in favor of Tenant subject to a maximum limit of $10,000,000.  The period of indemnity for this Loss of Use should be at a minimum the length of the original construction period of the Base Project Work and the Tenant Improvements or (after completion thereof) other applicable construction project. Such policy shall permit partial occupancy as construction progresses.  Such policy also shall grant permission for the insured to waive rights of subrogation prior to loss.

(ii)           At all other periods during the Term, Landlord shall be required to provide “Special Form” or equivalent property insurance covering all Improvements in the amount of the full replacement cost thereof, including all fixtures, equipment, machinery and apparatus which constitute a permanent part of the Improvements.  Such policy shall also include coverage for debris removal and the enforcement of any legal requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Leased Property as the result of a covered loss.  Such policy shall include, or be endorsed to include, loss of rental income

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coverage in an amount equal to 100% of the Basic Rent for not more than a twelve (12) month period.  Such policy also shall include but not be limited to the following coverage extensions: Service Interruption, Ingress/Egress, Interruption by Civil/Military Authority each of these extensions with (A) a maximum temporal sublimit of not less than thirty (30) days per occurrence, and a maximum monetary sublimit of at least $10,000,000 per occurrence, and (B) a waiting (deductible) period not to exceed seventy-two (72) hours.  Such policy shall permit partial occupancy as construction progresses. Such policy shall grant permission for the insured to waive rights of subrogation prior to loss. This coverage shall be subject to deductible limits not less than $5,000 per occurrence and not greater than $25,000 per occurrence.  Any costs incurred by Landlord for repairs or restoration as a result of a Casualty which are not reimbursed because of insurance deductibles shall be included in Operating Expenses to the extent such costs would not otherwise be excluded as capital expenditures.

(iii)          Combination of Commercial General Liability insurance and Excess (or Umbrella) Liability insurance (to be in the following form over underlying insurance) on an occurrence basis with a combined single limit for bodily injury/property damage of $10,000,000 in the aggregate. Contractual liability coverages shall be included in the Commercial General Liability policy to insure liability under any contract whereby Landlord will hold harmless the Tenant parties pursuant to Landlord’s indemnities under Section 12. Such policy shall have no deletion of the Separation of Insured’s Clause or any exclusion for Cross Liability. Such policy shall contain (A) an endorsement including the Tenant Indemnified Parties identified in Section 12, below as “additional insureds”; (B) a waiver of subrogation endorsement in favor of such Tenant Indemnified Parties; (C) a deletion of contractual liability exclusions for Personal Injury and Advertising Injury liability; and (D) no modification which would make Landlord’s policy excess over or contributory with Tenant’s liability insurance.

(iv)          Worker’s Compensation.  If and to the extent Landlord has any employees for whom it is required by law to carry worker’s compensation insurance:

Coverage	Minimum Amounts & Limits

Worker’s Compensation	Statutory Limits (if state has no statutory limit, $1,000,000)

Employer’s Liability	$1,000,000 each accident for bodily injury by accident; $1,000,000 Constant Dollars each employee for bodily injury by disease; $1,000,000 Constant Dollars policy limit for bodily injury by disease

The policy will include a waiver of subrogation endorsement in favor of the Tenant Indemnified Parties pursuant to Landlord’s indemnities under Section 12.  No “alternative” forms of coverage will be permitted for workers’ compensation insurance.

(v)           Other Insurance.  Landlord may, but shall not be obligated to, take out and carry any other forms of insurance, not less protective than those set forth in this Section 17(b), as it or Lender may reasonably require.  All insurance carried by Landlord on the Improvements

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under this Section17(b) shall be included as an Operating Expense pursuant to Section 7 of this Lease.

(vi)          All property insurance policies shall be taken out with insurers rated A-/VIII (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a national reputation) who are licensed to do business in the state in which the Leased Property is located and shall be in form satisfactory from time to time to Tenant.  A policy or certificate evidencing such insurance shall be delivered to Tenant not less than fifteen (15) days prior to the Commencement Date hereof.  Such insurance policy or certificate will provide an undertaking by the insurers to notify Tenant and any Lender (identified by Tenant to Landlord in writing) in writing not less than thirty (30) days prior to any cancellation or other termination thereof.

(vii)         Evidence of the insurance coverage required to be maintained by Landlord under this Section 17(b), represented by certificates of insurance or evidences of insurance (on an ACORD 27 form or other equivalent form reasonably acceptable to Tenant) issued by the insurance carrier(s) and constituting actual evidence of coverage, must be furnished by Landlord to Tenant prior to delivery of occupancy of the Leased Property to Tenant, and at least 30 days prior to the expiration of current policies.  Such certificates will specify the additional insured status (as applicable) as well as the waivers of subrogation.  Such certificates will state that Persons required to be named hereunder as additional insureds have been so named, and that such additional insureds will be notified in writing thirty (30) days prior to cancellation or non-renewal of insurance.  The “endeavor to” language contained in any cancellation notice section of such certificate shall be deleted.  Such certificates, or a separate writing issued by the insurer or its agent together with such certificate, shall set forth the amounts of deductibles.

(c)           Notwithstanding its inclusion as an Operating Expense, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord (excepting the rights of Tenant and the other parties named as, and in their capacity as, additional insureds).  Landlord shall use the proceeds of the insurance policies identified in Sections 17(b)(i) and (ii) for the repair and Restoration of the Leased Property.

(d)           Landlord and Tenant may carry any insurance required by this Section 17 under a blanket policy, applicable to the applicable property to be insured hereunder for the risks and in the amounts required pursuant to this Section 17, provided that all requirements of this Section 17 shall be complied with in respect of such policy.

(e)           Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Improvements shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (i.e., Landlord or Tenant) for all perils covered by such policy. Should such waiver not be available then the policy for which the waiver is not available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining such coverage. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (i) from any and all liability for any loss or damage to the property of the releasing party, (ii) for any loss or damage that may result, directly or

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indirectly, from the loss or damage to such property (including rental value and business interruption), and (iii) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available “all risk” property insurance policies, including additional coverages typically obtained by owners and tenants of comparable office buildings in the vicinity of the Building, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability.  It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party. Notwithstanding any provision in this Section 17(e) to the contrary, the foregoing waiver of claims shall be inapplicable to a claim for damage to the property of a party caused by a breach of a party’s obligations under this Lease to comply with Legal Requirements to the extent such claim is not covered by such party’s applicable insurance.

(f)                                    Notwithstanding any other provision contained in this Lease, before Landlord purchases (directly or as part of blanket coverage) the insurance coverage it is required to carry under Section 17(b)(ii) (the “Property Insurance”), Landlord shall notify Tenant as to the cost and details (i.e., limits, exclusions, deductibles, rating of insurer and other similar matters) of Landlord’s proposed Property Insurance (“Landlord’s Proposed Property Insurance”). Tenant shall have fifteen (15) days from its receipt of Landlord’s Notice to accept or reject Landlord’s Proposed Property Insurance and the cost thereof.  If Tenant rejects such coverage, it shall have thirty (30) days from the date of its rejection to find Property Insurance, from a property insurer meeting the requirements of Section 17(b)(vi) above, substantially similar to, and for a lower cost than, the Landlord’s Proposed Property Insurance.  If Tenant finds such coverage, it shall send Landlord the cost and details of such insurance (“Tenant’s Proposed Property Insurance”).  Landlord shall have fifteen (15) days of its receipt of Tenant’s Notice to either (i) accept Tenant’s Proposed Property Insurance in which case Landlord shall purchase the Tenant’s Proposed Property Insurance, (ii) cause its property insurer to match Tenant’s Proposed Property Insurance in which case Landlord may purchase such insurance from its selected property insurer, or (iii) reject Tenant’s Proposed Property Insurance in which case Tenant’s liability to pay for such Property Insurance shall be capped at the cost of Tenant’s Proposed Property Insurance and Landlord shall be obligated to pay the difference.  Once the Property Insurance is selected, such selection shall remain in place for three (3) years unless Landlord and Tenant agree to change the selection or such Property Insurance cannot be renewed for such subsequent years after the first year.  Ninety (90) days before the end of such three (3) year period, and for each three (3) year period thereafter during the Term, Landlord shall begin the process outlined above for the selection of Property Insurance.

18.                               Destruction.

(a)                                  If the Improvements are damaged or destroyed by Casualty, Landlord shall, subject to the provisions of this Section 18, at its sole cost and expense, repair, rebuild or replace such damage and restore the Improvements to substantially the same condition as the same were in immediately prior to such Casualty. Within sixty (60) days following the date of such

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Casualty, Landlord shall provide Tenant with Notice of the Landlord’s third-party independent architect’s reasonable professional estimated time (a “Casualty Time Estimate”) (certified to Tenant in writing) needed to complete (assuming normal work crews not engaged in overtime) the repair and restoration work to the Improvements necessary to restore use, operation and occupancy thereof (including adequate parking spaces suitably located) fully or sufficiently to enable Tenant to conduct its business operations in the Improvements substantially to the same extent and nature conducted in the Improvements immediately prior to the Casualty (“Restoration Work”, which term shall also include all other repairs, restoration and other work and materials for the repair and restoration of such Casualty damage).

(b)                                 Notwithstanding the foregoing, if both (i) the damage is of a nature or extent that all or a substantial portion of the Improvements cannot reasonably be occupied (due to damage therein and/or the impairment of access and/or necessary services) and, (ii) either (A) the Casualty Time Estimate to complete the Restoration Work is more than twelve (12) months after the Casualty, or (B) the Casualty Time Estimate is more than one hundred eighty (180) days and the period of the Term that would exist following the expiration of the Casualty Time Estimate is less than two (2) years, and Tenant has not exercised a renewal option to extend the Term thereafter, then either Landlord or Tenant shall have the right to terminate this Lease and all of the unaccrued obligations of the parties hereto, by sending Notice of such termination to the other party within ninety (90) days from the later of (i) the date of the Casualty or (ii) the date Landlord delivers to Tenant its Casualty Time Estimate.  Such Notice is to specify a termination date no less than thirty (30) and no more than sixty (60) days after its transmission.  If (i) Landlord elects to terminate this Lease in accordance with clause (B), above, and (ii) the Casualty Time Estimate is less than twelve (12) months, then Tenant may void such termination if Tenant elects in writing, within thirty (30) days after receiving Landlord’s termination Notice, to exercise one or more of the renewal options then available to Tenant under this Lease so that, including the period of such Renewal Term, the period of the Term that would exist following the expiration of the Casualty Time Estimate will be more than five (5) years.

(c)                                  If neither Landlord nor Tenant shall elect to terminate this Lease pursuant to Section 18(b) above, but Landlord, nevertheless (i) has failed within the applicable Restoration Commencement Period (defined below) to (A) adjust its insurance claim (or otherwise secure adequate funds to fully perform the necessary Restoration Work) and (B) commence construction and diligently and continuously prosecute the necessary Restoration Work, or (ii) has failed to complete the Restoration Work within one (1) year of the date of the Casualty, plus any periods of Unavoidable Delay arising after the casualty itself then Tenant may, by Notice to Landlord at any time after said period, but before Landlord satisfies the conditions expressed in clauses (i)(A) and (i)(B) above, (x) terminate this Lease effective as of the date specified in Tenant’s Notice, which date shall not be more than three (3) months following the date of Tenant’s Notice, or (y) perform and complete Landlord’s obligation in accordance with this Section and Section 44, and Landlord, upon request of Tenant, shall pay to Tenant all of the insurance proceeds received by Landlord and assign to Tenant all of the Landlord’s rights to the remaining insurance proceeds.  To the extent the proceeds received by Tenant are insufficient to reimburse or pay Tenant for all of the costs for the Restoration Work, then Landlord shall pay Tenant within thirty (30) days of Landlord’s receipt of an invoice of such costs the amount of such unpaid costs.  “Commence construction” for purpose of this Section 18(c) shall mean Landlord shall have obtained the applicable permits and licenses required for the commencement

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of the Restoration Work and all other material permits are available for the continuous prosecution thereof subject to payment of requisite fees; Landlord’s general contractor shall have mobilized on the Leased Property for the purpose of commencing and continuously prosecuting the Restoration Work; and, in the event the Restoration Work shall require the erection of structural steel for the framework of the Building, Landlord have submitted its binding order for the purchase of the steel for the required structural framework of the Building, together with all deposits or prepayments required for the initiation of the fabrication thereof.  “Restoration Commencement Period” means the longer of (i) six (6) months following the date of such Casualty and (ii) ninety (90) days following receipt by Landlord of Tenant’s election to exercise one or more of the renewal options then available to Tenant under this Lease, as contemplated in the last sentence of Section 18(b) above.

(d)                                 The net amount of any insurance proceeds actually recovered by reason of the damage or destruction of the Improvements (meaning the gross insurance proceeds actually received by Landlord excluding proceeds received by Landlord pursuant to a rental coverage endorsement and the cost of adjusting the insurance claim and collecting the insurance proceeds) shall be held in trust by Landlord to be applied first towards the cost of performing the Restoration Work, then and only then, if the net insurance proceeds are more than adequate, the amount by which the net insurance proceeds exceed the cost of the Restoration Work will be retained by Landlord or applied to repayment of any Mortgage secured by the Leased Property, after application thereof to any deductible amount.

(e)                                  Landlord’s obligation to restore the Improvements under this Section 18 or to terminate this Lease shall not be subject to the terms of any present or future Mortgage affecting the Improvements, but shall prevail over any such terms.  Landlord’s obligations under this Section 18 shall not, in any event, include the repair, restoration or replacement of the Tenant’s Property, but shall include all improvements and alterations installed by Landlord in the Leased Property for the use of Tenant (including without limitation those to be constructed by Landlord under the Work Letter including the Base Project Work and the Tenant Improvements).

(f)                                    If and to the extent (i) due to any Casualty to any portion of the Improvements, or (ii) due to any Casualty affecting any other portion of the Park or any building or other improvements in the vicinity of the Improvements but not otherwise affecting the Improvements, Tenant is unable reasonably to access the Leased Property or part thereof or to occupy the Improvements for the customary operation of Tenant’s business, or if services to the Leased Property reasonably necessary for access thereto or for customary business operations therein are interrupted or curtailed by reason of any such Casualty and Tenant is unable to reasonably operate its customary business operations therein, the Rent proportionately shall abate from and after the date of the Casualty until the earlier of (A) the last date on which all of the following are satisfied: (i) Landlord has delivered possession of the previously untenantable portion of the Improvements, together with all reasonable access thereto and with resumption of Landlord’s services thereto reasonably adequate for the resumption of Tenant’s customary business operations therein, and Tenant shall have the use of adequate and suitable parking for the operations of Tenant’s business in the ordinary course, (ii) all repairs and restoration required to be performed by Landlord as a result of such Casualty shall be Substantially Completed and repaired and restored by Landlord to the extent reasonably required to enable Tenant to reoccupy the Improvements and to recommence business operations in the Improvements in the normal

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course, including, without limitation, to complete computer and telephone cabling and installations, carpeting, furnishing and the like, and (iii) Tenant shall have had a sufficient period of time (such period to be reasonably agreed upon by Landlord, Tenant and Tenant’s consultants promptly following the Casualty and after the scope of Landlord’s repair obligation has been determined) to complete Tenant’s refitting, refurnishing and equipping of the Improvements to enable Tenant to recommence its business operations at the Improvements in the normal course, or (B) Tenant actually resumes occupancy of the damaged portion of the Improvements for the commencement of Tenant’s customary business operations (and in such case only as to the area of the Improvements so occupied by Tenant).  Any such proportionate abatement shall take into account the portion of the Leased Property which Tenant is unable to use for the customary operation of its business, and in the event of a Casualty resulting in damage to a part (as opposed to all) of the Leased Property, Tenant shall be obligated to pay Basic Rent and Additional Rent, appropriately pro-rated on a per RSF basis, for the portion of the Building which Tenant is able to use for the customary operation of its business, as reasonably determined by Tenant. Landlord and Tenant acknowledge that it may be reasonable under the circumstances for Tenant to abate Rent for more of the Building then was directly affected by the Casualty if Tenant is unable in a cost effective manner to operate its customary business at less than all of the Leased Property and Tenant does not use such portion of the Building not directly affected during the abatement period.

(g)                                 If the entire Leased Property shall be condemned for public use, then and in that event, upon the vesting of title to the same for such public use, this Lease shall terminate, anything herein contained to the contrary notwithstanding, except that Tenant shall have the right to prove and collect the value of the Tenant Improvements, any Alterations to the Leased Property and any Trade Fixtures installed by it, and moving expenses.  In the event of such termination of this Lease, all Rent paid in advance shall be apportioned as of the date of such termination. Notwithstanding the foregoing, if only a part of the Leased Property shall be so taken and the part not so taken shall be sufficient for the customary operation of Tenant’s business as conducted therein prior to the taking, as reasonably determined by Tenant, Tenant shall retain the part not so taken and there shall be a proportional reduction in the Rent.  Landlord and Tenant acknowledge that it may be reasonable under the circumstances for Tenant to abate Rent for more of the Building then was directly affected by the condemnation if Tenant is unable in a cost effective manner to operate its customary business at less than all of the Leased Property and Tenant does not use such portion of the Building not directly affected during the abatement period. All compensation awarded or paid, as reasonably determined by Tenant upon such a total or partial taking of the Leased Property shall belong to and be the property of the Landlord without any participation by the Tenant, provided, however, that nothing contained herein shall be construed to preclude the Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for the unamortized cost of the Tenant Improvements not paid for with the Improvement Allowance (including, without limitation, the unamortized portion of one-half the Roof Upgrade Cost (as defined in Section 3(f)(iii) of the Work Letter)), the value of any Alterations to the Leased Property and any loss of business, or depreciation to, damage to, or cost of removal of, or for the value of stock, Trade Fixtures, furniture, and other personal property belonging to the Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect the Landlord’s award or the award to the holder of any Mortgage.

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19.                               Landlord’s Financial Covenant.  Landlord represents and warrants to Tenant that at all times from the Effective Date until final completion of the Project that Landlord has and shall have the financial ability to complete the Project and pay in full the Project Costs.  In addition, Landlord covenants and agrees that at all times from the Effective Date through the final completion of the Project, the Financial Condition shall be satisfied.  On or before the first day of each month during the period commencing on the Effective Date and ending on the date of final completion of the Project, Landlord shall deliver to Tenant a certificate signed by the Chief Financial Officer of Tenant (or equivalent officer, partner or member) certifying that the Financial Condition has been satisfied and containing a detailed schedule evidencing such compliance including, without limitation, the source of funds and confirmation from the applicable lender as to how much of the Project Loan is available for the Project.

20.                               Waiver of Liens.  All of Tenant’s Property which may be installed or placed in or upon the Leased Property by Tenant shall remain the property of Tenant.  Tenant may assign, hypothecate, encumber, mortgage or create a security interest in or upon Tenant’s Property in the Leased Property without the consent of Landlord and may remove Tenant’s Property at any time during the Term.  To the extent Landlord may have a lien on or security interest in the Tenant’s Property pursuant to this Lease, by law or otherwise, Landlord hereby agrees to subordinate such lien or security interest to any security interest granted by Tenant to an institutional lender providing financing to Tenant for its business purposes.  Landlord shall provide to Tenant, within ten (10) days after Tenant’s request therefor, a written subordination in form substantially similar to the form attached hereto as Exhibit O, or such form as is reasonably satisfactory to Tenant and Landlord.

21.                               Quiet Enjoyment.  While no Event of Default exists, Tenant may peaceably and quietly have, hold and enjoy the Leased Property during the Term of this Lease free from any claim by, through, or under Landlord.  Notwithstanding the preceding sentence, (a) Landlord may exercise its rights and remedies under Section 24 and (b) Landlord, Lender, and their respective agents, representatives, consultants and employees may enter upon and inspect the Leased Property during normal business hours after reasonable advance Notice to Tenant and with minimum disruption to Tenant’s use and occupancy of the Leased Property.  In addition to any other rights and remedies Tenant may have under this Lease or at law, Tenant may obtain injunctive or other equitable relief (including the right of self-help and offset) against Landlord for breach of the aforesaid covenant of peaceful and quiet possession and enjoyment of the Leased Property.

22.                               Survival.  If this Lease is terminated as herein provided, Tenant’s and Landlord’s obligations and liabilities, actual or contingent, under this Lease which arose at or before such termination shall survive such termination.

23.                               Subletting; Assignment.

(a)                                  Except as provided herein, Tenant shall not assign this Lease or sublet all or a portion of the Leased Property without first obtaining Landlord’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Landlord shall have a period of fifteen (15) Business Days following receipt of Tenant’s written request for consent within which to notify Tenant in writing whether Landlord elects to permit Tenant to assign this Lease or sublet such space, such consent not to be unreasonably withheld, conditioned or delayed.  If Landlord should

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fail to notify Tenant in writing of approval or disapproval (along with detailed reasons for such disapproval) within such fifteen (15) business day period, Landlord shall be deemed to have approved the proposed assignee or sublessee, as applicable.  Notwithstanding the foregoing, Landlord’s consent shall not be required and Tenant shall have the right at any time to assign this Lease or sublet all or any portion of the Leased Property to (i) any Affiliate, (ii) any entity resulting from a merger or restructuring of or a consolidation with Tenant, or (iii) any entity that acquires Tenant or all or substantially all of Tenant’s assets (collectively, a “Permitted Transfer”).  In any such event, Tenant shall provide thirty (30) days’ Notice of such Permitted Transfer, and a copy of the documents evidencing such Permitted Transfer, which shall be delivered to Landlord prior to the effective date thereof. In addition, Landlord’s consent shall not be required for (i) any transfer from time to time of publically traded shares of Tenant, or (ii) subleases by Tenant where the aggregate of all subleases (including Permitted Transfers) constitutes twenty-five percent (25%) or less of the RSF of the Building.

(b)                                 Unless otherwise agreed in writing by Landlord, no assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease.  Any assignment or subletting in violation of the provisions of this Section 23 shall be voidable at Landlord’s option.

(c)                                  Notwithstanding the foregoing, Tenant’s right to purchase the Leased Property as set forth in Section 43 shall not be assignable.

(d)                                 If this Lease is assigned by Named Tenant and Named Tenant remains liable under this Lease, then Landlord, when giving Notice to any assignee of any Default, shall also serve a copy of such Notice on Named Tenant, and no Notice of Default shall be effective as against Named Tenant until a copy thereof is so given to Named Tenant.  Named Tenant shall have a period of the same duration (commencing, however, on and extending from receipt of such Notice to cure such Default) as is given to Tenant therefor under this Lease (the “Named Tenant Grace Period”) to cure such Tenant Default.  If Named Tenant cures such Default prior to the expiration of the Named Tenant Grace Period, such Default shall be deemed to be cured as to Named Tenant, and also as to all other parties having any interest as Tenant or by, through or under Named Tenant or any other Tenant hereunder.

(e)                                  Any document evidencing a sublease or assignment, including a Permitted Transfer, shall bind and obligate the sublessee, assignee or transferee to observe and perform all covenants and provisions of this Lease applicable to the portion of the Leased Property which is the subject of the sublease or assignment, and shall provide that with respect to a sublease, such sublease is under, subject and subordinate to this Lease, and that upon termination of this Lease, such sublease shall, at the option of Landlord, immediately terminate, or if Landlord elects, be converted to a direct lease between Landlord and the sublessee as to the portion of the Leased Property being subleased, for the rent and other economic terms as are contained in the sublease.

24.                               Events of Default and Remedies.

(a)                                  Any one or more of the following occurrences or acts shall constitute an “Event of Default” under this Lease:

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(i)                                     If Tenant (A) fails to pay any installment of Basic Rent on or before the applicable Basic Rent Payment Date and such installment is not paid within ten (10) days after Tenant’s receipt of Notice of such Default, or (B) fails to pay Additional Rent when due and such Default continues for ten (10) days after Tenant’s receipt of Notice of such Default; or

(ii)                                  If Tenant fails to perform or observe any other covenant, agreement or obligation on Tenant’s part to perform or observe under this Lease and such Default continues for a period of thirty (30) days after Tenant is provided Notice of such failure; provided, however, that in the case of a Default which Tenant is unable to remedy with reasonable diligence within a period of thirty (30) days, if Tenant commences within such period of thirty (30) days to remedy the Default and thereafter prosecutes the cure of such Default diligently, continuously and in good faith, the period within which to remedy the Default shall be extended for such period as may be reasonable to remedy the same diligently, continuously and in good faith; or

(iii)                               If Tenant files a petition of bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Code, or is adjudicated a bankrupt or becomes insolvent or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or is dissolved, or suspends payment of substantially all of its obligations, or takes any corporate action in furtherance of any of the foregoing; or

(iv)                              If a petition or answer is filed proposing the adjudication of Tenant as a bankrupt, or its reorganization pursuant to the Bankruptcy Code, and (A) Tenant consents to the filing thereof, or (B) such petition or answer is not discharged or denied within sixty (60) days after the filing thereof; or

(v)                                 If a receiver, trustee or liquidator (or other similar official) is appointed for or takes possession or charge of Tenant, or Tenant’s estate or interest in the Leased Property, and is not discharged within sixty (60) days thereafter, or if Tenant consents to or acquiesces in such appointment; or

(vi)                              If Tenant has made a material misrepresentation under this Lease or any certificate or writing tendered to Landlord in connection with the execution and delivery of this Lease and such misrepresentation is capable of cure and remains uncured for thirty (30) days after Tenant’s receipt of Notice thereof; provided, however, that in the case of a misrepresentation which Tenant is unable to remedy with reasonable diligence within a period of thirty (30) days, if Tenant commences within such period of thirty (30) days to remedy the misrepresentation and thereafter prosecutes the cure of such misrepresentation diligently, continuously and in good faith, the period within which to remedy the misrepresentation shall be extended for such period as may be reasonable to remedy the same diligently, continuously and in good faith.

(b)                                 If an Event of Default hereunder shall have occurred and then be continuing, Landlord shall have all of the following rights without further demand or Notice to Tenant:

(i)                                     Nothing in this Lease shall be construed as waiving any rights of Landlord arising out of any default of Tenant, by reason of Landlord’s imposing or accepting any such late charge(s) and/or interest; the right to collect such late charge(s) and/or interest is separate and

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apart from any rights relating to remedies of Landlord after default by Tenant including, without limitation, the rights and remedies of Landlord provided herein.

(ii)                                  Without terminating this Lease and subject to requirements of law and rules of civil procedure, Landlord may reenter and repossess any or all of the Leased Property by summary or other proceedings in accordance with all requirements of law and rules of civil procedure. The commencement and prosecution of any action by Landlord in ejectment or otherwise, or any execution of any judgment or decree obtained in any action to recover possession of the Leased Property, or any other re-entry and removal, shall not constitute a termination of this Lease, and shall not be deemed to have absolved or discharged Tenant from any of its obligations or liabilities for the remainder of the Term, nor shall Landlord be liable for the prosecution therefor, or be deemed guilty of any trespass.  Tenant shall, notwithstanding any such entry or reentry, remain liable to pay Basic Rent and Additional Rent and perform the other covenants, conditions and agreements by Tenant to be performed as set forth in this Lease, subject to Section 24(b)(v) below.

(iii)                               Landlord may terminate this Lease and Tenant’s right of possession by giving Notice of such termination to Tenant, which termination shall be effective as of the date of such Notice or any later date therefor specified by Landlord therein (provided, that without limiting the generality of the foregoing provisions, Landlord shall not be deemed to have accepted any abandonment or surrender by Tenant of any or all of the Leased Property or Tenant’s leasehold estate under this Lease unless Landlord has so advised Tenant expressly in writing, regardless of whether Landlord has reentered or relet any or all of the Leased Property or exercised any or all of Landlord’s other rights under the provisions of this Section 24(b) or requirements of law and rules of civil procedure).  Upon such termination, Tenant shall remain liable to pay all Rent and other sums accrued up to the date of termination or recovery of possession by Landlord, whichever is later, and to perform all terms and obligations of this Lease which survive termination hereof.

(iv)                              Without terminating this Lease and without entering into possession of the Leased Property, Landlord may continue this Lease in effect and enforce all of Landlord’s rights and Tenant’s obligations under this Lease, including, filing suit to collect Basic Rent, Additional Rent, and all other sums due hereunder as they accrue (including attorneys’ fees and other damages subject to Section 24(b)(v) below), and if, and only if, there exists a Material Monetary Event of Default, then at the option of Landlord and upon prior Notice to Tenant (the “Acceleration Notice”), to accelerate and declare as immediately due and payable all Basic Rent and Additional Rent which would otherwise come due for the remaining balance of the Term, and in declaring such amount due Landlord may reasonably estimate in good faith the amount of Additional Rent applicable to the remaining portion of the Term based on such amounts which accrued for the period immediately preceding such declaration. In the event Tenant pays to Landlord within thirty (30) days following Landlord’s written demand for payment, sums claimed pursuant to the preceding sentence, Tenant shall have the right to discount such amount to present value utilizing a discount rate equal to two percent (2%) over the Prime Rate per annum applicable to the remaining portion of the Term.  Notwithstanding the foregoing, Landlord shall not have the right to accelerate the payment of all Basic Rent and Additional Rent which would otherwise come due for the remaining balance of the Term if Tenant, within thirty (30) days of its receipt of Landlord’s Acceleration Notice, posts a letter of credit with Landlord

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from an Eligible Institutional or other lender reasonably acceptable to Landlord in an amount equal to one (1) year of Basic Rent and a reasonable estimate of one (1) year of Additional Rent (collectively, the “L/C Amount”), which letter of credit shall have a term of not less than one (1) year and shall provide that it may be drawn upon by Landlord in accordance with the terms of this Lease. If Tenant fails to pay its monthly payment of Basic Rent or Additional Rent as required under this Lease, then Landlord may draw upon such Letter of Credit in the amount of such unpaid Rent. If Landlord draws upon the Letter of Credit, then either (a) such Letter of Credit shall provide that if it is drawn upon, it shall automatically renew up the L/C Amount, or (b) Tenant, within thirty (30) days of such draw, shall cause such Letter of Credit to be amended or replaced such that it shall be in the L/C Amount.  If subsequent to Tenant’s payment of such accelerated rent, Tenant voluntarily surrenders possession of the Leased Property to Landlord in order for Landlord to seek to mitigate its damages pursuant to Section 24(b)(vi) below, and Landlord executes a lease (a “Replacement Lease”) of the Leased Property with a third party (a “Substitute Tenant”), Landlord shall reimburse Tenant the pro-rated portion of the accelerated rent paid by Tenant to the extent of the net rental (after deduction of all reasonable retrofit and transaction costs incurred in connection with obtaining the Replacement Lease) received from such Substitute Tenant. Acts of maintenance or preservation efforts to relet the Leased Property or appointing a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of this Lease or Tenant’s possession hereunder.

(v)                                 After any repossession of any of the Leased Property, whether or not this Lease shall have been terminated, Landlord shall use commercially reasonable efforts to relet the Leased Property or any part thereof to any Person for such term (which may be greater or less than the period which would otherwise have constituted the balance of the Term), for such rent and on such other conditions (which may include commercially reasonable concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine and Landlord shall proceed to collect and receive any rents payable by reason of such reletting.  The rents received from such reletting shall be applied (A) first to the reasonable costs and expenses of such reletting and collection actually incurred by or on behalf of Landlord, including any renovation and alterations of the Leased Property, Tenant Improvements and inducements to new tenants, security costs, attorneys’ fees and any real estate commissions, and (B) thereafter toward payment of all sums due or to become due to Landlord hereunder in such order as Landlord deems appropriate, Tenant remaining liable for any deficiency.  Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Basic Rent reserved in this Lease.

(vi)                              Landlord shall use commercially reasonable efforts to mitigate its damages on account of any Event of Default hereunder.  In respect of the foregoing, it is hereby agreed by the parties that Landlord’s obligation to mitigate damages shall be satisfied in full if Landlord undertakes to lease the Leased Property to a Substitute Tenant by including the Leased Property in question in its and its affiliates’ portfolio of available lease inventory at the Park, and considering in good faith offers to lease the Leased Property by a Substitute Tenant.  Landlord’s obligation to mitigate damages under this Subsection shall be subject to the limitations in Subsections (A) through (G) below.

(A)                              Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Leased Property until Landlord obtains

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full and complete possession of the Leased Property including, without limitation, the final and unappealable legal right to re-let the Leased Property free of any claim of Tenant, in the condition required by the Lease at the expiration of the Term.

(B)                                Landlord shall not be obligated to favor the Leased Property to any prospective tenant over other premises in the Park that would also be suitable for that prospective tenant’s use.

(C)                                Landlord shall not be obligated to lease the Leased Property to a Substitute Tenant for a rental less than the reasonable fair market rental rates being offered for similar space in the Exton submarket of the Philadelphia metropolitan area.

(D)                               Landlord shall not be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord’s or its Affiliates’ then current leasing policies for comparable space in the Park.

(E)                                 Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Leased Property in a first-class manner and meet its obligations under the proposed replacement lease.

(F)                                 Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would, in Landlord’s reasonable judgment:

(1)                                  violate any restriction, covenant, or requirement contained in the lease of another tenant in the Park;

(2)                                  adversely affect the reputation of Landlord and/or the Building; or

(3)                                  be incompatible with the operation of the Building and the Park.

(G)                                Landlord shall not be obligated to accept a lease for the Leased Property for a term of less than five (5) years.

(c)                                  Tenant hereby waives the service of any Notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law.  Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Leased Property, or to re-enter or repossess the Leased Property, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  In the event of a breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other

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remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.  The right to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

(d)                                 If this Lease and the Term shall expire or terminate as provided in this Section 24(d), or if Landlord shall re-enter or take possession of all or any portion of the Leased Property as provided in Section 24(b), then the following shall apply:

(i)                                     Tenant shall pay to Landlord all Basic Rent and Additional Rent payable under this Lease for the period up to the earlier to occur of (i) the date upon which this Lease and the Term shall have expired or terminated, and (ii) the date of any re-entry or taking of possession upon all or any portion of the Leased Property by or on behalf of Landlord, as the case may be.

(ii)                                  In the event this Lease and Term shall expire or terminate, then Tenant shall be liable for and shall pay to Landlord, liquidated damages for loss of bargain and not as a penalty (the parties agreeing that Landlord’s actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount), any deficiency (the “Deficiency”) between the amount of the Rent for the period which otherwise would have constituted the then unexpired portion of the Term and the net amount, if any, of all fixed and additional rents collected under any reletting of all or any portion of the Leased Property effected pursuant to the provisions of Section 24(b) for any part of such period.  Any Deficiency shall be calculated after first deducting from the amount of any such rents collected under any reletting the aggregate amount of Landlord’s reasonable costs and expenses actually incurred by or on behalf of Landlord as described in Section 24(b).  Any Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Basic Rent and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding.

(iii)                               In the event Landlord shall re-enter or take possession of the Leased Property as provided in Section 24(b) without terminating this Lease, then Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Leased Property for the same period, both discounted to present worth at an interest rate equal to five (5%) percent per annum less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 24(d)(ii) for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Leased Property, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Leased Property so relet during the term of the reletting.

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(e)                                  In the event of a breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity.  The right to invoke the remedies set forth in this Lease is cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

(f)                                    Notwithstanding anything contained herein to the contrary, no shareholder, member, director, trustee, officer, employee, agent or partner from time to time of Tenant shall be charged personally with any liability by, or held liable to, any party hereto or by any Person claiming through or under such party under any term or provision of this Lease, or by virtue of its execution or attempted execution, or due to any breach, attempted breach or alleged breach thereof.

(g)                                 Nothing in this Section 24 shall preclude Tenant from paying any amount demanded by Landlord hereunder under protest and Tenant’s payment under protest shall not be construed as a waiver of any of Tenant’s rights and privileges hereunder.

25.                               Landlord Defaults.

(a)                                  Landlord shall be in default under this Lease if (i) Landlord (A) fails to pay any payment required to be made to Tenant hereunder for more than thirty (30) days after Landlord receives Notice of such failure from Tenant; or (B) breaches any of its representations, warranties, agreements or covenants set forth in Section 19 and such breach is not cured within thirty (30) days of Landlord’s receipt of Notice of such breach from Tenant (or such longer period as may be reasonably required to correct such failure if such failure is not reasonably susceptible of cure within such thirty (30) day period and Landlord shall commence to correct the same within thirty (30) days after receipt of Notice and thereafter diligently pursues the correction thereof until completion); or (C) fails to perform any other obligation, agreement or condition to be performed by Landlord as contained in this Lease (but not the Work Letter) and such failure is not corrected within thirty (30) days after Landlord receives Notice from Tenant of such failure (or such longer period as may be reasonably required to correct such failure if such failure is not reasonably susceptible of cure within such thirty (30) day period and Landlord shall commence to correct the same within thirty (30) days after receipt of Notice and thereafter diligently pursues the correction thereof until completion); or (D) Landlord defaults in the performance of any of its obligations under the Work Letter and such default is not cured by Landlord within any applicable cure period provided in the Work Letter; or (ii) any Guarantor defaults under the Guaranty and such default is not cured before the expiration of any applicable Notice and grace periods (a default set forth in this Section 25(a) is referred to as a “Landlord Default”).

(b)                                 Upon the occurrence of a Landlord Default, Tenant shall have the following rights and remedies, which rights and remedies may be exercised upon or at any time, and from time to time, following the occurrence of a Landlord Default:

(i)                                     Tenant may recover all sums payable by Landlord, with interest thereon at the Overdue Rate, by appropriate legal action, and/or to seek declaratory relief, injunctive relief

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or other equitable remedies, subject to any applicable limitations expressly set forth elsewhere in this Lease.

(ii)                                  Tenant may exercise the remedies set forth in Sections 25(c)-(f) below.

(iii)                               If such Landlord Default consists of a failure on the part of Landlord to pay or credit any sum of money payable to or on behalf of Tenant under this Lease (including, without limitation, any contribution or allowance provided for under this Lease or reimbursement for Tenant’s cost to give any Self-Help Items), and if such sum is not paid or credited by Landlord within thirty (30) days following Notice thereof from Tenant to Landlord stating in bold capitalized text that Tenant intends to offset such liability or portion thereof against Tenant’s obligations to Landlord under or on account of this Lease, then in addition to Tenant’s other remedies hereunder, Tenant shall have the right to offset such amount (together with interest on the unrecovered balance thereof at the Overdue Rate) against one or more installments of Basic Rent and Additional Rent hereunder until paid or reimbursed in full.  Notwithstanding the foregoing, in no event shall Tenant have the right to withhold payments of Rent pursuant to this Section 25 unless Tenant has filed a complaint in a court of competent jurisdiction asserting the Tenant’s claims on which the claimed right of offset is based.  In addition, the following limitations shall apply to Tenant’s right to offset against Basic Rent and Additional Rent wherever permitted by this Lease, the Work Letter or applicable law:  (A) prior to Tenant obtaining a judgment in its favor from a court of competent jurisdiction, Tenant may only offset each month monthly payments of Additional Rent (including, without limitation, Tenant’s payment of Operating Expenses, Taxes and insurance premiums); (B) after Tenant obtains a judgment in its favor from a court of competent jurisdiction, Tenant may offset each month the full amount of monthly Basic Rent and Additional Rent; and (C) notwithstanding clause (A) above and before obtaining a judgment, in the event of a Landlord Default arising from Landlord’s failure (i) to fund the Tenant Allowance, or (ii) to reimburse Tenant for the costs and expenses incurred by Tenant in completing the Project or performing Restoration Work, then Tenant may offset each month the full amount of monthly Basic Rent and Additional Rent; provided, however, the amount subject to offset pursuant to this Section may not exceed the amount of Tenant’s actual, reasonably documented costs, expenses and damages suffered by reason of such failure.

(c)                                  If a Landlord Default involves any item of work, maintenance, or repair or service with respect to:  (i) an item or condition within the Leased Property which materially adversely impedes the operation of Tenant’s business; (ii) an item or condition within the Leased Property or the Park which materially adversely impedes Tenant’s access to the Leased Property, Tenant’s operation of Tenant’s business at the Leased Property, or Tenant’s parking; (iii) the roof of the Building; or (iv) the provision of utilities to the Leased Property (any such Landlord Defaults, collectively, “Self Help Items”), Tenant shall have the right (but not the obligation) to perform and fulfill Landlord’s obligation with respect thereto subject to Section 25(d) below (and Tenant shall have access to those portions of the Park outside of the Leased Property which service the Leased Property in order to do so).  If Tenant is performing any work on the roof of the Building, Tenant shall do so using Landlord’s roofing contractor (or another contractor approved by the then-current issuer of Landlord’s roof warranty) and in a manner that shall not void Landlord’s roof warranty.  The extent of the work performed by Tenant in curing any such default shall not

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exceed the work that is reasonably necessary to effectuate such remedy and the cost of such work shall be reasonably prudent and economical under the circumstances.

(d)                                 If Tenant believes that Landlord has failed to perform any Self Help Item as required by this Lease, Tenant may give Landlord a Notice (a “Self Help Notice”) of Tenant’s intention to perform such Self-Help Item on Landlord’s behalf, which Notice shall contain a statement in bold type and capital letters stating “THIS IS A SELF-HELP NOTICE” as a condition to the effectiveness thereof.  If Landlord fails within ten (10) days after its receipt of such Self-Help Notice (or within one (1) Business Day after its receipt of such Self-Help Notice in the event that such failure is causing a material disruption to Tenant’s operations at the Leased Property) to commence (and thereafter continue to diligently perform) the cure of such Self-Help Item, then Tenant shall have the right, but not the obligation, to commence and thereafter diligently prosecute the cure of such Self-Help Item in accordance with the provisions of this Section 25(d) at any time thereafter, but prior to the date on which Landlord commences to cure such Self-Help Item.

(e)                                  Landlord shall reimburse Tenant in the amount of all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Tenant to complete such Self-Help Item within twenty (20) days after receipt of written demand, together with interest thereon at the Overdue Rate from the date same were incurred through the date of reimbursement.

(f)                                    In the event of a breach or threatened breach by Landlord, or any Persons claiming through or under Landlord, of any term, covenant or condition of this Lease, Tenant shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity.  The right to invoke the remedies set forth in this Lease are cumulative and shall not preclude Tenant from invoking any other remedy allowed at law or in equity.

(g)                                 Notwithstanding anything contained herein to the contrary, no shareholder, member, director, trustee, officer, employee, agent or partner from time to time of Landlord shall be charged personally with any liability by, or held liable to, any party hereto or by any Person claiming through or under such party under any term or provision of this Lease, or by virtue of its execution or attempted execution, or due to any breach, attempted breach or alleged breach thereof.

26.                               Governmental Incentives.  Landlord and Tenant agree to cooperate with each other and use commercially reasonable efforts to seek to obtain any Governmental Incentives for the Project. Such cooperation and efforts shall include, without limitation, gathering information required by any applications and submissions for any Governmental Incentives, submitting and executing any required applications and documentation in order to obtain such Governmental Incentives and pursuing the issuance of any such Governmental Incentive from the applicable Governmental Authority.  If any Governmental Incentive is obtained for the Project, Tenant shall have the right to allocate such Governmental Incentives to the costs of the TI Work and/or the Base Project Work.  With respect to those Governmental Incentives that contain specific restrictions or allocation requirements, the amount of such Governmental Incentives shall be allocated in accordance with the terms and restrictions governing such Governmental Incentive.

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The amount of any Governmental Incentive applied to the cost of the Base Project Work shall lower, on a dollar for dollar basis, the Project Costs.

27.                               Surrender; Holdover.

(a)                                  After the Term ends, Tenant shall peaceably leave and surrender the Leased Property to Landlord in good order, condition, and repair, ordinary wear and tear excepted, and in accordance with the requirements of Section 16 of this Lease, including the removal of any Alterations that Tenant is required to remove under Section 16, which obligations shall survive the end of the Term.  On or before the end of the Term, Tenant shall remove from the Leased Property all of Tenant’s Property situated thereon, and shall repair any damage caused by such removal.  Property not so removed shall become Landlord’s property.  Tenant represents and warrants that any property left at the Leased Property shall have been owned by the Tenant free and clear of any liens or other encumbrances.  Landlord may cause such property to be removed from the Leased Property and disposed of without accountability to Tenant, it being understood that Tenant shall reimburse Landlord for the reasonable costs and expenses incurred by Landlord in removing and disposing of such property.  Tenant shall pay the cost of such removal and disposition and of repairing any damage caused by such removal, which obligation shall survive the end of the Term.  Except for surrender at the end of the Term, no surrender to Landlord of this Lease or of the Leased Property shall be valid or effective unless agreed to in writing by Landlord.

(b)                                 If Tenant holds over after the end of the Term, without derogating from any of Landlord’s rights hereunder and without granting any rights of possession to Tenant, Tenant shall pay to Landlord upon demand, as Landlord’s sole measure of monetary damages on account of such holdover and as liquidated damages (and not as a penalty), a use and occupancy fee for the period Tenant holds over equal to (a) for a period ending on the first to occur of forty-five (45) days following the end of the Term, or Landlord’s providing Tenant Notice that Landlord has entered into a commitment to lease the Leased Property, or any other contractual commitment with respect to the Leased Property which would be adversely affected by Tenant’s continued possession of the Leased Property following the expiration of the Term (collectively a “Replacement Commitment”), one hundred fifty (150%) percent of, and (b) thereafter, two hundred (200%) percent of, the Basic Rent payable immediately before the end of the Term, prorated on a daily basis, plus all Additional Rent Tenant would have been liable to pay had this Lease not ended.

28.                               Notices.  All Notices shall be in writing and shall be effective for all purposes (a) three (3) Business Days after having been sent by United States Mail, registered or certified mail, postage prepaid with return receipt requested, (b) one (1) Business Day after having been sent for overnight delivery by a nationally recognized overnight delivery service or (c) on the date of delivery after having been sent for hand delivery by reputable delivery service, to the parties’ addresses as follows:

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If to Landlord:	c/o The Hankin Group
707 Eagleview Boulevard
Exton, PA 19341
Fax No.: 610-458-0764
Attention: Robert S. Hankin, President

with a copy to:	Riley Riper Hollin & Colagreco
P.O. Box 1265
717 Constitution Drive
Exton, PA 19341
Fax No.: 610-458-4441
Attention: Edward J. Hollin, Esquire

If to Tenant:	West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341
Fax No.: 610-594-3003
Attention: General Counsel

with a copy to:	Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599
Fax No.: 215-864-9895
Attention: Bart I. Mellits, Esquire

Notice by fax shall be effective upon verified delivery of the fax, so long as a copy of the Notice is sent by one of the other methods provided for above.  Both parties and Lender may change the address or fax number where Notices are to be sent by giving the other party (or parties) ten (10) days’ prior written Notice of such change in the manner provided in this Section 28 for giving Notice.  Any Notice may be given on behalf of any party by its counsel.

29.                               Estoppel Certificates.  From time to time during the Term, Landlord and Tenant will promptly, but in no event later than ten (10) Business Days after request by the other party hereto or Lender, execute, acknowledge and deliver to such other party (and, on request, to any current or prospective mortgagee or prospective purchaser) a certificate in writing, certifying, to such Party’s Actual Knowledge, (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified, and setting forth any modifications); (b) the dates to which Basic Rent, Additional Rent and other sums payable hereunder have been paid; (c) whether or not there is an existing Default by Tenant in the payment of Basic Rent, Additional Rent or any other sum required to be paid hereunder, and whether or not there is any other existing Default by Tenant with respect to which a Notice of Default has been served or of which the signer has Actual Knowledge, and, if there is any such Default, specifying the nature and extent thereof; (d) stating that Tenant is in possession of the Leased Property or setting forth the parties in possession and identifying the instruments pursuant to which they took possession; and (e) stating such other information with respect to the Leased Property and/or this Lease as may be reasonably requested.

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30.                               No Merger.  There shall be no merger of this Lease or of any sublease under this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or ownership interest in the Leased Property because the same Person may acquire or own or hold, directly or indirectly, (a) this Lease or any sublease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or any such sublease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or ownership interest in the Leased Property.

31.                               OFAC/Patriot Act.

(a)                                  At all times throughout the Term, Tenant and all of its respective Affiliates shall (and Tenant shall provide in any sublease that any subtenant shall) (i) not be a Prohibited Person; (ii) not knowingly engage in any dealings or transactions that evade or avoid, or have the purpose of evading or avoiding, or attempting to violate any Prescribed Laws, or be otherwise associated with or engaged in business with any Prohibited Person; (iii) be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC (including those executive orders and lists published by OFAC with respect to Prohibited Persons); and (iv) otherwise be in full compliance with all Prescribed Laws.

(b)                                 At all times throughout the Term, Landlord and all of its respective Affiliates shall (i) not be a Prohibited Person; (ii) not knowingly engage in any dealings or transactions that evade or avoid, or have the purpose of evading or avoiding, or attempting to violate any Prescribed Laws, or be otherwise associated with or engaged in business with any Prohibited Person; (iii) be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC (including those executive orders and lists published by OFAC with respect to Prohibited Persons); and (iv) otherwise be in full compliance with all Prescribed Laws.

32.                               Separability.  Each agreement contained in this Lease shall be a separate and independent agreement and the breach of any such agreement by one Party shall not discharge or relieve the other Party from its obligation to perform each obligation of this Lease to be performed by such other Party. If any term or provision of this Lease or the application thereof to any Person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the extent permitted by law.

33.                               WAIVER OF TRIAL BY JURY.  TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR THE LEASED PROPERTY AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY.

34.                               Recording.  Upon Tenant’s request, Landlord and Tenant will, at Tenant’s sole expense, execute, acknowledge, deliver and cause to be recorded or filed or registered and re-recorded, re-filed or re-registered in the manner and place required by any present or future law, the memorandum of lease attached hereto as Exhibit M (the “Lease Memorandum”), and all other

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instruments, including, releases and instruments of similar character, which shall be reasonably requested by Landlord or Tenant as being necessary or appropriate to protect their respective interests in the Leased Property.  After the termination of this Lease, Tenant shall cause to be filed of record in the Office of the Recorder of Deeds in and for Chester County, Pennsylvania, an instrument confirming such termination, which instrument shall expressly reference the recording information assigned to the recorded Lease Memorandum, and waive and relinquish any leasehold interest, possessory rights or other property interest of any kind in and to the Leased Property. This obligation shall survive the termination of this Lease.

35.                               Landlord’s Right of Entry.  Throughout the Term, upon not less than three (3) Business Days’ Notice to Tenant, Landlord may show the Leased Property to prospective purchasers or lenders, and during the last 24 months of the Term, prospective tenants, and their respective representatives during normal business hours as Landlord may elect, subject to reasonable restrictions that Tenant may impose.

36.                               Right of First Offer on Space within Park.

(a)                                  So long as this Lease is in full force and effect and no Event of Default has occurred and is continuing under this Lease, Tenant shall have a right of first offer (“ROFO”), from time to time, to lease space within buildings in the section of the Park designated on Exhibit P attached hereto (the “ROFO Area”) which are owned, leased or then-controlled by Landlord or an Affiliate of Landlord which becomes available during the Term (the “Additional Space”) by sending Notice to Landlord of Tenant’s desire to expand its business operation beyond the Leased Property, which Notice shall contain an estimate of the amount of RSF, the term, the general nature of the space and an estimate of the proposed possession date that Tenant is seeking (the “Expansion Notice”).  Within thirty (30) days following Landlord’s receipt of the Expansion Notice, Landlord shall provide Notice to Tenant (“Notice of Availability”) of the Additional Space in the ROFO Area that is available.  With each Notice of Availability, Landlord shall include a term sheet proposal (containing, among other things, the Net Effective Rent for such Additional Space) (the “ROFO Proposal”) to lease such Additional Space that generally matches Tenant’s requirements set forth in the Expansion Notice on such proposed terms as Landlord is willing to accept for such space.  In addition, if the ROFO is not suspended for one (1) year as provided in Section 36(b) below, for a period of six (6) months after Landlord’s receipt of the Expansion Notice, Landlord shall send updated Notices of Availability to Tenant from time to time as and when any new Additional Space becomes available.  Tenant shall have the right to exercise the ROFO as to any such new available Additional Space in the same manner for any previous available Additional Space.

(b)                                 Tenant shall have fifteen (15) Business Days from receipt of a Notice of Availability (the “ROFO Period”) in order to exercise its rights hereunder and expand the Leased Property to include the Additional Space, by counter-signing and delivering to Landlord at least one (1) counterpart of the ROFO Proposal (“ROFO Acceptance”).  If Tenant issues the ROFO Acceptance, Landlord and Tenant shall execute an amendment to this Lease incorporating the ROFO Proposal, or if the Additional Space is owned by Landlord’s Affiliate, Tenant shall execute, and Landlord shall cause such Affiliate to execute, a lease for the Additional Space using this Lease as a form and incorporating the terms of the ROFO Proposal (in either case, a “ROFO Lease”), within fifteen (15) days following issuance of the ROFO Acceptance.

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(i)                                     If Tenant fails to accept or reject such Additional Space within the ROFO Period, then, for the one (1) year period following the expiration of the applicable ROFO Period, Landlord may proceed to lease any and all space within the ROFO Area to any third party on such terms and conditions as Landlord shall elect in the exercise of its sole and absolute discretion and the ROFO as provided in this Section 36 shall be void until Tenant next sends to Landlord an Expansion Notice following the expiration of such one (1) year period.

(ii)                                  If Tenant elects not to accept the ROFO Proposal for the Additional Space, Tenant may submit a ROFO Proposal for such Additional Space acceptable to Tenant containing the Net Effective Rent for such Additional Space within such fifteen (15) Business Day period (the “Tenant Proposal”).  If Landlord elects not to accept the Tenant Proposal for such Additional Space, then, for the one (1) year period following the expiration of the applicable ROFO Period, Landlord may proceed to lease such Additional Space set forth in the Notice of Availability to any third party on such terms and conditions as Landlord shall elect in the exercise of its sole and absolute discretion; provided, however, if Landlord is proposing Net Effective Rent for such space which is equal to or less than the Net Effective Rent set forth in the Tenant Proposal, then, Landlord shall send Tenant a new Notice of Availability, including such terms and conditions as Landlord is offering, and Tenant shall have five (5) Business Days (the “Additional ROFO Period”) to exercise its rights hereunder and expand the Leased Property to include the Additional Space by delivering to Landlord a Notice that Tenant wishes to accept Landlord’s terms and conditions for such Additional Space.  If Tenant elects not to lease such Additional Space or fails to accept or reject such Additional Space within the Additional ROFO Period, then Landlord may proceed to lease such space to any third party on such terms and conditions as Landlord shall elect in the exercise of its sole and absolute discretion.

(iii)                               In the event Tenant fails to timely execute a ROFO Lease with respect to Additional Space which was the subject of a ROFO Acceptance, and such failure continues for thirty (30) days after Tenant’s receipt of Notice from Landlord that the Lease is complete, is in compliance with this Section and is ready for execution, then Landlord shall be entitled to negotiate with one or more unrelated third parties, and Landlord shall be entitled to enter into a lease on such terms, covenants, conditions and agreements as Landlord shall elect in its sole discretion with any third party, and such Additional Space shall thereafter be released from and no longer be subject to Tenant’s ROFO rights.

(c)                                  Tenant’s ROFO rights shall not run with the land and shall cease with respect to any building in the ROFO Area owned by Landlord or an Affiliate of Landlord which is then the subject of an agreement of sale or signed letter of intent unless closing fails to occur thereunder.  In addition, Tenant acknowledges that it is the policy of Landlord and its Affiliates to give preference to existing tenants to have the opportunity to remain in space leased by them prior to making such space available for lease to third parties, regardless of whether such tenants have options to extend or renew.  Accordingly, Tenant’s ROFO rights shall be subject and subordinate to (1) any preexisting rights granted by Landlord or any Affiliate of Landlord to any tenant of any space within the ROFO Area (collectively “Existing Affected Tenants”), having an option to extend or renew its lease, and (2) the right of Landlord or Landlord’s Affiliate to offer an Existing Affected Tenant which does not have such an option to extend or renew its lease, the right to extend or renew its lease without including the space leased by such Tenant in a Notice of Availability.

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(d)                                 Tenant shall maintain in strict confidence the Notice of Availability and the ROFO Proposal, and shall not disclose the same except to such of its agents and representatives who have the need to know the contents thereof, and shall cause such agents and representatives to maintain the contents of the Notice of Availability and the ROFO Proposal in confidence.  Any disclosure by any such Person in violation of the covenants of this paragraph shall be a material Event of Default by Tenant under this Lease, which shall not be subject to cure.

37.                               Miscellaneous.

(a)                                  This Lease shall bind and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns permitted hereunder.  Nothing herein shall restrict Landlord’s right to convey the Leased Property or interests therein or interests in Landlord without Tenant’s consent.

(b)                                 If either Party, in its reasonable judgment, should require the other Party to execute any additional documents or assurances to further document or affirm compliance with such other Party’s agreements hereunder or under any related documents, then such other Party shall promptly comply with such request(s) and execute such documents or assurances as the requesting Party may require in its reasonable judgment.

(c)                                  This Lease sets forth the entire agreement and understanding of the Parties hereto with respect to the specific matters agreed to herein and supersedes all prior agreements or understandings between the Parties with respect to the matters contained herein, except insofar as the Guaranty governs any matters set forth therein. The Parties hereto acknowledge that no oral or other agreements, understandings, representations or warranties exist with respect to this Lease or with respect to the obligations of the parties hereto under this Lease, except those specifically set forth in this Lease or the Guaranty.  This Lease may not be amended, changed, waived, discharged or terminated in whole or in part except by a written instrument duly executed by Landlord and Tenant.

(d)                                 No failure, delay, forbearance or indulgence on the part of any party to insist upon the strict performance of any provision or to exercise any option, right, power, remedy or privilege hereunder shall operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e)                                  This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the state within which the Leased Property is located.

(f)                                    All headings are for reference only and shall not be considered as part of this Lease.

(g)                                 This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute a single instrument.

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(h)                                 TIME IS OF THE ESSENCE as to the periods set forth pursuant to each provision of this Lease, subject nevertheless to Unavoidable Delay as provided in this Lease and the Work Letter.

(i)                                     Recourse for Landlord’s breach of any obligation hereunder shall be limited to Landlord’s interest in the Leased Property including all rentals, reimbursements, insurance proceeds, condemnation awards, sale proceeds and loan proceeds, and in no event shall Tenant have recourse to Landlord personally, or its members, managers, shareholders, directors, trustees or beneficiaries or to any other assets of Landlord.

(j)                                     In any litigation or other proceeding by which one party either seeks to enforce its rights under this Lease (whether in contract, tort or both), or seeks a declaration of any rights or obligations under this Lease, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

38.                               Representations.

(a)                                  Tenant represents and warrants to Landlord that the following are true as of the date hereof:

(i)                                     Status.  Tenant is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and qualified to do business in, and in good standing under the laws of, the state in which the Leased Property is located.  Tenant has the necessary corporate power and authority to own its assets and to conduct its business as now conducted and to enter into and deliver this Lease and to perform the transactions contemplated hereby.

(ii)                                  Due Authorization; No Conflict.  This Lease has been duly authorized by all necessary corporate action on the part of Tenant and has been duly executed and delivered by Tenant, and the execution, delivery and performance hereof by Tenant will not (A) require any approval or consent of any trustee or holder of any indebtedness or obligation of Tenant or any approval or consent of any Governmental Authority, other than such consents and approvals as have been obtained, (B) contravene any Legal Requirements applicable to Tenant or (C) contravene or result in a Default under Tenant’s charter or by-laws or other organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Tenant is a party or by which Tenant is bound, to the extent that such Default would have a Material Adverse Effect on Tenant’s ability to perform its obligations under this Lease.

(iii)                               Bankruptcy.  No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Tenant.  Tenant has not made a general assignment for the benefit of creditors and Tenant is able to pay its debts as they become due.

(iv)                              Pending Actions.  There are no actions, suits, investigations or other proceedings at law or in equity or by or before any Governmental Authority now pending or, to Tenant’s Actual Knowledge, threatened against or affecting Tenant which, if adversely determined individually or in the aggregate, would prevent the consummation of the transaction contemplated by the Lease, or impair Tenant’s ability to perform its obligations under this Lease.

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(b)                                 Landlord represents and warrants to Tenant that the following are true as of the date hereof:

(i)                                     Status.  Landlord is a Pennsylvania limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and qualified to do business in, and in good standing under the laws of, the state in which the Leased Property is located.  Landlord has the necessary partnership power and authority to own its assets and to conduct its business as now conducted and to enter into and deliver this Lease and to perform the transactions contemplated hereby;

(ii)                                  Due Authorization; No Conflict.  This Lease has been duly authorized by all necessary partnership action on the part of Landlord and has been duly executed and delivered by Landlord, and the execution, delivery and performance hereof by Landlord will not (A) require any approval or consent of any trustee or holder of any indebtedness or obligation of Landlord or any approval or consent of any Governmental Authority, other than such consents and approvals as have been obtained; with the exception of building permits and governmental approvals required prior to issuance of building permits for the construction of the Base Project Work and the Tenant Improvements (including, without limitation, subdivision and land development), (B) contravene any Legal Requirements applicable to Landlord; or (C) contravene or result in a Default under Landlord’s charter or by-laws or other organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Landlord is a party or by which Landlord is bound, to the extent that such Default would have a Material Adverse Effect on Landlord’s ability to perform its obligations under this Lease;

(iii)                               Bankruptcy.  No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Landlord.  Landlord has not made a general assignment for the benefit of creditors and Landlord is able to pay its debts as they become due;

(iv)                              Pending Actions.  There are no actions, suits, investigations or other proceedings at law or in equity or by or before any Governmental Authority now pending or, to Landlord’s Actual Knowledge, threatened against or affecting Landlord which, if adversely determined individually or in the aggregate, would prevent the consummation of the transaction contemplated by the Lease, impair Landlord’s ability to perform its obligations under this Lease;

(v)                                 As of the Effective Date, Landlord has good and marketable fee simple title to the Existing Land, free and clear of all easements, restrictions, liens, encumbrances, leases and the like (“Encumbrances”), except for the Permitted Encumbrances. In addition, at the time Landlord acquires title to the Additional Land, Landlord shall have good and marketable fee simple title to the Additional Land, free and clear of all Encumbrances, except for the Permitted Encumbrances.  Landlord has no Actual Knowledge of any other Encumbrances affecting the Land except as set forth in this Section;

(vi)                              To Landlord’s Actual Knowledge, Tenant’s use of the Leased Property for the Permitted Use will not violate any Legal Requirements or any restriction, covenant, easement or agreement affecting the Leased Property;

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(vii)                           The Leased Property now has, and, on the Commencement Date, shall have, access to and from Regency Drive, for the passage of vehicular traffic;

(viii)                        This Lease does not violate the provisions of any instrument heretofore executed and/or binding on Landlord, or affecting or encumbering the Leased Property or the Park, and no rights granted by Landlord to Tenant under the terms of this Lease conflict with any rights granted by Landlord or any Affiliate of Landlord to any other tenant or occupant of the Park;

(ix)                                There shall be no restrictions or other legal impediments imposed by any public or private instrument which would prevent: (i) the use of the Leased Property for the Permitted Use; or (ii) the use of the parking facilities, access roads, and other Common Areas in the manner contemplated by this Lease;

(x)                                   With respect to the environmental condition of the Leased Property, (A) Landlord has received no notices concerning the environmental condition of the Park, the Leased Property or any Adjoining Property; (B) Landlord has no Actual Knowledge of, and has received no Notice of, any violation, or potential or alleged violation, of any Legal Requirements, including, without limitation, Environmental Laws, affecting the Park, the Leased Property or any Adjoining Property, regardless of whether same has been cured; and (C) to the best of Landlord’s Actual Knowledge: (x) no Hazardous Substances are located at, on, in, under or emanating from the Park, the Leased Property or any Adjoining Property, and (y) no underground storage tank exists at the Real Property;

(xi)                                As of the Effective Date:  (A) Landlord is the optionee under that certain Purchase and Sale Option Agreement dated December 2, 2010 by and between Marsh Creek Realty III Business Trust, as seller, and Landlord, as purchaser, with respect to the Additional Land (the “Contract”); (B) the Contract is in full force and effect; (C) it has not delivered or received any Notice of Default, and has no knowledge of any condition or circumstance which with Notice or the lapse of time, or both, could become a default, under the Contract; and (D) the Additional Land consists of approximately 6.424 acres, and currently constitutes all of the property to be purchased under the Contract.  Landlord shall proceed diligently and in good faith to acquire fee title to the Additional Land under the Contract.

39.                               Use of Roof.  Landlord and Tenant agree that Tenant shall have the exclusive right, subject to the terms, conditions, and requirements of this Section, to install, maintain, upgrade, operate, repair and replace, at Tenant’s cost, on the roof of the Building equipment in support of Tenant’s occupancy of the Building, including without limitation, one or more Rooftop Communications Devices for the use of occupants of the Building in the operation of their business within and outside of the Building only (for purposes hereof, “Rooftop Communications Devices” or “RCD”), which may include, without limitation, transmitter(s), microwave or satellite dish(es) or antenna(s) or other communications fixtures or equipment utilized for receiving or transmitting voice, video, data or other communications, together with all wiring, equipment and facilities reasonably necessary to make same functional and connected with the Building), including, without limitation, the right to interconnect the RCD with Tenant’s other equipment located in the Building using risers, conduits and chases.  As to any Rooftop Communications Device Tenant desires to install, Tenant shall notify Landlord of Tenant’s

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desire to install such, identifying the type, size, dimensions, energy requirements, proposed use, and pertinent plans and specifications related to such RCD. Landlord shall review such information, and within a reasonable time not to exceed fifteen (15) days after receipt thereof, approve Tenant’s plans or state any reasonable objections thereto, which Tenant shall reasonably accommodate.  It shall not be an unreasonable objection for Landlord to require visual screening of any RCD, and to require any RCD to be approved by the Architectural Review Committee of ECCA.  Landlord’s right to approve Tenant’s plans for the RCD shall be subject to the condition that Landlord shall not unreasonably withhold, condition or delay such approval.  Tenant shall use Landlord’s roofing contractor (or another contractor approved by the issuer of Landlord’s roofing warranty) to perform any roof penetrations so as to not void the warranty for the roof of the Building; provided such contractor’s work is priced at market rates and such contractor is of a size, sophistication and quality reasonably acceptable to Tenant.  Tenant shall give Landlord not less than twenty-four (24) hours prior Notice before commencing any installation of RCDs to allow a representative of Landlord to observe such installation.  Tenant shall pay all costs and expenses of operating all RCDs which Tenant places on the roof of the Building.  Tenant shall be obligated to remove all RCDs which Tenant places on the roof of the Building within thirty (30) days after the expiration of the Term of this Lease, at Tenant’s expense.  Tenant shall be obligated to close any penetration to the roof of the Building by the wires, conduits or cables installed by Tenant.  Tenant’s RCD shall be a trade fixture, shall be and remain the property of Tenant, and shall be removable by Tenant at any time. Tenant shall pay for all costs of repairing and maintaining the RCD.  Tenant shall indemnify, defend and hold harmless Landlord with respect to any costs, damages, claims, suits or actions arising in connection with Tenant’s violation of its obligations under this Section 39.

40.                               Signs; Naming Rights, etc.

(a)                                  Landlord shall provide Tenant an exterior monument sign (as part of the Base Project Work) and Building lobby directory, signage at the entrance to the Building and signage at other places within the Building (all of which shall be installed by Landlord as part of the Tenant Improvements, and shall be maintained by Landlord as an Operating Expense).  Landlord shall use commercially reasonable efforts to obtain any required permits and approvals associated with such signage, including ECCA approval, and Tenant shall cooperate with Landlord in such efforts to the extent requested by Landlord.  Except for signs which are located wholly within the interior of the Leased Property and which are not visible from the exterior of the Leased Property, Tenant shall not place or erect any signs upon the Building or at any exterior location of the Leased Property unless the design of such signs are approved by Landlord in writing (which approval shall not be unreasonably withheld, conditioned or delayed) and comply with the Legal Requirements and the Declaration.

(b)                                 In addition, Tenant shall have the exclusive naming rights to the Building subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed (the “Approved Building Name”). Tenant may change the Approved Building Name from time to time at Tenant’s election, at Tenant’s sole cost and expense, and subject to Landlord’s consent (not to be unreasonably withheld, conditioned or delayed).  When referring to the Building, Landlord shall use commercially reasonable efforts to refer to the Building using the Approved Building Name.  The name of the Building and the name by which the Building is identified publicly, at the Building, in all public announcements and communications, and in all promotional materials and

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other documents for public distribution or for use in connection with the leasing, operation and promotion of the Building and the Project, and on all signage, shall be the Approved Building Name, and shall not be changed by Landlord without Tenant’s prior written consent, which consent Tenant may give or withhold in Tenant’s sole discretion. The style, color(s) and font(s) of the Approved Building Name shall be selected by Tenant, in Tenant’s sole discretion.  Nothing contained herein shall be deemed to grant to Landlord or to anyone else any license, right or interest in the Approved Building Name, excepting only the right to utilize the Approved Building Name in connection with the name of the Building and related signage and promotional materials, insofar as necessary to carry out the intent of this Section 40(b).  Following the expiration or earlier termination of this Lease, or at such earlier time as Tenant shall direct, Landlord shall (at Tenant’s sole cost and expense), remove and expunge from the Building each instance of the Approved Building Name.  All signage and other media bearing the Approved Building Name and paid for by Tenant (directly or by reimbursement to Landlord or others) shall be and remain the property of Tenant and may be removed and disposed of (including used for any other purposes at other locations) by Tenant in Tenant’s discretion at such time as the rights of Tenant under this Section 40(b) shall expire or be terminated or such signage or other media shall otherwise be removed or replaced (and in such case Tenant shall repair any damage to the Building caused by such removal or replacement).  Landlord shall not, without the consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion, use or permit the use of the Approved Building Name for any other purpose.  Nothing in this Section shall permit Tenant to place any signage on the exterior of the Building.

41.                               Security Deposit.  As security for the performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant, Tenant shall provide Landlord a security deposit equal to one (1) month’s Basic Rent (the “Security Deposit”). The Security Deposit shall be delivered by Tenant to Landlord within ten (10) days after the date that Landlord has delivered to Tenant evidence, reasonably satisfactory to Tenant, that Landlord has incurred more than $760,000 of Project Costs (exclusive of all Land Costs) (the “Project Cost Confirmation Date”).  The Security Deposit shall be held in accordance with the terms of this Section 41 and shall be made, at Tenant’s election, in cash or in the form of an unconditional, irrevocable letter of credit with a term of not less than one (1) year to be deposited with Landlord, in the amount of the Security Deposit, which letter of credit shall be in form and substance and issued by a lending institution reasonably acceptable to Landlord.  Tenant shall deliver to Landlord a replacement letter of credit not later than thirty (30) days before the expiration of any current letter of credit on deposit with Landlord.  If cash is deposited, Landlord shall segregate such Security Deposit from any other funds of Landlord in an interest bearing escrow account (the “Deposit Account”), and interest earned on such Security Deposit shall become part of the Security Deposit.  The Security Deposit shall be returned to Tenant (or the letter of credit evidencing the Security Deposit released) within thirty (30) days after the expiration of the Term hereof, provided Tenant has fully performed its obligations hereunder.  Landlord shall have the right, following the occurrence of an Event of Default, to apply any part of said Security Deposit to cure such Default and if Landlord does so, Tenant shall upon demand deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on hand at all times during the Term of this Lease.  In the event of a sale of the Leased Property by Landlord, Landlord shall transfer the Security Deposit to the successor Landlord, and Landlord shall thereupon be released from all liability for the return of such Security Deposit.  If a letter of credit is deposited, within thirty (30) days of Landlord’s request, Tenant

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shall cause a new letter of credit (or an amendment to the then-existing letter of credit) to be issued naming the successor Landlord as the beneficiary thereunder. Once the Security Deposit is transferred to the successor Landlord, Tenant shall look solely to the successor Landlord for the return of said Security Deposit.  This provision shall apply to every transfer or assignment made of the Security Deposit to a successor Landlord.  The Security Deposit shall not be assigned or encumbered by Tenant without the prior written consent of Landlord and any such unapproved assignment or encumbrance shall be void.  In addition to the Security Deposit, within ten (10) days after the Project Cost Confirmation Date, Tenant shall deposit with Landlord an amount reasonably estimated by Tenant to equal one month of Basic Rent (“Estimated First Month Rent”) to be held by Landlord in escrow in the Deposit Account to be applied by Landlord, no sooner than the Commencement Date, solely to the first month’s payment of Basic Rent.  If all of such amount is not applied, then any remaining balance shall be held until the following Basic Rent Payment Date until exhausted.  If this Lease is terminated for any reason prior to the Commencement Date, Landlord shall immediately return to Tenant the Estimated First Month Rent, plus interest. Notwithstanding any provision contained in this Section 41 or elsewhere in this Lease, in no event shall the aggregate amount of the Security Deposit and the Estimated First Month Rent exceed $680,000, and if such aggregate amount does exceed $680,000, then the amount of the Estimated First Month Rent shall be reduced so that the aggregate amount of the Security Deposit and the Estimated First Month Rent does not exceed $680,000.

42.                               Real Estate Brokers.

(a)                                  Tenant represents that Tenant has dealt directly with and only with Tactix Real Estate Advisors, LLC (“Broker”) (whose commission shall be paid by Landlord pursuant to separate agreement), in connection with this Lease and agrees to defend, indemnify and save harmless Landlord against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Tenant’s breach of this representation.

(b)                                 Landlord represents that Landlord has dealt directly with and only with Broker (whose commission shall be paid by Landlord pursuant to separate agreement), in connection with this Lease and Landlord hereby agrees to defend, indemnify and save harmless Tenant against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Landlord’s breach of this representation.

43.                               Option to Purchase.

(a)                                  Tenant shall have the option to purchase the Leased Property from Landlord for the purchase price set forth in Section 43(b) below (the “Option to Purchase”), to be exercised by giving Notice to Landlord (“Tenant’s Option Notice”) during the period beginning on the Effective Date and ending on the later to occur of (i) ten (10) days after the date that Tenant receives either a copy of the first building permit authorizing the construction of the foundation portion of the Base Project Work, or a copy a written valid authorization issued by Uwchlan Township which is the functional equivalent of a building permit authorizing the construction of the foundation (collectively, the “Foundation Permit”), and (ii) twenty (20) days after Tenant receives Notice from Landlord that Landlord intends to obtain (and has a good faith reason to

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believe that it will obtain) the first building permit authorizing construction of the Base Project Work within twenty (20) days of the date of such Notice.  Notwithstanding the foregoing, in no event shall Tenant be required to issue Tenant’s Option Notice sooner than thirty (30) days following receipt of the Notice from Landlord pursuant to clause (ii) above.

(b)                                 The purchase price payable to Landlord for Landlord’s interest in the Leased Property (the “Option Price”) shall be equal to the sum of (i) the Project Cost and (ii) the Developer’s Fee. The parties acknowledge that since the Option Price is based on actual costs incurred to complete the Project, the actual Option Price may not be known until the day of closing or thereafter. Accordingly, the parties agree to close based on an estimated Option Price as determined in this Section 43(b) (the “Estimated Option Price”).  Subject to reconciliation as set forth in Section 43(d) below, within ten (10) days of Tenant’s exercise of its Option to Purchase, Landlord shall send Tenant Notice of Landlord’s reasonable estimate of the Option Price showing in detail, with supporting documentation, Landlord’s reasonable determination of the components of the Project Cost (i.e., the Land Cost, the Soft Cost and the Construction Cost) and the Developer’s Fee, which Notice shall contain a statement in bold type and capital letters stating “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIFTEEN (15) DAYS SHALL BE A DEEMED APPROVAL BY TENANT” as a condition to the effectiveness of such Notice.  Tenant shall have fifteen (15) days after receipt of Landlord’s estimate to accept or reject Landlord’s estimate of the Option Price. If Tenant fails to send Notice to Landlord of its rejection, Tenant shall be deemed to have accepted Landlord’s estimate.  If Tenant rejects Landlord’s estimate, it must send Notice to Landlord setting forth the reasons for such rejection or requesting such additional information that Tenant may need to better analyze Landlord’s estimate.  For the fifteen (15) day period after Landlord receives Tenant’s rejection Notice, the parties shall meet and negotiate in good faith to agree on the Estimated Option Price.  If no agreement is reached after such period then Tenant, by sending Notice to Landlord within ten (10) days of the expiration of such fifteen (15) day period, shall have the right to exercise one of the following options:

(i)                                     Toll all of the time periods with respect to the Closing set forth in Sections 42(c) and (d) until agreement is reached on the Estimated Option Price or the dispute is resolved, or Tenant elects to exercise clause (ii) below.  If agreement on the Estimated Option Price is not reached until after the Commencement Date, Tenant shall pay Rent as set forth in this Lease until Closing occurs. If no agreement on the Estimated Option Price is reached within one hundred eighty (180) days following the Commencement Date, then Closing shall be held on the one hundred eightieth (180th) day following the Commencement Date, and the provisions of clause (ii) below shall apply;

(ii)                                  Proceed to Closing at the time and pursuant to the terms and conditions set forth in this Section 43, in particular, Section 43(d).  At Closing, Tenant shall pay that amount of the Option Price which is not in dispute to Landlord, and shall pay the excess amount of the Option Price which is in dispute to a Qualified Dispute Escrow Agent.  The Qualified Dispute Escrow Agent shall hold such amount in an interest bearing account until the parties resolve their dispute in writing or a court issues an order resolving the dispute in which case the Qualified Dispute Escrow Agent shall distribute the escrowed funds to Landlord and Tenant, as the case may be, (along with the interest earned on such funds) in accordance with such resolution.  This

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option may also be exercised at any time after Tenant exercises its option under clause (i) above; or

(iii)                               Rescind Tenant’s exercise of its Option to Purchase.

(c)                                  Closing on the purchase and sale of the Leased Property shall take place at a mutually agreeable location on the thirtieth (30th) day after Substantial Completion of the Project has occurred, unless Tenant has elected the option set forth in Section 43(b)(i) above.  Tenant shall pay the Option Price (or if not known, the Estimated Option Price or so much thereof which is not in dispute in accordance with Section 43(b) above) at closing by wire transfer of immediately available funds and if Tenant has exercised the option set forth in Section 43(b)(ii) above, at Closing, Tenant shall pay such disputed amount to the Qualified Dispute Escrow Agent in accordance with such Section.  If Tenant exercises its option set forth in Section 43(b)(i), then Basic Rent and Additional Rent shall be payable from the Commencement Date until completion of Closing.  Landlord shall not make any representations or warranties regarding the physical condition of the Leased Property, except any representations and warranties contained in this Lease (including the warranty contained in the Work Letter and this Lease) shall be deemed to survive the closing and termination of this Lease.  In addition, Landlord shall provide customary representations and warranties as to its good and marketable title to the Property, its due organization and its authority to convey the Leased Property.  Landlord and Tenant shall comply with all Legal Requirements in connection with the sale of the Leased Property and shall cooperate with one another with their efforts to do so.  Landlord shall be obligated to convey (and Tenant’s obligation to purchase the Leased Property shall be conditioned on Landlord’s performance of such obligation) good and marketable fee simple title to the Leased Property, insurable at regular rates by Tenant’s chosen national title insurance company, by a limited warranty deed, subject only to (i) the Permitted Encumbrances (but excluding any and all Mortgages and Liens, all of which must be satisfied of record at closing by Landlord); (ii) all Liens, encumbrances, charges, exceptions and restrictions attaching to the Leased Property created or caused by Tenant; (iii) all Legal Requirements then in effect; and (iv) other standard title exceptions other than those that may be deleted by a customary seller’s title affidavit.  Tenant shall be obligated to assume and pay the cost of any confirmed or unconfirmed assessments affecting the Leased Property as of the date of such closing. In addition to the limited warranty deed, Landlord shall execute and deliver to Tenant a general assignment and bill of sale (which shall transfer and assign to Tenant, among other things, all of Landlord’s right, title and interest in and to the Base Project Plans and Specifications, the TI Work Plans and all other plans related to the Property or the construction of the Project, the Base Project Construction Contract, the TI Construction Contract and all other agreements related to the Property or the construction of the Project, and all other plans, specifications, designs, surveys, drawings, permits, approvals, consents and warranties related to the Property), title affidavit, transfer tax forms and/or such other instrument or instruments as may be appropriate, which shall transfer the interests of Landlord in the Leased Property to Tenant or Tenant’s designee. Landlord and Tenant shall equally split all realty transfer taxes applicable to the sale.

(d)                                 If the actual Option Price is not known and agreed to prior to Closing, and Tenant elects the option set forth in Section 43(b)(ii) above, then the Parties shall close and Tenant shall pay the Estimated Option Price.  Thereafter, Landlord and Tenant agree to cooperate with one another, in good faith, to determine the actual Option Price based on the final and actual Project

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Cost (plus Developer’s Fee) as soon as is reasonably practical after Closing.  The provisions of this Section 43 shall survive the termination of this Lease and the Closing of Tenant’s purchase option.  During a period of not more than sixty (60) days after the Closing, the parties shall meet and negotiate in good faith to agree on the actual Option Price.  Once the final Option Price is determined, if such actual price is higher than the Estimated Option Price, Tenant will pay to Landlord within ten (10) days of such determination, the difference between the Estimated Option Price and the actual Option Price; and if such actual Option Price is lower than the Estimated Option Price, Landlord shall refund to Tenant within ten (10) days of such determination, the difference between the actual Option Price and the Estimated Option Price.

(e)                                  Tenant may not assign, mortgage, pledge, encumber or otherwise transfer its Option to Purchase except simultaneously with its interest in this Lease, and then only to an Affiliate, and any such purported transfer or attempt to transfer shall be void and without effect, and shall terminate the Option to Purchase. Notwithstanding the foregoing, Tenant may designate an Affiliate of Tenant to take title to the Leased Property provided Tenant gives Landlord not less than three (3) Business Days’ prior Notice.  In the event as a result of a designation of another Person to acquire title to the Property, any additional transfer tax incurred as a result of such designation shall be paid by Tenant, and Tenant shall indemnify and save harmless Landlord from and against any and all such additional transfer tax.

44.                               Self-Help.  In addition to the Self-Help Items, if Tenant exercises self-help under Section 18 hereof or Section 4(e)(ii) of the Work letter, then the following provisions also shall apply:

(a)                                  Tenant shall have the right (but not the obligation) in its sole discretion to complete the Base Project Work, TI Work and/or Restoration Work itself or through its agent or third parties, and Landlord shall promptly pay to Tenant on demand a sum equal to the reasonable and documented costs incurred by Tenant in performing any such work and the amount of such costs for such work may include, among other things, costs resulting from delays or reasonable and documented start-up costs or contractor settlements or other costs or inefficiencies inherent in obtaining such performance from persons whom Landlord may have failed to pay or who may then be unfamiliar with the plans and specifications for such Restoration Work, and the Base Project Plans, Base Project Specifications and/or TI Work Plans or the Leased Property, together with interest on such demanded sum at the Overdue Rate, commencing on the date of demand and continuing until paid.

(b)                                 In connection with any construction undertaken by Tenant pursuant to Tenant’s exercise of its self-help rights under this Lease, Tenant may elect to do any or all of the following:

(i)                                     use its own employees and/or engage builders, general contractors, trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with such work;

(ii)                                  amend, modify or terminate any then existing contracts that may be assigned to Tenant in conjunction with the development and/or construction of such work; and

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(iii)                               pay, settle or compromise all bills or claims which may become liens against such work or the Leased Property, or which have been or may be incurred in any manner (A) in connection with such work or (B) for the discharge of such liens, encumbrances or defects in title.

(c)                                  The provisions of this Section 44 shall be applicable if Tenant elects to exercise any or all rights and remedies available to it regarding Self-Help Items under Section 25, or its rights under Section 18 hereof and Section 4(e)(ii) of the Work Letter.

45.                               Declaration.

(a)                                  Landlord covenants, represents and warrants to Tenant that: (i) the Declaration has not been modified, amended or terminated; (ii) the Declaration is currently in full force and effect; (iii) to its actual knowledge as of the date hereof, no default under the Declaration exists thereunder beyond any applicable Notice and cure period; and (iv) the Declaration is, and shall remain, superior in lien to all mortgages and related liens affecting the Park and all other land which is encumbered by the Declaration.  Landlord and Tenant each acknowledge that this Lease is made and shall continue to be subject and subordinate to the Declaration, subject to the provisions of this Section 45.  Tenant shall comply with the terms and conditions of the Declaration to the extent the same affects the Leased Property (it being agreed that Tenant shall not be obligated to expend any sums in connection with such compliance, except with respect to Park assessments and charges applicable to the Leased Property which are included as part of Operating Expenses, and except for the cost of compliance with architectural and design regulations applicable to any Alterations).

(b)                                 Landlord shall, during the Term: (i) perform and observe all of the terms, covenants, provisions and conditions of the Declaration on Landlord’s part to be performed and observed; (ii) defend, indemnify and hold harmless Tenant from and against any and all claims, demands, causes of action, suits, damages, liabilities, and expenses of any nature arising out of or in connection with the enforcement of, or a claimed breach by, Landlord of any covenant, term, condition, or provision of the Declaration; and (iii) diligently enforce, at its sole expense, the covenants, agreements, and obligations of the Declaration which inure to the benefit of Landlord as the owner of the Building.

(c)                                  Whenever, pursuant to the Declaration, the consent or approval of Landlord shall be required by or requested, and such consent or approval could diminish the rights or increase the obligations of Tenant thereunder or under this Lease, other than in a de minimus manner, or could adversely affect Tenant’s use or occupancy of the Leased Property, or the conduct of Tenant’s business therein, other than in a de minimus manner, such consent or approval shall not be granted without the prior consent of Tenant, which consent may be withheld in its sole and absolute discretion.

(d)                                 Landlord shall, immediately upon receipt, forward to Tenant a copy of any and all Notices and/or demands received by Landlord under or pursuant to the Declaration, which relate to, or could adversely affect, Tenant’s use or occupancy of the Leased Property, the conduct of Tenant’s business therein, or Tenant’s rights pursuant to this Lease.

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(e)                                  Landlord shall not amend, or modify the Declaration if such amendment or modification could diminish the rights or increase the obligations of Tenant thereunder or under this Lease, other than in a de minimus manner, or could adversely affect Tenant’s use or occupancy of the Leased Property or the conduct of Tenant’s business therein, other than in a de minimus manner, nor shall Landlord terminate the Declaration.

(f)                                    In the event Landlord defaults in the performance of any of its obligations under the Declaration or fails to enforce the obligations of any other obligee under the Declaration, and such default or failure to enforce could adversely affect Tenant’s rights thereunder or under this Lease, other than in a de minimus matter, Tenant’s use or occupancy of the Leased Property or the conduct of Tenant’s business therein, Tenant may, if permitted to do so under the Declaration, but shall not be obligated to, after thirty (30) days Notice (except in the event of emergency, in which case no Notice shall be required) cure any default by Landlord under the Declaration and/or enforce, in its own name, at Landlord’s expense, the obligations of any other obligee under the Declaration. Landlord shall, upon demand, reimburse Tenant for the costs incurred by Tenant in performing any of Landlord’s obligations under the Declaration or enforcing the obligations of any obligee under the Declaration, together with interest thereon at the Overdue Rate.

(g)                                 As between Landlord and Tenant, in the event of any conflict between the Declaration and this Lease, this Lease shall in all respects control.

[Signatures Follow]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed and delivered as of the date first written above.

Landlord:

530 REGENCY DRIVE ASSOCIATES, L.P., a Pennsylvania limited partnership

By:	530 Regency Drive GP, Inc.,
Its general partner

	By:	/s/ Robert S. Hankin
	Name:	Robert S. Hankin
	Title:	President

Tenant:

WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation

By:	/s/ Richard D. Luzzi
	Name:	Richard D. Luzzi
	Title:	Vice President

APPENDIX I

RULES OF CONSTRUCTION AND DEFINITIONS

As used herein, unless otherwise specified or the context otherwise requires:

(a)                                  any term defined in this Appendix by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b)                                 words which include a number of constituent parts, things or elements, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole;

(c)                                  references to any Person include such Person and its successors and permitted assigns and when an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives;

(d)                                 singular words connote the plural as well as the singular, and vice versa as may be appropriate;

(e)                                  words importing a gender include any gender;

(f)                                    the words “consent”, “approve”, “agree” and “request”, and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question;

(g)                                 a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations, and ordinances issued or otherwise applicable under that statute;

(h)                                 a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(i)                                     the words “including” and “includes”, and words of similar import, shall be deemed to be followed by the phrase “without limitation”;

(j)                                     the words “herein”, “hereof”, “hereunder”, “thereof”, and “thereunder” and words of similar import, when used with respect to a document, shall be deemed to refer to the document as a whole and not to the specific section or provision where such word appears unless so stated;

(k)                                  unless the context shall otherwise require, a reference to the “Leased Property”, the “Improvements”, the “Building Systems”, or the “Appurtenant Rights” shall be deemed to be followed by the phrase “or a portion thereof”, “or any part thereof” or “or any interest therein”;

Appendix I – 1

(l)                                     unless the context shall otherwise require, a reference to “fees and expenses” means actual fees and expenses and shall be deemed to be followed by the phrase “including, reasonable attorney’s fees, expenses and disbursements”;

(m)                               the Schedules, Exhibits and Appendices listed in the table of contents of this Lease and attached hereto are incorporated herein by reference;

(n)                                 the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience to this Lease and shall not affect the construction of this Lease;

(o)                                 references to this Lease include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications thereof, in whole or in part;

(p)                                 the terms “agree” and “agreements” contained herein are intended to include and mean “covenant” and “covenants”; and

(q)                                 each of the parties to this Lease and their counsel have participated in the preparation, review, negotiation and revision of this Lease, and the usual rules of construction that any ambiguities are to be resolved against the drafting party are inapplicable to the construction and interpretation of this Lease and any amendments or exhibits thereto.

Actual Knowledge by the Landlord or Tenant with respect to any matter means the present actual knowledge of such matter by any Executive Officer after reasonable investigation and inquiry.  Actual Knowledge shall be presumed conclusively as to the content of any notice to Landlord or Tenant, respectively, either (i) made in accordance with the provisions of this Lease, or (ii) provided by any Governmental Authority under any applicable Legal Requirement.

ADA is defined in Section 8(d).

Additional Land is defined in Recital B(1).

Additional Rent means all amounts, liabilities, costs, expenses and obligations (other than Basic Rent) which Tenant is required to pay or discharge in accordance with this Lease.

Additional ROFO Period is defined in Section 36(b).

Additional Space is defined in Section 36(a).

Adjoining Property means all streets, drives, sidewalks, curbs, and similar areas adjoining the Land.

Affiliate means, at any time, and for a Person, any other Person or group acting in concert with the Person in question that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling” controlled by” and “under common control with”), as used with respect to any Person, means the

Appendix I - 2

possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities (or any other interest or interests), by contract or other means.

Alteration or Alterations means any alterations, installations, renovations, reconstruction, demolitions, modifications, replacements, improvements, changes to the Building Systems, removals or additions to the Leased Property, both interior or exterior, and ordinary or extraordinary, including any Restoration.

Architect means The Ballinger Companies.

Approved Building Name is defined in Section 40(b).

Appurtenant Rights means all of Landlord’s right, title, or interest in all Easements, appurtenances, tenements, hereditaments and any other rights and benefits belonging or pertaining to the Land or the Improvements, including, the use of any Adjoining Property, and all Permits and other rights whether or not of record, appurtenant to the Land.

Bankruptcy Code means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States, and any comparable foreign laws relating to bankruptcy, insolvency or creditor’s rights.

Base Project Work is defined in Section 2(a) of the Work Letter.

Basic Rent means, during the Basic Term, the installments in the amounts set forth on Exhibit H, and, during any Renewal Term, the amounts determined under Section 4(b).

Basic Rent Payment Dates means (i) the Commencement Date, (ii) the first day of each subsequent calendar month included in the Term, and (iii) the first day of each Renewal Term, or if any first day is not a Business Day, then the next Business Day.

Basic Term means a period that shall begin on the Commencement Date and shall end at 11:59 PM on the Basic Term Expiration Date.

Basic Term Expiration Date means that date which is the last day of the fifteenth (15th) Lease Year.

Broker is defined in Section 42(a).

Building is defined in Recital B(2).

Building Systems means the mechanical, gas, electrical, sanitary, heating, ventilation and air-conditioning systems, elevator, plumbing (and all attached fixtures), security and life-safety systems, roof and balcony drainage and other service systems of any building, including telephone and communication equipment integrated into the Improvements and used in the operation of the Improvements and computer equipment used in connection with gas, electrical, sanitary, heating, ventilation or air conditioning, security and life-safety systems.

Appendix I - 3

Business Day means any day other than a Saturday, a Sunday or a day on which commercial banks are authorized or required to be closed in (i) the State of New York, or (ii) the State in which the Leased Property is located.

Capital Repair means an expenditure or repair if it is made to acquire, improve or upgrade physical assets such as equipment, property, and/or buildings and needs to be capitalized in accordance with GAAP and/or are added to an asset account (i.e. capitalized), thus increasing the asset’s basis (i.e. the cost or value of an asset as adjusted for tax purposes) and/or are required to be expensed over the useful life of such asset.

Casualty means loss, damage or destruction to the Leased Property from fire, hazard, theft or other casualty.

Casualty Time Estimate is defined in Section 18(b).

Code means the Internal Revenue Code of 1986, as amended.

Code Modification is defined in Section 8(b).

Commencement is defined in Section 18(f).

Commencement Date has the meaning set forth in Section 3(c).

Commencement of construction is defined in Part B8 of Exhibit G attached hereto.

Common Area Charges is defined in Section 14(h).

Common Facilities means the Common Elements as defined in the Declaration.

Condemnation means loss, damage or destruction whether by condemnation, seizure, confiscation, requisition or other taking or sale of the use, access, occupancy, Easement, rights to or title of the Leased Property, whether permanent or temporary, by or on account of any actual or threatened eminent domain proceeding or other action by any Governmental Authority or any transfer in lieu or in anticipation thereof.

Construction is defined in Section 18(a).

Construction Costs means all amounts paid by Landlord (as opposed to amounts paid by Landlord for upgrades or changes) to Landlord’s Contractor, third party contractors, subcontractors and material suppliers in connection with the performance of the Base Project Work (not to exceed the Base Project GMP) and the TI Work (not to exceed the amount of the Improvement Allowance drawn by Tenant, if any); provided that (i) the work supplied or performed as part of the Base Project Work and TI Work, as applicable, is in substantial conformance with the approved Base Project Plans and Specifications and TI Work Plans; (ii) all work, trades and materials contracts for Base Project Work and TI Work with a value in excess of $25,000 shall be bid in accordance with the Work Letter; (iii) the unit and/or hourly prices for work performed or provided by Landlord and/or Landlord’s Contractor, or its Affiliates for Base Project Work and TI Work will be agreed to by Landlord and Tenant before commencement of

Appendix I - 4

construction but in no event more than rates charged by competitive third party providers; and (iv) the Contractor’s Fee.  In no event shall Construction Costs include (w) impact fees with respect to the Project, (x) any environmental remediation costs or costs to address concealed subsurface conditions such as unanticipated rock or unstable soil (but may include the reasonable costs of a Phase 1 Environmental Assessment and typical soil borings to determine the subsurface conditions), (y) any cost to the extent it is otherwise included in Soft Costs or Land Costs, or (z) any costs for in-house personnel of Landlord or Landlord’s Contractor unless such costs are expressly included in the Cost of the Work and are in lieu of costs that necessarily would have been paid to third-party providers for such service (and are not in fact being provided by such third-party provider) or reduce the costs that would have otherwise been paid to third-party providers of such service (and in such event then only to the extent of such reduced cost).

Construction Period Interest shall include bank charged fees for unused funds from the line(s) of credit dedicated to the Project plus, from the date funds are invested in the Project, an imputed rate of interest or return per annum on any such funds advanced by or on behalf of Landlord, whether as equity or in respect of any Project Loan from a third party to pay Project Costs (other than Land Costs), equal to the interest rate paid for the ten (10) Year U.S. Treasury bonds at auction for such bonds, which rate shall be the determined on the first day of month in which such proceeds were used to pay Project Costs, plus three hundred (300) basis points.

Contract is defined in Section 38(b).

Contractor’s Fee is defined in Section 2(d)(ii)(8) of the Work Letter.

Cost of the Work is defined in Section 2(d)(ii)(7) of the Work Letter.

Declaration is defined in Recital B(4).

Default means any event, condition or failure the occurrence or existence of which, with the giving of Notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.

Deficiency is defined in Section 24(b)(d)(ii).

Deposit Account is defined in Section 41.

Destruction means a Casualty or a Condemnation.

Developer’s Fee means an amount equal to five percent (5%) of the sum of: (1) the Soft Costs and (2) Construction Costs (but excluding any and all costs for the TI Work).

Dollars and $ mean lawful currency of the United States of America.

Easements means all easements, licenses, rights of way and other similar property interests, rights or privileges in the nature of easements.

ECCA means the Eagleview Corporate Center Association.

Appendix I - 5

Effective Date means the date that a fully executed original counterpart of this Lease has been received by each Party.

Eligible Account means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution means a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

Environmental Laws means and includes the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.),the Safe Drinking Water Act (42 U.S.C §300f through 300j), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), any state super-lien and environmental clean-up statutes and all other applicable Federal, state and local environmental laws, including obligations under the common law, ordinances, rules, regulations and publications, and any other Legal Requirements, now or hereafter existing relating to the pollution and protection of the environment, the preservation or reclamation of natural resources, the management or Release of Hazardous Substances, or human health or safety.

Estimated Basic Rent is defined in Section 4(a).

Estimated First Month Rent is defined in Section 41.

Estimated Option Price is defined in Section 43(b).

Event of Default is defined in Section 24.

Executive Officer means the President, Executive Vice President, Treasurer, Chief Financial Officer, Director of Real Estate, Managing Member, General Partner or if such office does not exist, its closest equivalent.

Appendix I - 6

Executive Order means Executive Order No. 13,224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Existing Affected Tenants is defined in Section 36(c).

Existing Land is defined in Recital B(1).

Expansion Notice is defined in Section 36(a).

Fair Market Rental Value means the fair rental value, including escalations, for space of equivalent size and character in the same market area in which the Leased Property is located under a lease term equal to the length of the Renewal Term for which the Fair Market Rental Value is being determined, giving consideration to the creditworthiness of Tenant and otherwise defined and determined in accordance with Exhibit I hereto.

Failing Party is defined in Section 44(b).

Financial Condition means that Landlord from time to time, as reasonably determined by Landlord and reasonably approved by Tenant, has obtained a Project Loan and has sufficient cash which is unconditionally available for Landlord’s use, which, when taken together, shall be sufficient to fund reasonably anticipated Project Costs over a rolling six (6) month period as stipulated in Schedule 1 attached to this Lease.  Financial Condition shall be measured from time to time as required under this Lease.

Fitch means Fitch, Inc., a division of Fitch Ratings Ltd., and any successor thereto.

Force Majeure means any delay, moratorium or other governmental restriction resulting from any of the following events beyond the control of the Party claiming the occurrence of the Force Majeure:  (i) highly unusual or unforeseen weather conditions not typically experienced in the general vicinity of the Leased Property; (ii) the weather or natural disasters; (iii) governmental restrictions or governmental regulations; (iv) strikes, labor disputes, lockouts, shortages of labor or materials; (v) inability to obtain materials or reasonable substitutes; (vi) failure of power; (vii) order of civil or military authority, or governmental preemption, civil commotion, riots, insurrection, or war; (viii) acts of God; (ix) Casualty; (x) the discovery and/or removal of any Hazardous Substances on or from the Leased Property; or (xi) any other reason of a like nature not the fault of, or within the reasonable control of, such party; provided, however, lack of, or inability to access, funds shall not be deemed a Force Majeure.  A party wishing to invoke a Force Majeure shall give the other party Notice of that intention within ten (10) days following the commencement of any Force Majeure then known to such party and shall, at that time, specify the reasons therefor and the period of delay, if known, or if not known, a reasonable estimate thereof.

GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

Governmental Authority means the government of the United States of America or any State or other political subdivision of either thereof, or any entity that exercises executive,

Appendix I - 7

legislative, regulatory, administrative, judicial, quasi-governmental or quasi-judicial functions of, or pertaining to, any such government, whether now or hereafter in existence having jurisdiction over the matter or matters in question.

Governmental Incentive means any grant, subsidy or other financial incentive obtained from or issued by or through, directly or indirectly, any Governmental Authority in support of the Project or any component or part of the Project, which is paid to Landlord and not required to be repaid.

Guarantor means collectively, and on a joint and several basis, Robert S. Hankin, Samuel Hankin and Richard J. Hankin and their permitted successors and assigns.

Guaranty means that certain Guaranty Agreement dated as of the date of this Lease by Guarantor in favor of Tenant.

Hazardous Substances means (i) those substances (whether solid, liquid or gas), included within the definitions of or identified as “hazardous substances”, “hazardous materials”, or “toxic substances” in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C., § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., or in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste, substance, pollutant or contamination which is or contains (A) petroleum, its derivatives, by-products and other hydrocarbons, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos and/or asbestos-containing materials in any form that is or could become friable, (C) polychlorinated biphenyls, (D) flammable explosives, (E) infectious or regulated medical waste, or (F) radioactive materials; (iv) Toxic Mold; and (v) such other substances, materials, wastes, pollutants and contaminants which are or become regulated as hazardous, toxic or “special wastes” under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as “special wastes” under any Legal Requirements.

HVAC means heating, ventilation and air conditioning systems (and the chases, conduits, piping and facilities serving such systems) serving the Building.

Improvement Allowance is defined in Section 5(d).

Improvements means, collectively, any buildings and all other structures, landscaping, additions, extensions, and substitutions therefor, parking facilities, drainage facilities, walkways, driveways, curbing and other site improvements and all other improvements that now or hereafter exist on the Land and fixtures appurtenant to the Land, and all Alterations thereto.

Appendix I - 8

Indemnified Liabilities means all liabilities, losses, damages, demands, claims, obligations, suits or other proceedings (including, causes of action, litigation and defenses), settlement proceeds, fines, penalties, assessments, citations, directives, judgments, and all fees and expenses or other disbursements of any nature whatsoever (including, reasonable consultants’, and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, obligation, suit or other similar proceeding commenced or threatened) that may be imposed on, incurred by or asserted or awarded against an Indemnified Party, including all Liens other than Liens created by Landlord.

Indemnified Parties (and each is an Indemnified Party) means Landlord Indemnified Parties and Tenant Indemnified Parties.

Insurance Premiums means all premiums, costs, charges, fees, late fees and interest that are due for the renewal or replacement of the coverage afforded by the Policies.

Insurance Requirements means any one or more of the terms and requirements relating to insurance contained in Section 16 and the terms of each Policy required to be carried by Tenant under the Lease.

Janitorial Deficiency Notice is defined in Section 14(e).

Land is defined in Recital B(1).

Land Costs means an amount equal to $250,000 per acre for each acre of the Land (prorated for any part of an acre), plus a portion of the impact fees with respect to the Project in the amount of $64,000, and no other fees or charges of any kind or nature whatsoever.  In no event shall Land Costs include any cost to the extent it is otherwise included in Construction Costs or Soft Costs.

Landlord Default is defined in Section 25(a).

Landlord Indemnified Parties (and each is a Landlord Indemnified Party) means Landlord, Lender, Lender’s servicer, if any, and their respective successors and assigns, the beneficial owners of any of the foregoing and the trustees, beneficiaries, members, partners, shareholders, officers, directors, participants, employees, professionals and agents of Landlord, Lender, and Lender’s servicer, if any.

Landlord’s Agents means one or more or all of Landlord’s officers, directors, managers, members, shareholders, agents, contractors, invitees and employees.

Landlord’s Contractor is defined in Section 2(d)(i) of the Work Letter.

Landlord’s Statement is defined in Section 7(b).

Lease Documents means this Lease, the SNDA, the Lease Memorandum and such other documents as have been delivered by Tenant to Landlord simultaneously herewith.

Lease Memorandum is defined in Section 33.

Appendix I - 9

Lease Year means a twelve (12) month period during the Term, commencing on the Commencement Date, or any anniversary thereof. The first Lease Year shall commence on the Commencement Date, and if the Commencement Date is other than the first day of the month, shall extend to a date which is twelve (12) months following the last day in the month in which the Commencement Date occurs.

Leased Property is defined in Recital B.

Legal Requirements means all present and future applicable laws, statutes, treaties, rules, orders, ordinances, codes, regulations, requirements, Permits, and interpretations by, and applicable judgments, decrees, injunctions, writs and like action even if unforeseen or extraordinary of any Governmental Authority (including, those pertaining to health, safety or the environment and the Americans with Disabilities Act) and the customary rules and regulations of insurance underwriters relating to the use, occupancy, possession, operation, alteration, repair or maintenance of the Leased Property or otherwise affecting the Leased Property.

Lender means an entity identified as such in writing to Tenant which makes a loan to Landlord secured by a Mortgage or which is the holder of the Mortgage as result of an assignment thereof.  The term “Lender” shall also include the servicer and/or trustee with respect to the Mortgage on behalf of the maker of such loan.  Any references in this Lease to Lender at a time, if any, when there is no Lender shall be construed to mean “Lender, if any.”

Lien means any charge, pledge, lien (statutory or otherwise), option, security interest or other encumbrance of any nature or any other preferential arrangement that has the practical effect of creating a security interest, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Material Adverse Effect means any present or future event or circumstance which, in Landlord’s reasonable judgment, would (i) impair materially Tenant’s ability to perform and comply with its obligations under the Lease Documents, or (ii) have a material adverse effect on the validity or enforceability of the Lease Documents or the rights and remedies of Landlord and Lender under the Lease Documents.

Material Alteration means any Alteration which is part of an identifiable project that costs in excess of $250,000.00.

Material Monetary Event of Default means an Event of Default by Tenant based on Tenant’s failure to make any payments otherwise due under the Lease, the aggregate amount of which remaining unpaid at any time exceeds an amount equal to two month’s Rent.

Milestone(s) is defined in Section 2(a).

Monthly Operating Expense Estimate is defined in Section 7(a)(i).

Moody’s means Moody’s Investors Service, Inc., and any successor thereto.

Appendix I - 10

Mortgage means any first mortgage, deed of trust, deed to secure debt or other security instrument hereafter executed covering the Leased Property from Landlord to or for the benefit of Lender, as the same may be modified, amended, renewed, consolidated, replaced or extended.

Named Tenant means the tenant originally holding the interest of the tenant hereunder, and named in the caption of this Lease.

Named Tenant Grace Period is defined in Section 23(e).

Net Award means the entire award, compensation, insurance proceeds or other payment, if any, because of or on account of any Destruction, less any reasonable third-party fees and expenses incurred by Landlord or Lender in obtaining such award, compensation, insurance proceeds or other payment and any fees and expenses of either in connection with the administration of the distribution of the same and not already paid (or reimbursed to Landlord or Lender), plus any investment income earned with respect to the foregoing amounts, plus Tenant’s Insurance Payment, if any.

Net Effective Rent shall be defined, with respect to a lease proposal or lease, as the case may be, as the present value of the basic rent net of any free rent, reduced rent, tenant improvement and moving allowances, cost of tenant improvements to be constructed by the Landlord, and any other incentives or allowances provided by the Landlord, which present value shall be calculated by applying a discount rate of six and one half percent per annum (6.5%) and a term equal to the term of the applicable lease following the rent commencement date thereunder.

New Offer is defined in Section 7(a)(vi).

Notice or Notices mean all written notices, demands, requests, consents, approvals, offers, statements and other written instruments or communications required or permitted to be given pursuant to the terms of this Lease.

Notice of Availability is defined in Section 36(a).

Obligated Party is defined in Section 9(e).

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

Operating Budget is defined in Section 7(a)(i).

Operating Expenses means:

(1)                                  Any reasonable and actual expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Leased Property, including by way of example rather than of limitation, the following:

(a)                                  Reasonable wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or

Appendix I - 11

similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord performing services rendered in connection with the operation, repair, maintenance, protection and management of the Leased Property (to the extent actually employed and reasonably necessary); provided, however, that any clerical and administrative personnel are (x) located on-site at the Building, and only for such time that their work relates to the operation, management and maintenance of the Leased Property, and (y) located off-site, but only for such time that their work relates to the operation, management and maintenance of the Leased Property.  Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid (to the extent the same are reasonable and competitive) to such independent contractors shall be included within Operating Expenses.

(b)                                 Cleaning costs for the Leased Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

(c)                                  Premiums incurred by Landlord with respect to all insurance relating to the Leased Property required to be carried by Landlord under this Lease at competitive rates and terms.

(d)                                 Costs incurred for operation, service, maintenance, inspection and repairs of the Leased Property, including the heating, air-conditioning, ventilating, plumbing, and electrical systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

(e)                                  Sales and excise taxes and the like upon any of the expenses enumerated herein.

(f)                                    Management fees as set forth in Section 14(b), and not in duplication of any of the salaries, wages, benefits or overhead otherwise permitted to be included in Operating Expenses.

(g)                                 The reasonable cost of tools, equipment and supplies and any replacement thereof reasonably necessary for maintenance, repair, protection, management and operation of the Leased Property.

(h)                                 At Tenant’s request only, the cost of repainting or otherwise redecorating any part of the Building and the cost of displays or decorations for the lobby, balconies and other public portions of the Leased Property.

(i)                                     Auditing and accounting fees incurred in connection with the preparation and certification of the operating expense statements.

(j)                                     Subject to the exclusion to Operating Expenses described in clause (v) below, all costs reasonably incurred by Landlord to comply with governmental requirements, whether federal, state or municipal, excluding any fines or other impositions for the violation of any such requirements.

Appendix I - 12

(k)                                  All reasonable costs and expenses associated with the acquisition and installation of any energy or cost saving devices having the effect of reducing other expenses properly includable as Operating Expenses, but only to the extent of the actual reduction in Operating Expenses generated by such installation.

(l)                                     Reasonable and competitive costs of independent contractors performing services, including, but not limited to, cleaning, janitorial, window washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all reasonable and competitive fees due such independent contractors.

(m)                               Costs, assessments or fees payable by Landlord with respect to the Leased Property and the Common Facilities and reasonably allocable to the Leased Property pursuant to any easement agreement or other items of record, only if and to the extent the same are incurred for the types of expenses which are properly includable as Operating Expenses in accordance with the terms of this definition.

(n)                                 The annual amortization (over the anticipated useful life) of a capital improvement only if falling within any of the following two categories:

(i)                                     a labor-saving device or improvement which, and then only to the extent that the same, reduces or eliminates any other component of Operating Expenses; and

(ii)                                  an installation or improvement required by reason of any law, ordinance or regulation, which requirement did not exist on the date of this Lease and is generally applicable to similar office and laboratory buildings.

All of the foregoing items as described in this subsection are hereinafter collectively called “Included Capital Items”.

(2)                                  Operating Expenses shall be “net” and, for that purpose, shall be reduced by the amounts of any discounts, reimbursements or credits received by Landlord with respect to an item of cost that is included within Operating Expenses.  Landlord shall not recover more than the actual Operating Expenses paid by Landlord in connection with the operation of the Leased Property for any year, and Landlord shall not make a profit from the collection of Operating Expenses from Tenant.  The foregoing limitations shall not preclude Landlord’s collection of management fees included under clause 1(f) above.

(3)                                  Notwithstanding the provisions of clause (1) above, “Operating Expenses” shall not include expenditures for any of the following:

(a)                                  Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, insured against by Landlord or as to which Landlord is required to maintain insurance under this Lease, or is required to be insured against under any Permitted Exception or Mortgage, or any costs or expenses resulting therefrom in excess of any insurance coverages, Deductibles included in Operating Expenses shall not exceed those that Landlord is permitted to maintain under this Lease from time to time.

Appendix I - 13

(b)                                 Leasing commissions and advertising expenses incurred in leasing or procuring new tenants or of promoting the Park.

(c)                                  Repairs or rebuilding necessitated by Condemnation.

(d)                                 Depreciation and amortization of the Building or any fixtures or equipment, other than depreciation and amortization which is permitted pursuant to clause (1)(n) above.

(e)                                  The wages, salaries and benefits of executive officers or other senior management personnel of Landlord, if any, or of any personnel above the level of building manager responsible for the operations of the Leased Property.

(f)                                    Debt service payments or fees (including without limitation late fees) on any indebtedness applicable to the Leased Property, including any Mortgage debt, except to the extent of such debt payments or fees in connection with indebtedness incurred to fund Included Capital Items.

(g)                                 Maintenance, replacements, repairs or other work occasioned by defective construction materials or workmanship not performed in a workmanlike manner.

(h)                                 Accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with the Park or any property other than the Leased Property, or associated with the defense of Landlord’s title to or interest in the Leased Property or any part thereof.

(i)                                     Any costs (including without limitation permits, licenses and inspection fees, labor and materials costs, and design costs) incurred in initially constructing the Leased Property.

(j)                                     Costs incurred due to a Landlord Default.

(k)                                  Except for the management fees expressly permitted under clause 1(f) above, any overhead and profit of Landlord or of any affiliates of Landlord or of any property manager for management or other services on or to the Leased Property, or for supplies, utilities or other materials or services, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis, taking into account the effect of volume discounts or rebates offered to Landlord or any property manager as a portfolio purchaser.

(l)                                     Any ground rent or costs for the acquisition or continuation of the right to utilize any lands, easements or other rights pertaining to the lands comprising the Leased Property or the Park.

(m)                               Any costs of a financing, sale or lease transaction, including without limitation surveys, inspections, testing, environmental assessments and other tests and reports, obtained in connection with any such financing or any sale of the Leased Property, and any legal,

Appendix I - 14

accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling or leasing the Leased Property or any part thereof, except such costs incurred in connection with the provision of Included Capital Items.

(n)                                 Any fines or fees or other costs (including without limitation court costs and attorney’s fees) for Landlord’s late payments or failure to comply with Legal Requirements or other governmental, quasi-governmental, or regulatory agencies’ rules and regulations.

(o)                                 Wages and salaries (and taxes imposed upon employers with respect to such wages and salaries) and fringe benefits of personnel of Landlord or of any property manager above the level of building manager.

(p)                                 Costs and expenses (including without limitation fines, consulting fees and remediation expenses) incurred by Landlord for environmental testing, sampling or monitoring, or any costs or expenses incurred for remediation or otherwise in conjunction with the releasing, spilling or depositing of any Hazardous Substances.

(q)                                 Any cost or expense covered by any warranty (including Landlord’s warranty contained in the Work Letter) or guaranty; and with respect to any cost or expense for which any Person is legally liable, if such Person reimburses Landlord for such costs and expenses (with or without legal action) such reimbursement shall be applied (retroactively if necessary) to reduce such cost and expense if otherwise included in Operating Expenses.

(r)                                    Taxes.

(s)                                  Cost of the initial commissioning of the Building’s HVAC systems.

(t)                                    Cost of obtaining any required LEED Certification.

(u)                                 Expenses for the replacement of any item covered under warranty in favor of the Landlord or the subject of Landlord’s warranty obligations under this Lease.

(v)                                 Cost of any repairs, alterations, additions, changes, replacements and other items which, under GAAP, are classified as capital expenditures, except such costs as incurred to provide Included Capital Items.

(w)                               Expenses for any item or service which Tenant pays directly to a third party or for which Tenant separately reimburses Landlord.

(x)                                   The cost (including, without limitation, attorneys’ fees and disbursements) of any judgment, settlement or arbitration award resulting from any tort liability.

(y)                                 Legal and auditing fees, other than those reasonably incurred in connection with the maintenance and operation of the Leased Property or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions.

Appendix I - 15

(z)                                   Reserves for any Operating Expense or capital expenditure (other than reserves established by ECCA passed through as part of the ECCA assessments for the Land and Building).

(aa)                            Costs of insurance coverages not required by the terms of this Lease.

(bb)                          Costs incurred in performing work or furnishing services to Tenant, whether at such Tenant’s or Landlord’s expense, to the extent that such work or service is in excess (by more than a de minimis amount) of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense.

(cc)                            The cost of any work or service performed for any facility or property other than the Leased Property.

(dd)                          The cost of tools and equipment purchased in connection with the Base Project Work or TI Work.

(ee)                            The cost of any “tap fees” or one time lump sum sewer and water connection fees for the Leased Property.

(ff)                                Any costs or fees that are unreasonable in view of the goods or services obtained for such costs or fees.

(gg)                          Costs directly resulting from the legal liability, negligence or willful misconduct of the Landlord or its agents, contractors or employees (including any liability insurance deductible).

(hh)                          Capital Repairs and all costs of a capital nature, including, but not limited to, capital. improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with GAAP, other than for Included Capital Items.

(ii)                                  Payments for overhead and/or profit to Affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or services to the Leased Property, or for supplies or other materials to the extent that the costs of such services, supplies, or materials provided exceed the cost that would have been charged had such services, supplies or materials been provided on a competitive basis.

Option Price is defined in Section 43(b).

Option to Purchase is defined in Section 43(a).

Outside Restoration Date means eighteen (18) months after a Destruction occurs, or such lesser or greater period as is appropriate to the nature of the Destruction, as determined by Landlord in its reasonable discretion, subject to extension (a) with approval of Landlord for any additional period required for Restoration due to the nature and scope of the Destruction, or (b) for Force Majeure or further Destruction.

Appendix I - 16

Overdue Rate means that rate of interest calculated using a three hundred sixty (360) day year of twelve (12) equal months that is equal to the greater of (i) eight percent (8%) per annum; or (ii) two percent (2%) per annum over the Prime Rate, compounded monthly, but in no event greater than the maximum rate permitted by applicable Legal Requirements.

Park means that certain business park known as the “Eagleview Corporate Center,” located in Exton, Pennsylvania and more particularly described on Exhibit D hereto.

Party and Parties are defined in Section 3(c).

Permits means all applicable licenses, authorizations, certificates (including certificates of occupancy), variances, concessions, grants, registrations, consents, permits and other approvals issued by a Governmental Authority now or hereafter pertaining to the ownership, management, occupancy, use, operation, maintenance, alteration or Restoration of the Leased Property.

Permitted Encumbrances means, with respect to the Leased Property: (i) any Liens thereon for Taxes, which are not yet due and payable, (ii) zoning laws, use regulations, and other Legal Requirements applicable to the Leased Property; (iii) the Lien of any Mortgage; provided an SNDA has been executed and delivered; (iv) the Declaration; and (v) those matters set forth on Exhibit E hereto.

Permitted Transfer is defined in Section 23(a).

Permitted Use is defined in Section 6.

Person means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, joint stock company, estate, trust, trustee of a trust, unincorporated organization, Governmental Authority or any other similar legal entity.

Personalty is defined in Recital B(3).

Policies means the insurance policies required under Section 17 of this Lease.

Preliminary Conditions is defined in Section 2.

Prescribed Laws means, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001); (ii) the Executive Order; (iii) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V); (iv) the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq.; and (v) all other Legal Requirements relating to acts of war, drug trafficking, anti-money laundering, terrorism, or similar activities that threaten the security of the United States of America.

Prime Rate means the rate of interest publicly announced by Bank of America, N.A. (or its successor) as its “base” or “prime rate” of interest effective in New York, New York, as such rate of interest may change from time to time and if Bank of America, N.A. (or its successor)

Appendix I - 17

ceases to announce a prime rate, then the current prime rate of interest published by the Wall Street Journal or its successor from time to time.

Prohibited Person means any Person (i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order, (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, (v) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website, http://www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list, or (vi) who is an Affiliate of or affiliated with a Person listed above.

Project means the development of the Land with the Base Project Work and Tenant Improvements including, without limitation, the permitting, designing and constructing of all Improvements.

Project Cost or Project Costs means the sum of Land Costs, Soft Costs and Construction Costs; provided, however, such sum shall be reduced dollar for dollar to the extent of the amount of any Governmental Incentive received by Landlord or allocated by Tenant and paid to (or on behalf of) Landlord toward the cost of performing the Base Project Work.

Project Loan is defined in Part B2 of Exhibit G attached hereto.

Property Manager is defined in Section 14(b).

Qualified Carrier means an insurance carrier that satisfies the rating criteria and other requirements specified in Section 17.

Qualified Dispute Escrow Agent means an Eligible Institution with an office within ten (10) miles of the Leased Property, or the title insurance company insuring Landlord’s interest in the Land, or the title insurance company insuring Tenant’s interest in this Lease.

RCD is defined in Section 39.

Real Property is defined in Recital B(2).

Release of Hazardous Substances means the release of any Hazardous Substances into or upon any land or water or air, or otherwise into the environment, except as may be done in compliance with Environmental Laws, including, by using, storing, transporting, burying, disposing, discharging, injecting, emptying, emitting, spilling, leaking, flowing, seeping, leaching, dumping, pumping, pouring, escaping, placing and the like.

Renewal Term is defined in Section 3(b).

Rent means Basic Rent and Additional Rent.

Appendix I - 18

Replacement Lease is defined in Section 24(b)(iv).

Restoration Commencement Period is defined in Section 18((f).

Restore or Restoration means, if the Leased Property incurs a Destruction, to restore, repair, replace or rebuild the Leased Property, as nearly as practicable, to a condition not less than the condition required to be maintained under this Lease and which existed prior to the occurrence of such Destruction.

Restoration Work is defined in Section 18(b).

ROFO is defined in Section 36(a).

ROFO Acceptance is defined in Section 36(b).

ROFO Area is defined in Section 36(a).

ROFO Period is defined in Section 36(b).

ROFO Proposal is defined in Section 36(a)

Rooftop Communications Devices is defined in Section 39.

RSF means rentable square feet as determined in accordance with ANSI/BOMA Z65.1-1996 Method of Measurement as published by the Building Owners and Managers Association.

Security Deposit is defined in Section 41.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

SNDA is defined in Section 11.

Self Help Items is defined in Section 25(c)

Self Help Notice is defined in Section 25(d).

Soft Costs means all reasonable and customary costs and fees paid by Landlord to third party design and engineering firms, all building permit fees and costs, insurance, bonds (if applicable), Construction Period Interest, brokerage commissions and other third party costs and expenses typically classified as “soft costs” in the industry in connection with the Base Project Work; provided, however, that Soft Costs shall not include (i) salaries or benefits of Landlord’s employees unless, and then only to the extent, they are in substitution of costs that would otherwise have been payable to a third party design or engineering firm, (ii) any cost to the extent it is otherwise included in Construction Costs or Land Costs, (iii) impact fees with respect to the Project, or (iv) any costs for in-house personnel of Landlord or Landlord’s Contractor unless such costs are expressly included in the Cost of the Work and are in lieu of costs that necessarily would have been paid to third-party providers for such service (and are not in fact being provided by such third-party provider) or reduce the costs that would have otherwise been

Appendix I - 19

paid to third-party providers of such service (and in such event then only to the extent of such reduced cost).

Substantial Completion of Base Project Work/Laboratory Work is defined in Section 5(a) of the Work Letter.

Substantial Completion of the Project is defined in Section 4(b) of the Work Letter.

Substitute Tenant is defined in Section 24(b)(iv).

Taxes shall mean:

(a)                                  all real estate taxes, liens, charges, impositions and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any Governmental Authority with respect to the Leased Property.  Notwithstanding the foregoing:

(i)                                     if at any time during the Term the present system of ad valorem taxation of real property or in lieu of an increase in the ad valorem tax, shall be changed or supplemented so that in lieu of the ad valorem tax on real property there shall be assessed on Landlord or the Leased Property any tax of any nature which is imposed in whole or in part, in substitution for, or in lieu of any tax which would otherwise constitute a Tax, such tax shall be included within the term “Taxes,” but only to the extent that the same would be payable if the Leased Property were the only property of Landlord; and

(ii)                                  Taxes shall also encompass all of Landlord’s expenses, reasonably incurred, including but not limited to reasonable attorney’s fees and expenses, incurred by Landlord in any effort to minimize Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Leased Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Leased Property or by any other means or procedures appropriate in the circumstances; and

(b)                                 there shall be excluded from Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord’s lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.

Tenant Delay is defined in Section 4(d)(ii) of the Work Letter.

Tenant Improvements shall mean all of the leasehold improvements to the Leased Property to be constructed in accordance with, and as shown in, the TI Work Plans, but shall not include any of the Base Project Work.

Tenant Indemnified Parties (and each is a Tenant Indemnified Party) means Tenant, any permitted assignee or sublessee of Tenant, if any, and their respective successors and permitted assigns, the beneficial owners of any of the foregoing and any trustees, beneficiaries, members, partners, shareholders, officers, directors, participants, employees, professionals and agents of Tenant and any permitted sublessee or assignee of Tenant.

Appendix I - 20

Tenant Parking Facilities is defined in Section 1(b).

Tenant’s Agents means one or more or all of Tenant’s officers, directors, managers, trustees, shareholders, agents, contractors, invitees and employees.

Tenant’s Insurance Payment means, if a Casualty occurs, an amount equal to the sum of (i) the insurance proceeds that would have been payable under the third-party insurance Tenant is required to maintain in accordance with Section16 had such insurance been in effect, and (ii) the proceeds payable by Tenant if Tenant elects to self insure in accordance with Section 16.

Tenant’s Option Notice is defined in Section 43(a).

Tenant’s Property means Trade Fixtures and Personalty owned by Tenant.

Tenant’s SNDA Requirements means, with respect to an SNDA during the period that there are Unperformed Landlord Obligations, that the SNDA provides: (a) that Lender, as successor to Landlord’s interest under this Lease by mortgage foreclosure or by deed in lieu of foreclosure, shall perform the Unperformed Landlord Obligations; (b) that the Lender agrees that the loan proceeds are and will be available to complete the Unperformed Landlord Obligations; and (c) that such Lender shall be subject to Tenant’s offset rights with respect to the Unperformed Landlord’s Obligations, subject to a ten (10) day grace period for Lender for Events of Default based on the failure to pay a monetary obligation and a forty-five (45) day grace period for Events of Default based on the failure to perform non-monetary obligations.

Term means the Basic Term, plus any Renewal Term or Renewal Terms.

TI Plans means the plans and specifications for the Tenant Improvements to be prepared and adopted as provided in the Work Letter, as the same may be modified from time to time pursuant to the terms of this Lease.

TI Work is defined in Section 3(b)(iii) of the Work Letter.

Toxic Mold means any toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Leased Property.

Trade Fixtures means all trade fixtures and equipment pertaining to Tenant’s (or any sublessee’s) business operation within the Improvements and owned by Tenant or any sublessee of Tenant (but specifically excluding Improvements, Building Systems and other replacements of fixtures, machinery and equipment which are leased or owned by Landlord).

Unperformed Landlord Obligation is defined in Section 11.

Work Letter means the Work Letter attached hereto as Exhibit F.

Appendix I - 21

SCHEDULE 1

Cash Requirements

Schedule 1 - 1

West Pharmaceutical Services
Cash Flow Projection -11/3/2010

170,000 Square Feet

	Assume
	$23,800,000 ($140/SF)	$7,650,000 ($45/SF)	Forward 6 Month Total
	Core & Shell	TI

Pre March 2011	$900,000.00		$7,600,000.00
March 2011	$200,000.00		$9,400,000.00
April 2011	$1,000,000.00		$12,000,000.00
May 2011	$1,500,000.00		$15,500,000.00
June 2011	$1,500,000.00		$17,500,000.00
July 2011	$2,500,000.00		$20,000,000.00
August 2011	$2,500,000.00	$200,000.00	$20,000,000.00
September 2011	$2,500,000.00	$300,000.00	$18,750,000.00
October 2011	$3,500,000.00	$1,000,000.00	$17,400,000.00
November 2011	$2,500,000.00	$1,000,000.00	$13,050,000.00
December 2011	$2,500,000.00	$1,500,000.00	$10,350,000.00
January 2012	$1,000,000.00	$1,500,000.00	$6,355,000.00
February 2012	$450,000.00	$1,000,000.00	$3,850,000.00
March 2012	$450,000.00	$1,000,000.00	$2,400,000.00
April 2012		$150,000.00	$950,000.00
October 2012	$800,000.00		$800,000.00

EXHIBIT A

Description of Land

ALL THAT CERTAIN tract or parcel of land SITUATE in Uwchlan Township, Chester County, Pennsylvania, shown as Lots 19 & 40 Combined on Final Land Development Eagleview Lots 19 & 40 For The Hankin Group (Record Plan, Sheet 2 of 21), dated September 22, 2010, last revised November 17, 2010, by Chester Valley Engineers, Inc., Paoli, Pennsylvania (CVE Project No. 11960-0040), and bounded and described as follows:

BEGINNING at a corner of this and lands of Lot 18, now or late of Eagleview Ventures, L.P. (UPI #33-4-11.2) on the cul-de-sac right of way line of Regency Drive (50 feet wide); thence from the point of beginning, easterly along the southeasterly right of way line of said Regency Drive, the following six (6) courses and distances:  (1) along a curve to the left having a radius of 50.00 feet, an arc length of 113.42 feet and a chord bearing South 76 degrees 02 minutes 13 seconds East 90.62 feet to a point of reverse curvature:  (2) along a curve to the right having a radius of 25.00 feet, an arc length of 21.03 feet and a chord bearing North 63 degrees 04 minutes 13 seconds East 20.41 feet to a point of reverse curvature; (3) along a curve to the left having a radius of 75.00 feet, an arc length of 10.75 feet and a chord bearing North 83 degrees 03 minutes 28 seconds East 10.74 feet to a point of tangency; (4) North 78 degrees 57 minutes 02 seconds East 20.70 feet to a point of curvature; (5) along a curve to the left having a radius of 233.50 feet, an arc length of 143.33 feet and a chord bearing North 61 degrees 21 minutes 55 seconds East 141.09 feet to a point of tangency; (6) North 43 degrees 46 minutes 47 seconds East 40.44 feet to a point of offset, the said southeasterly right of way line of Regency Drive widening to be 55 feet southeasterly from and parallel with the northwesterly right of way line thereof; thence partly along said southeasterly right of way line and partly along lands of Lot 15, now or late of E.I. DuPont De Nemours and Company, crossing over the northwesterly corner of said Lot 15 on the said widened right of way line of Regency Drive 5.41 feet distance, South 23 degrees 42 minutes 35 seconds East 343.86 feet to a point; thence along said lands of Lot 15 and along lands of Lot 13, now or late of Uwchlan Township Municipal authority South 23 degrees 05 minutes 44 seconds East 404.52 feet to a corner of lands now or late of Claremont Apartments, L.P., thence along said lands of Claremont Apartments, the following two (2) courses and distances:  (1) South 70 degrees 35 minutes 37 seconds West 391.31 feet to a point; (2) North 71 degrees 00 minutes 00 seconds West 1,105.76 feet to a point on line of lands of Lot 21 Town Center, now or late of Hankin Enterprises LTD; thence along said lands of Lot 21, the following two (2) courses and distances:  (1) North 19 degrees 00 minutes 00 seconds East 427.81 feet to a point; (2) North 39 degrees 06 minutes 07 seconds East 722.47 feet to a corner of lands of Lot 16, now or late of Citadel Federal Credit union; thence along said lands of Lot 16, South 47 degrees 50 minutes 05 seconds East 262.66 feet to a corner of lands of Lot 18, now or late of Eagleview Ventures, L.P., aforesaid;

Exhibit A – 1

thence along said lands of Lot 18, the following three (3) courses and distances:  (1) South 42 degrees 13 minutes 01 seconds West 314.50 feet to a point; (2) South 47 degrees 46 minutes 59 seconds east 290.97 feet to a point; (3) North 78 degrees 57 minutes 02 seconds East 35.25 feet to a point on the said cul-de-sac right of way line of Regency Drive, and the point and place of beginning; and CONTAINING in area 21.098 acres of land, by the same, more or less.

BEING UPI #33-4-11.3 and UPI #33-4-11.4

Exhibit A – 2

EXHIBIT B

Description of Existing Land

Tax Parcel No. 33-4-11.4

ALL THAT CERTAIN lot of tract of ground Situate in Uwchlan Township, Chester County, PA described according to a Subdivision Plan for Lots 18, 19 and 40 Eagleview Corporate Center and made by Chester Valley Engineers, Inc., Paoli, PA dated 5/30/1997 and last revised 7/10/1997 and recorded in Chester County as Plan No. 13963 as follows to wit:

BEGINNING at a point on the Southeasterly side of Road “A” (Regency Drive), a corner of Lot No. 15; thence extending along Lot No. 15 South 23 degrees 42 minutes 35 seconds East 343.86 feet to a point; thence continuing along Lot No. 15 and also along Lot No. 13 and crossing a 30 feet wide sanitary sewer easement and a 50 feet wide drainage easement South 23 degrees 05 minutes 44 seconds East 404.52 feet to a point; a corner of lands now or late of The Hankin Group; thence extending along last mentioned lands the three following courses and distances (1) South 70 degrees 35 minutes 37 seconds West 391.31 feet to a point; and (2) North 71 degrees 00 minutes 00 seconds West crossing two 50 feet wide drainage easements 1,105.76 feet to a point; and (3) North 19 degrees 00 minutes 00 seconds East 427.81 feet to a point; a corner of Lot No. 19; thence extending along Lot No. 19 the three following courses and distances (1) South 54 degrees 59 minutes 26 seconds East crossing a 50 feet wide drainage easement and Wetlands 426.23 feet to a point (2) North 70 degrees 12 minutes 46 seconds East crossing a 30 feet wide sanitary sewer easement 376.84 feet to a point; and (3) North 21 degrees 14 minutes 30 seconds East 46.06 to a point of curve on the Southeasterly side of Road “A” (Regency Drive); thence extending along Regency Drive the five following courses and distances (1) extending along an arc of a circle curving to the left having a radius of 50.00 feet and the arc distance of 50.12 feet a point of reverse curve; (2) extending along an arc of a circle curving to the right having a radius of 25.00 feet and the arc distance of 8.79 feet to a point of tangent; (3) thence extending North 78 degrees 57 minutes 02 seconds East 36.24 feet to a point of curve; (4) thence extending along an arc of a circle curving to the left having a radius of 233.50 feet and the arc distance of 143.33 feet to a point of tangent; and (5) thence extending North 43 degrees 46 minutes 47 seconds East 40.44 feet to the point of beginning.

Exhibit B – 1

EXHIBIT C

Description of Additional Land

Tax Parcel No. 33-4-11.3

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, situated in the Township of Uwchlan, County of Chester, Commonwealth of Pennsylvania bounded and described according to a Subdivision Plan for Lots 18, 19 and 40 Eagleview Corporate Center made by Chester Valley Engineers, Inc., dated 5/30/1997, revised 7/10/1997 and recorded 7/28/1997 as Chester County Plan No. 13963, as follows, to wit:

BEGINNING at a point on the South side of cul-de-sac at the end of Road A as shown on said Plan, said point being a corner of Lot No. 40; thence from said beginning point and along said Lot No. 40 the three following courses and distances (1) South 21 degrees 14 minutes 30 seconds West 46.06 feet to a point; (2) South 70 degrees 12 minutes 46 seconds West 376.84 feet to a point; (3) North 54 degrees 59 minutes 26 seconds West 426.23 feet to a point a corner of other lands of Eagleview Corporate Center; thence along the same North 39 degrees 06 minutes 07 seconds East 722.47 feet to a point a corner of Lot No. 16, being lands now or late of March Creek Realty, L.P.; thence along the same and along an Atlantic High Pressure Petroleum Pipeline Easement, South 47 degrees 50 minutes 05 seconds East 262.66 feet to a point a corner of Lot No. 18 of said Plan; thence along the same the three following courses and distances (1) South 42 degrees 13 minutes 01 seconds West 314.05 feet to a point; (2) South 47 degrees 46 minutes 59 seconds East 290.97 feet to a point; (3) North 78 degrees 57 minutes 02 seconds East 35.25 feet to a point of curve on said cul-de-sac of Road A; thence along the same on the arc of a circle curving to the left having a radius of 50.00 feet the arc distance of 50.37 feet to the first mentioned point and place of beginning.

Exhibit C – 1

EXHIBIT D

Description of Park

Eagleview totals over 800 acres of which approximately 565 acres are a corporate center with office, research and development, and flex buildings.  An adjoining 235+/- acres are a residential community which includes detached single family homes, townhomes, apartments, a mid-rise condominium and a senior citizen apartment building.  These numerous commercial and residential uses surround a Town Center with retail shops, a YMCA fitness/daycare facility, condominiums, and a two acre town square.

Eagleview’s residential component is approximately 80% complete with future plans for. 210 senior apartments.  The corporate center currently includes 32 buildings totaling 2,000,000+/- square feet.  Additional sites can accommodate slightly over 1,250,000 square feet more of commercial space.  The Town Center plans call for a second retail building of 16,000+/- square feet and another condominium building of 60 units.

Exhibit D – 1

EXHIBIT E

Permitted Encumbrances

A.            1.             Rights granted to Keystone Pipe Line Company as in Misc. Deed Book 57 page 112, Misc. Deed Book 66 page 588 and Misc. Deed Book 67 page 332.

2.             Rights of others in and to stream crossing through premises.

3.             Rights granted to Philadelphia Electric Co. as set forth in Record Book 988 page 195 and Record Book 1158 page 230.

4.             Rights granted to Uwchlan Township Municipal Authority in Record Book 1154 page 168 and Record Book 1154, page 174.

5.             Rights granted to The Bell Telephone Co. of PA as set forth in Record Book 1789 page 440.

6.             Amended and Restated Declaration of Easements and Protective Covenants recorded in Record Book 2074 page 240, together with Supplement and Clarification thereto recorded in Record Book 2363 page 499 and First Amendment thereto recorded in Record Book 2596 page 550, Second Amendment recorded in Record Book 3590 page 1986, Third Amendment recorded in Record Book 3672 page 579, Fourth Amendment recorded in Record Book 4177 page 2306, Fifth Amendment recorded in Record Book 4206 page 1534, Sixth Amendment recorded in Record Book 4365 page 649, Seventh Amendment recorded in Record Book 4744 page 278, Eighth Amendment recorded in Record Book 7006 page 2299, and Ninth Amendment recorded in Record Book 7333 page 940.

7.             Terms and conditions as set forth in Record Book 4178 page 260 and Record Book 4219 page 1237.

8.             The Leased Property shall not be used for the sale or distribution of any pornography, pornographic film, pornographic literature, illegal drug paraphernalia or any like or related thing.

9.             Conditions as on Plan Numbers 13847 and 13963.

10.           Grant of Easement to Philadelphia Suburban Water Company as in Record Book 4547 page 84.

11.           Grant of Cross Easement for Storm Water Management as in Record Book 4623 page 425.

12.           Right of Way to PECO Energy Company, Bell Atlantic-Pennsylvania, Inc., and Suburban Cable TV Co., Inc., as in Record Book 4668 page 1572.

Exhibit E – 1

13.           Declaration of Covenants and Conservation Easement as in Record Book 4723 page 202.

14.           Grant of Easement to Philadelphia Suburban Water Company as in Record Book 5007 page 1001.

B.            Landlord represents and warrants that (a) none of the foregoing will (i) materially interfere with or prevent Tenant from operating at the Leased Property in accordance with the terms of this Lease, (ii) conflict with any right granted Tenant under this Lease, (iii) impose on Tenant any obligation(s) in excess of those set forth in this Lease, and (b) none of the foregoing easements or rights of way (i) are located beneath the Building, or (ii) will materially interfere with Tenant’s use and enjoyment of the Leased Property in accordance with the Lease.

Exhibit E – 2

EXHIBIT F

Work Letter

Exhibit F – 1

EXHIBIT F

Work Letter

WORK LETTER FOR LANDLORD’S COMPLETION OF THE BASE PROJECT WORK AND TI WORK

As material inducement to Tenant to enter into the Lease, and in consideration of the covenants herein contained, Landlord and Tenant, intending to be legally bound, agree as follows:

1.             Incorporation of Lease; Schedule; Representatives.

(a)           Lease; Defined Terms.  The Lease is hereby incorporated by reference to the extent that the provisions of this Work Letter apply thereto.  Without limiting the foregoing, any notice or other communication given or required to be given in connection with the matters covered by this Work Letter shall be in writing and shall be given in the manner notice is required to be given under the Lease.  Terms not otherwise defined in this Work Letter shall have the meanings given to them in the Lease.  This exhibit shall constitute the “Work Letter” referred to in the Lease.

(b)           Schedule; Representatives; Project Architect.

(i)            Schedule. Attached hereto as Attachment 1 is a preliminary schedule of certain major project dates or timeframes pertaining to the design, development and completion of the Base Project Work and the TI Work (as such terms are defined herein) (the “Preliminary Schedule”).  Within thirty (30) calendar days following the Effective Date, Landlord and Tenant shall develop and prepare a comprehensive, integrated and coordinated project schedule (the “Schedule”), incorporating the dates and timeframes set forth in the Preliminary Schedule, the other specific dates and timeframes expressly set forth in this Work Letter, and further addressing and setting forth specific dates for the timeline and sequencing of the tasks to be accomplished by Landlord and Tenant (i) with respect to the design, planning, coordination, construction and completion of the Base Project Work, and (ii) with respect to the design, planning, coordination, construction and completion of the Tenant Improvements.  The Schedule will include, but not be limited to, such matters as the projected timeline for design, construction phasing, site logistics, preparation, delivery, filing and review of, and responses to, the TI Work Plans, completion of foundations, erection of steel, pouring and testing of concrete floor slabs, erection, sealing and testing of curtain wall, roof and window walls, commencement and substantial and final completion dates of construction for the Base Project Work and the TI Work (including, but not limited to, the Target Dates and the Outside Delivery Dates, each as defined below), access for the delivery, storage, furnishing and installation of Tenant’s furniture, fixtures and equipment, and receipt of all permits and approvals (including, but not limited to, temporary and permanent certificates of occupancy).  Subject to the last sentence of this Section 1(b)(i), the Schedule may be amended by Landlord from time to time prior to the execution of the Base Project Construction Contract (as hereinafter defined) without Tenant’s prior written consent (but upon Notice to Tenant) unless such proposed amendment (1) alters or purports to alter the Outside Delivery Date, or (2) affects or purports to affect, adversely and in any material respect, the obligations or responsibilities of Tenant under the Lease or this Work Letter, in each of which events Tenant shall have the right to approve or disapprove any such proposed amendment in its sole discretion. Upon execution of the Base Project Construction Contract and the TI Construction Contract (as such terms are hereinafter defined), the Schedule shall be updated to conform to the schedules set forth in those construction documents, with respect to the work to be performed thereunder; provided, however, that unless otherwise approved by Tenant in writing such updating shall not alter or purport to alter the Outside Delivery Date for the Base Project Work or the Outside Delivery Date for the TI Work.  Landlord shall provide to Tenant an updated Schedule on at least a monthly basis (which shall track actual progress against the most-recent preceding Schedule), and inform Tenant of the progress of the Base Project Work and the TI Work upon request from Tenant from time to time.  Notwithstanding the foregoing, except in the event of Unavoidable Delay(s), in no event shall Landlord have the right to modify the Target Dates within thirty (30) days prior to the then-scheduled date for the occurrence thereof, unless such revised date is approved by Tenant in writing in Tenant’s sole discretion, and in such case subject to the provisions of this Work Letter.

(ii)           Representatives.  The following persons (or such other person as Landlord or Tenant, as the case may be, may designate from time to time in writing to the other) are hereby identified as the representatives of their respective Parties (with respect to the Landlord, the “Landlord’s Construction Representative,” and, with respect to Tenant, the “Tenant’s Construction Representative”).  In no event shall Landlord or Tenant, as applicable, designate more than one person at any time to act as Landlord’s Construction Representative or Tenant’s Construction Representative, as applicable, hereunder.  Landlord and Tenant (and Landlord’s Construction Representative and Tenant’s Construction Representative, as the case may be) may rely on all instructions, consents, agreements, changes and modifications made by Landlord’s Construction Representative (as to Landlord) and Tenant’s Construction Representative (as to Tenant) as having been made by, and binding upon, Landlord and Tenant, as the case may be, and no instruction, consent, agreement, change, modification or communication made or given (or purportedly made or given) by or on behalf of Landlord or Tenant, as the case may be, with respect to the Base Project Work or the TI Work shall be valid, enforceable or binding on Landlord or Tenant, as the case may be, unless the same shall have been made or given by Landlord’s Construction Representative (as to Landlord) or the Tenant’s Construction Representative (as to Tenant), or by an executive officer or other senior management executive of Landlord or of West Pharmaceutical Services, Inc. (in the case of Tenant).  Each Party agrees to make its designated representative (or a substitute representative with comparable authority) available upon reasonable notice, for communications and consultation with the other Party, its contractors and representatives.

On behalf of the Landlord: Lance Hillegas

Phone: (610) 458-1900
Facsimile: (610) 458-5168
E-mail:    lance.hillegas@hankingroup.com

On behalf of the Tenant: Ron Street
Phone: (610) 896-8100 ext. 261

Facsimile: (610) 896-9275
E-mail:    rstreet@northstar-advisors.com

(iii)          Project Architect.  Landlord and Tenant have each engaged Ballinger Company (“Architect”), with an address at 833 Chestnut Street, Suite 1400, Philadelphia, Pennsylvania 19107, to provide design services (i) to Landlord with respect to the Base Project, under an agreement between Landlord and Architect, and (ii) to Tenant with respect to the Tenant Improvements under an agreement between Tenant and Architect.  Landlord and Tenant acknowledge and agree that:

(1)           The services to be provided by Architect to Landlord and to Tenant under their respective agreements with Architect shall constitute separate rights and obligations of each of them to and with Architect and neither Landlord nor Tenant shall be responsible for the other’s obligations to Architect; and

(2)           Landlord and Tenant shall work cooperatively with Architect in the design of the Building and other components to be constructed by Landlord as a part of the Base Project Work, and the design of the Tenant Improvements, to enable Architect to execute Architect’s services efficiently and without undue cost or delay.

Either Landlord (with respect to the Base Project) or Tenant (with respect to the Tenant Improvements) may hereafter engage any architect or other design professional having qualifications reasonably suitable to the applicable engagement, and who is not objectionable to the other Party in the exercise of its good faith and reasonable judgment, to provide services in addition to or in substitution for those of the Architect hereunder, on behalf of the engaging Party.  If either Party engages any architect in substitution for the Architect with respect to the engaging Party’s work and obligations hereunder, then (i) the term “Architect” as used herein shall include such substitute architect as the context shall require, (ii) the other Party shall cause the Architect to cooperate with such substitute architect, and (iii) the Party engaging such substitute architect shall have the right to have the work and actions of the Architect reviewed by such substitute architect for the purpose of protecting the interests of the engaging Party, consistent with the provisions of this Section 1(b).  Notwithstanding the foregoing, no cost of any additional or substitute Architect engaged by Landlord shall be included as a Project Cost unless such engagement, and the terms thereof, shall have been approved in advance by Tenant, which approval shall not be unreasonably withheld, delayed or conditioned.

2.             Base Project Work.

(a)           Construction and Completion of Base Project Work.  Landlord, at its sole cost and expense, shall commence and complete (and shall cause Landlord’s Contractor, as hereinafter defined, to complete) the construction of the Building and other components of the Project (other than the Tenant Improvements, which work is provided for elsewhere in this Work Letter) in a good and workmanlike manner in accordance with the Base Project Construction Documents, the Lease and the Schedule.  The work to be completed by Landlord hereunder as described in the Base Project Construction Documents shall be referred to herein, collectively, as the “Base Project Work.”  The “Base Project Construction Documents” shall be established as hereinafter provided.

(b)           Base Project Construction Documents.

(i)            Prior to the execution of the Lease, Landlord and Tenant have agreed upon certain design development drawings and specifications for the Base Project Work as listed on Attachment 2 attached hereto and made a part hereof (collectively, the “Design Development Documents”).

(ii)           Based on the Design Development Documents, Landlord shall cause the Architect to prepare and deliver to Tenant’s Representative, for review and approval by Tenant (and if requested by Tenant, Landlord shall cause the Architect to deliver to Tenant one digital Auto-Cad drawing file format (latest version), free of copyright or accompanied by a license for use in connection with the Base Project Work and TI Work and any subsequent alteration or addition thereto or reconstruction thereof, and three (3) copies of) “Project Construction Documents” consisting of final plans and specifications for the construction of the Base Project Work, which shall (i) be consistent with the Design Development Documents, (ii) be complete and fully coordinated, (iii) include the depiction of all work necessary to obtain a certificate or statement of occupancy from all applicable governmental authorities having jurisdiction, for the Building and other improvements to be constructed by Landlord as a part of the Project (except for work to be performed as a part of the TI Work), and (iv) be signed and sealed by the Architect or, if applicable, Landlord’s professional engineer, licensed and registered in the Commonwealth of Pennsylvania. The Project Construction Documents shall also conform in all material respects to actual field conditions and all applicable Legal Requirements, and the requirements of public authorities and with the reasonable and customary requirements of insurance underwriters, and shall be sufficient for the issuance of all building permits required for the construction of the Base Project Work.  The Project Construction Documents shall contain, at a minimum, floor plans, structural plans, reflected ceiling plans, power and telephone plans, mechanical plans, details and elevations, electrical plans, fire protection plans, the locations and specifications for all mechanical, electrical, fire protection, security and life safety equipment, and the locations of all partitions, doors, lighting fixtures, electrical receptacles and switches, and other relevant construction details, but only to the extent that these are part of the Base Project Work and not TI Work, together with all other plans and specifications required for the complete construction of the Base Project Work.

(iii)          Tenant shall have the right to review and give its approval or disapproval of the Project Construction Documents, giving specific and reasonably detailed reasons in case of disapproval, to Landlord within ten (10) Business Days following receipt thereof.  Tenant shall not disapprove any elements of the Project Construction Documents that are consistent with the corresponding elements as shown on Design Development Documents that Tenant has previously approved, except due to manifest error, including (but not limited to) failure of the same to comply with applicable governmental requirements.  If Tenant disapproves any part of Landlord’s Project Construction Documents in accordance with this Section 2(b)(iii), Landlord shall, within ten (10) Business Days thereafter, submit to Tenant, for its approval, further modified final construction documents for the Base Project Work, which shall be subject to the same approval process as the final construction documents for the Project Construction Documents originally submitted by Landlord to Tenant, except that (A) the time periods for review and approval or disapproval on the part of Tenant shall be five (5) Business Days, and (B) the time period for responsive submissions by Landlord shall be five (5) Business Days, and (C)

Tenant shall not withhold Tenant’s approval unless Tenant determines in good faith that the revisions submitted by Landlord are not responsive to or adequate to resolve fully the detailed reasons for disapproval raised by Tenant in Tenant’s response to Landlord preceding submission.  Landlord and Tenant, respectively, shall prepare, submit and review, as the case may be, each successive revision and resubmittal of revisions of Landlord’s final construction documents for the Base Project Work until the same have been approved by Landlord and Tenant in accordance with the terms of this Work Letter.  Tenant shall, for all purposes hereof and for purposes of all subsequent installments or phases of the Project Construction Documents to be delivered to Tenant hereunder, be deemed to have approved all portions of such Project Construction Documents not expressly disapproved by Tenant in accordance with the foregoing procedure.  If Tenant fails to respond during the required approval period set forth herein, unless such failure is due to Unavoidable Delay(s) communicated to Landlord in writing within the time period provided to Tenant for approval, Tenant shall be deemed to have approved the applicable phase(s) or installment(s) of the Project Construction Documents submitted to Tenant; provided, however, that Tenant shall not be deemed to have approved of any portion of the Project Construction Documents that is inconsistent with the Design Development Documents unless (i) such inconsistency is highlighted in the Project Construction Documents, and (ii) Tenant’s attention is directed expressly to such inconsistency in Landlord’s cover letter or other memorandum accompanying Landlord’s submittal of the Project Construction Documents to Tenant.

(iv)          Following approval by Landlord and Tenant of Landlord’s plans and specifications for the Base Project Work in accordance with the provisions hereof, such revised plans and specifications for the Base Project Work (or a schedule of such revised plans and specifications) shall thereupon constitute the “Base Project Construction Documents”.

(v)           In the implementation of the foregoing process to establish the Base Project Construction Documents, and during each phase or installment thereof, Landlord and Tenant shall adhere to and observe any specific dates set forth in the Schedule pertaining to each stage of submission, response and approval of plans, specifications and other documents, and shall act diligently and in good faith to take such other actions, and to cause their respective agents, consultants and contractors to take such other actions, as are appropriate in order to achieve the final approval of the Base Project Construction Documents within the period set forth in the Schedule.

(vi)          Landlord shall not have the right to make any changes to the approved Base Project Construction Documents, or the Base Project Work (each, a “Landlord Change”) without first consulting with Tenant and receiving Tenant’s approval.  Tenant’s approval under the preceding sentence shall not be unreasonably withheld, conditioned or delayed; provided (and without limitation) that it shall not be unreasonable for Tenant to withhold its approval of any such proposed Landlord Change if the same (A) increases the Project Cost unless Landlord waives, in writing, any corresponding increase in the Basic Rent, (B) results in a delay in the Substantial Completion of Base Project Work/Laboratory Work or the TI Work in accordance with the then-current Schedule, (C) impairs access to or use of the Leased Property for the Permitted Use, (D) materially alters the aesthetic appearance of the Leased Property or any of the improvements to be constructed thereon (including without limitation the number, location or configuration of parking spaces and drive aisles), (E) materially increases the Operating

Expenses, (F) materially increases the cost of the TI Work, (G) materially impairs the visibility of Tenant’s signage, (H) materially impairs or interferes with the layout or configuration or utility of the Tenant Improvements, or (I) is inconsistent with the quality of finish and operations contemplated by the Base Project Construction Documents. Additionally, Tenant’s approval shall not be withheld, delayed or conditioned if the Landlord Change (1) is minor and the result of field conditions encountered in the course of construction of which Landlord did not have actual knowledge, or (2) is required because specified materials or equipment are not available on commercially reasonable terms, in each case provided that the proposed Landlord Change is consistent with the quality of finish and operations contemplated by the Base Project Construction Documents.  Landlord shall also give reasonable consideration to Tenant’s suggested alternatives to any proposed Landlord Change.  Landlord, upon Tenant’s approval (such approval not to be unreasonably withheld or delayed), may make substitutions of materials in the Base Project Work of equal or better quality and performance and that do not materially affect the utility, efficiency or constructability of the Base Project Work, the TI Work or the Leased Property, or materially increase the Project Cost. If any Landlord Change to the Base Project Construction Documents or the Base Project Work, or any substitution, necessitates changes to the TI Work Plans, then any additional cost (including, without limitation, overtime cost and design fees) incurred by Tenant to make such changes to the TI Work Plans shall be borne by Landlord and promptly paid to Tenant, and any additional time required shall be a Landlord Delay (as defined herein).  In addition, the reasonable third-party costs incurred by Tenant in connection with reviewing the design and engineering of the proposed Landlord Change shall be reimbursed by Landlord to Tenant within thirty (30) days of Landlord’s receipt of an invoice therefor.

(vii)         Tenant’s review of Landlord’s design documents shall not, in any manner, be deemed a review for compliance with any Legal Requirements (including, without limitation, the ADA and regulations thereunder), for completeness, for constructability (including means and methods), for availability of materials specified, or for suitability for the purposes intended, all of which shall remain the responsibility of Landlord. Such review by Tenant shall not, in any manner, relieve Landlord of its obligation to provide complete design documentation for the Base Project Work in accordance with this Work Letter. Tenant shall be entitled to rely on the material accuracy and completeness of the Base Project Construction Documents.

(viii)        Landlord and Landlord’s contractors shall be fully responsible for all construction means, methods, techniques, sequences and procedures (including without limitation those with respect to safety) and for coordinating the construction of the Base Project Work, all of which shall be undertaken in conformity with the requirements set forth in this Exhibit, it being understood and agreed that neither Tenant nor Tenant’s Construction Representative will be responsible for nor have control or charge of construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with all or any part of the Base Project Work.

(ix)           Notwithstanding any provision in this Section 2(b) to the contrary, Landlord may cause the Architect to make available a secure website, and assign a password to Tenant to permit Tenant access thereto, which website will provide access to Design Development Documents and Base Project Construction Documents, as the same are developed by Architect and the design professionals engaged by Architect.  All such documents shall be deemed delivered to a Party once a Party or its designated representative is notified by email that a particular document is available on such website, and any time period applicable to review and approval of such document shall be measured from the business day on which such email is delivered.

(c)           Tenant Modifications to Base Project Work. Landlord shall cooperate and work in good faith with Tenant to allow Tenant to make modifications to the Base Project Construction Documents during the preparation thereof.  Additionally, Landlord also shall cooperate and work in good faith with Tenant to allow Tenant to make modifications to the Base Project Construction Documents after the approval thereof pursuant to Sections 2(b)(iii) and (iv) above, and during the design and preparation of the TI Work Plans.  For purposes hereof, an “Additional Base Project Change” shall mean (i) any revisions, alterations or upgrades to the Base Project Construction Documents requested by Tenant prior to the approval thereof that do not conform in any material respect to the Design Development Documents; and (ii) any revisions, alterations or upgrades to the Base Project Construction Documents requested by Tenant after the approval thereof pursuant to Section 2(b) above to customize them to Tenant’s needs or desires.  In no event shall any revisions, alterations or corrections to the Base Project Construction Documents requested by Tenant, at any time, for the purpose of correcting any defect therein (including any change or correction required to comply with any laws or governmental requirements or to reflect field conditions) or any inconsistency thereof with the Design Development Documents constitute an Additional Base Project Change.  Any additional Base Project Work arising out of an Additional Base Project Change is referred to herein as “Additional Base Project Work”.  If Tenant desires to make any Additional Base Project Change, Tenant shall so notify Landlord in writing, specifying in reasonable detail in such Notice the nature and scope of such revisions, alterations or upgrades (the “Additional Base Project Change Notice”).  With respect to each Additional Base Project Change:

(i)            Such Additional Base Project Change shall be subject to Landlord’s reasonable approval for impact on and compatibility with Building Systems, structure, safety and security.  Landlord may also withhold Landlord’s approval of such proposed Additional Base Project Change if such revision, alteration or upgrade is (based on the application of the same objective judgment as would be exercised by a disinterested third party having experience in the leasing and operation of comparable office/laboratory buildings in the metropolitan Philadelphia area) inconsistent with the design and operation of a comparable office/laboratory building, and is likely to impair the ability of Landlord to finance and/or to re-lease and/or to sell the Property; provided that Landlord shall cooperate with Tenant in investigating, evaluating and determining reasonable alternatives to such proposed Additional Base Project Change. If Landlord disapproves such proposed Additional Base Project Change under this Section 2(c)(i), Landlord shall so notify Tenant in writing within three (3) Business Days following Landlord’s receipt of the Additional Base Project Change Notice, setting forth in reasonable detail the basis of Landlord’s disapproval.

(ii)           Within five (5) Business Days following Landlord’s receipt of the Additional Base Project Change Notice, Landlord shall notify Tenant in writing whether, in  Landlord’s good faith evaluation, (1) Tenant’s request for such Additional Base Project Change would result in any delay in the Schedule and, if so, as accurate an estimate as possible of the amount of such delay in the Schedule; and (2) Tenant’s request for such Additional Base Project

Change would result in any delay in the Commencement Date of the Lease and, if so, as accurate an estimate as possible of the amount of such delay; and, thereupon, Tenant may, within an additional three (3) Business Days thereafter, either retract or confirm the request for Landlord’s evaluation of such change by Notice from Tenant’s Construction Representative (failing which Tenant shall be deemed to have retracted the request).

(iii)          If Tenant confirms the request for such Additional Base Project Change within the three (3) Business Day period set forth in Section 2(c)(ii) above, then for a period of twenty (20) days thereafter (or such longer period as may be mutually agreed upon by Landlord and Tenant if reasonably required by the nature or scope of the requested change) (the “Consultation Period”), Landlord’s Construction Representative, Tenant’s Construction Representative, the Architect and any applicable engineer(s) shall diligently and in good faith cooperate, coordinate, confer and meet to (A) develop plans and specifications or revisions to the Base Project Plans and design and engineer the requested change, and (B) determine and agree upon (1) the actual net delay(s) (if any) in the Schedule reasonably attributable to evaluating, designing, engineering, pricing and/or implementing such change, and (2) the actual cost of implementing such change (if any).  On or before the last day of the Consultation Period, Tenant shall either retract or confirm the request for the Additional Base Project Change by Notice from Tenant’s Construction Representative (failing which Tenant shall be deemed to have retracted the request).

(iv)          If Tenant elects to proceed with such Additional Base Project Change pursuant to Section 2(c)(iii) above, any actual net delay reasonably attributable to implementing such change, as finally determined by Landlord and Tenant pursuant to Section 2(c)(iii) above, shall constitute a Tenant Delay(s) (as defined herein).

(v)           Tenant shall be responsible for the cost of the design and engineering of the requested Additional Base Project Change pursuant to Section 2(c)(iii) above, based on amounts which are normally and customarily charged by such architectural and engineering firms to Landlord for comparable architectural or engineering services and disclosed to Tenant in advance, subject to Tenant’s right to utilize the proceeds of the Improvement Allowance for the payment thereof.  The Architect and any applicable engineer(s) shall promptly (and in any event in accordance with the Schedule) reflect and incorporate all such changes in the Base Project Plans to assure that the Additional Base Project Change is consistent with the design of the Base Project Work and will be constructed by Landlord concurrent with and as part of the construction of the Base Project Work.

(vi)          If Tenant elects to proceed with such change pursuant to Section 2(c)(iii) above, Tenant shall bear the incremental cost, if any, attributable to such Additional Base Project Work, subject to Tenant’s right to utilize the proceeds of the Improvement Allowance for the payment thereof.  If Tenant does not elect to proceed with such change, the reasonable third-party costs incurred by Landlord in connection with the design and engineering of the proposed change (or if Landlord shall use its own competent employees in lieu of third parties and if the services are of a nature that would customarily have been performed by a third party, then at the applicable rate set forth on Schedule 2(d)(ii)(7)(A) hereto, without additional markup) shall nevertheless be included as part of the Cost of the Work, provided Landlord gives Tenant Notice outlining the amount and the nature of such costs, subject to Tenant’s right to utilize the proceeds of the Improvement Allowance for the payment thereof.

(d)           Construction of Base Project Work.

(i)            Contractor.  The Base Project Work shall be performed by Landlord through Eagleview Commercial Construction Company, an affiliate of Landlord, or, at Landlord’s election, by another reputable general contractor selected by Landlord and approved by Tenant in its reasonable discretion (“Landlord’s Contractor”).  Any such Landlord’s Contractor shall be expressly bound by and shall have been deemed to have assumed all of the agreements, obligations, liabilities and responsibilities of the “Landlord’s Contractor” hereunder, and any contract or agreement with such new Landlord’s Contractor shall be upon and subject to the same terms and conditions set forth in this Work Letter. No such substitution or replacement of the Landlord’s Contractor shall relieve Landlord from any of its agreements, obligations, liabilities or responsibilities hereunder, each of which shall continue unmodified and in full force and effect in accordance with the terms of this Work Letter.

(ii)           Base Project Budget; Base Project GMP.

(1)           At all times until the completion of the Base Project Work, Landlord, in consultation with Tenant and subject to Tenant’s approval (which shall not be unreasonably withheld), will prepare, update and revise a reasonably detailed budget reflecting the costs for the design, development and construction of the Base Project Work, including without limitation all items to be included in the calculation of the Basic Rent in accordance with this Lease (as amended from time to time, the “Base Project Budget”).  Attached hereto as Attachment 3 is Landlord’s most-recent estimate of the cost of the Base Project Work, based upon the Design Development Documents (the “Preliminary Budget”), which shall constitute the initial Base Project Budget.  From time to time after the execution of this Lease, but at least monthly, and also from time to time upon Tenant’s request therefor, Landlord shall (acting in good faith, and subject to Tenant’s approval, which shall not be unreasonably withheld) update the Base Project Budget to reflect material changes in the design and composition of the Base Project Work and changes in prevailing market prices for labor and materials.  Landlord shall promptly transmit to Tenant’s Representative a copy of each updated or revised Base Project Budget, and shall set forth a summary of the reasons for any changes made therein.  Landlord and Landlord’s Contractor also shall cooperate with Tenant by providing to Tenant, in writing, good faith estimates of any contemplated or proposed changes to the Base Project Work, and comparison estimates to enable Tenant to value engineer the Base Project Work.

(2)           When the Base Project Construction Documents are seventy percent (70%) complete, Landlord and Landlord’s Contractor shall submit to Tenant, in writing, a guaranteed maximum price (all-inclusive, including Landlord’s Contractor Fee) for the completion of the Base Project Work (the “Preliminary Base Project GMP”).  The Preliminary Base Project GMP shall be binding upon Landlord and Landlord’s Contractor.

(3)           Tenant shall have the right, in its sole discretion, to accept or reject the Preliminary Base Project GMP provided by Landlord’s Contractor; and if the Preliminary Base Project GMP is accepted by Tenant in writing, the Preliminary Base Project GMP as accepted by Tenant shall constitute the “Base Project GMP” for purposes of this Work Letter.  If the Preliminary Base Project GMP is not accepted by Tenant in writing, then (i) Tenant shall have the right (with due regard to the Schedule and in accordance with Section 2(c) of this Work Letter) to request changes to the Project Construction Documents to reduce the cost of the Base Project Work; and (ii) upon approval by Landlord and Tenant of the Base Project Construction Documents or at such earlier time as Landlord and Tenant may agree in writing, Landlord and Landlord’s Contractor shall submit to Tenant, in writing, a revised guaranteed maximum price for the completion of the Base Project Work based on the final Project Construction Documents (the “Revised Base Project GMP”).  The Revised Base Project GMP, prepared in accordance with the requirements of this Work Letter, shall be binding upon Landlord, Landlord’s Contractor and Tenant, and shall constitute the “Base Project GMP” for purpose of this Work Letter. The Revised Base Project GMP proposal shall be submitted by Landlord and Landlord’s Contractor to Tenant promptly upon completion of the bidding process set forth below but not later than fifteen (15) calendar days after receipt of the required bids of third-party subcontractors and suppliers, and otherwise in accordance with the Schedule.

a.             The Preliminary Base Project GMP and any Revised Base Project GMP shall not exceed 115% of the Base Project Budget in effect immediately prior to the submission of the Preliminary Base Project GMP or any such Revised Base Project GMP to Tenant; provided, however, that such limitation shall not apply to the extent of any increase in the costs of labor resulting from any requirement for the payment of prevailing wages arising out of any grants or funding obtained by Tenant from or with the assistance of any governmental agency or authority.

b.             Landlord’s Contractor’s Fee shall be as set forth in Section 2(d)(ii)(8), below.

c.             Landlord shall comply with the bidding process outlined in Section 2(d)(ii)(5), below, and shall incorporate the results thereof in determining the Preliminary Base Project GMP or Revised Base Project GMP, as applicable.

d.             The Preliminary Base Project GMP and any Revised Base Project GMP, as applicable, shall include a reasonably complete and detailed line-item breakdown of the costs and categories of cost included therein, and shall also include unit and/or hourly prices for materials or work (including without limitation general conditions work and any work) to be supplied or performed by Landlord, Landlord’s Contractor or any other affiliate of Landlord, shall be submitted to Tenant for Tenant’s prior approval, and shall be competitive with independent third-party pricing for comparable materials and work.

(4)           No Base Project Work shall commence until the Base Project GMP is established pursuant to Section 2(d)(ii)(3) above.  After the Base Project GMP has been established, amendments to Project Construction Documents shall be made pursuant to Sections 2(b)(vi) and 2(c); provided, however, that updates and modifications of and additions to then-existing Project Construction Documents that are reasonably inferable from the then-existing Project Construction will not entitle Landlord or Landlord’s Contractor to an increase in amounts payable to it, or to an extension of time and will not constitute a Tenant Delay.

(5)           The following shall apply with respect to any subcontractor or supplier bidding process for the Base Project Work and/or the TI Work:

a.             Landlord shall obtain and submit to Tenant at least three (3) qualified competitive written bids for each part of the work, trades and materials included as part of the Base Project Work having, in each case, a value in excess of $25,000 in the aggregate as to each part, from qualified and reputable subcontractors and material suppliers selected by (but unaffiliated with) Landlord and reasonably approved by Tenant (except that, in each case, Tenant may, at its sole option, designate one qualified and reputable subcontractor and material supplier to be included as one of the bidders). Designation or approval by Tenant of a subcontractor or supplier shall not be deemed to constitute a guaranty by Tenant of such subcontractor’s or supplier’s performance or diminish Landlord’s Contractor’s and Landlord’s responsibility for such subcontractor’s or supplier’s work or materials.

b.             Labor shall be provided on a “open shop basis”; provided, however, that if Landlord (acting in good faith) informs Tenant that the selection of any specific non-union subcontractor may impair Landlord’s Contractor’s ability to comply with the Schedule due to Landlord’s Contractor’s good faith conclusion that such selection may be detrimental to labor relations at the site, and if Tenant nevertheless directs that Landlord engage such non-union subcontractor, then any delay arising out of labor relations disputes resulting from the engagement of such non-union subcontractor shall constitute an Unavoidable Delay for purposes of this Work Letter.

c.             The bidding by subcontractors and suppliers shall be administered by Landlord’s Contractor, except that Tenant shall be permitted to review before issuance, and direct that reasonable changes be made to, the bid solicitation packages, and Tenant may review all bids received.  Landlord’s Contractor shall obtain and deliver such bids to Tenant within the period provided for in the Schedule.

d.             Promptly upon receipt by Landlord of the competitive bids, but before the award of subcontracts and purchase orders, Landlord shall schedule a post bid review meeting that shall be attended by Landlord, Landlord’s Contractor, Tenant, Landlord’s Representative, Tenant’s Representative and such proposed subcontractors and material suppliers as Landlord and Tenant shall deem appropriate.  Before such meeting, Landlord’s Contractor shall obtain from all subcontractors and material suppliers as part of the competitive bid process, and will share with Tenant as soon as it is received, a detailed, line item by line item breakdown of all fees and costs included in the subcontractor’s or material supplier’s bids, including all relevant worksheet information.  The purpose of such meeting shall be to review in detail the scope of the work, the schedule of performance, and the bids of all subcontractors and material suppliers.  Landlord, Landlord’s Contractor and Tenant shall provide full cooperation in such post bid review process.  All bidding information shall be and remain confidential and shall not be disclosed to competing contractors or their subcontractors or suppliers.  After consultation with Tenant, Landlord shall direct Landlord’s Contractor as to which bids to accept; provided, however, that Landlord shall not select a bid that is not the lowest responsive, qualified bid for any work, trade or materials without first obtaining Tenant’s written approval after Tenant’s receipt of Landlord’s brief statement of Landlord’s reasons for rejecting the lowest responsive, qualified bid.  Tenant also shall have the right to participate with Landlord’s Contractor in negotiating with every subcontractor and material supplier so long as Tenant does so in a manner consistent with the Schedule.

(6)           At Tenant’s request, the Base Project Construction Contract and the Base Project GMP shall provide for the bonding (by customary performance and labor and material payment bonds, or the equivalent thereof reasonably acceptable to Tenant) of Landlord’s Contractor and major subcontractors (as designated by Tenant).  If Tenant requests the bonding of Landlord’s Contractor and/or any subcontractors with respect to the Base Project Work, and notwithstanding anything to the contrary contained herein, the cost of the premiums for such bonds shall be added to and included as a Soft Cost and in the calculation of the Base Project GMP (and, in the Preliminary Base Project GMP and any revisions thereto, shall be set forth as a separate line item).

(7)           For purposes of this Work Letter (and including both Base Building Work and TI Work), the term “Cost of the Work” shall mean costs necessarily and actually incurred by Landlord’s Contractor in the proper and complete performance of the Base Project Work or TI Work, as applicable (as applicable, the “Work”), as limited below.  Such costs shall be at reasonable rates not higher than the standard paid at the place of the Leased Property except with prior consent of Tenant.  The Cost of the Work shall include only the following:

A.  LABOR COSTS

i.    Wages and benefits of construction workers directly employed by Landlord or Landlord’s Contractor, or their respective Affiliates, to perform the construction of the Work at the Leased Property, at the all-inclusive hourly rates shown on Schedule 2(d)(ii)(7)(A) hereto.

ii.   Landlord’s and Landlord’s Contractor’s, or their respective Affiliates’, supervisory and administrative personnel (as reasonably necessary for the efficient prosecution of the Work) at or below the highest level named on Schedule 2(d)(ii)(7)(A), but only for the portion of their time required for the Work; provided, however, the Cost of the Work shall not include more than those shown on Schedule 2(d)(ii)(7)(A), and at the rates shown on such Schedule;

iii.  Costs paid or incurred by the Landlord or Landlord’s Contractor for taxes, insurance contribution, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, with respect only to the workers and personnel mentioned in clauses A.i. and ii., above.

B.  SUBCONTRACT COSTS

i.    Payments properly made or payable by Landlord’s Contractor to subcontractors in accordance with the requirements of the subcontracts entered into in accordance with this Work Letter.  To the extent that such subcontracts are not subject to the bidding procedures provided for in this Work Letter, the terms thereof, and sums payable thereunder, shall be reasonable and customary and at competitive rates.

C.  COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

i.    The reasonable costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

ii.   The reasonable costs of materials described in the preceding Clause C.i. in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage.  Unused excess materials that are reasonably marketable or utilized elsewhere by Landlord’s Contractor or any subcontractor shall be credited to Owner as a deduction from the Cost of the Work.

D.  COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

i.    The reasonable costs, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools (not owned by the workmen) which are provided by Landlord’s Contractor at the site and fully consumed in the performance of the Work, and cost less fair market value on such items if not fully consumed, whether sold to others or retained by Landlord’s Contractor.  Cost for items previously used by Landlord’s Contractor shall mean fair market value.

ii.   Rental charges of all necessary temporary facilities, machinery and equipment, exclusive of hand tools, used at the site of the Work, including costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof.  Items shall not be rented from Landlord’s Contractor or any of its affiliates unless approved in advance by Tenant.  Such rental charges shall be consistent with those generally prevailing in the location of the Project.

iii.  Costs of removal of debris from the site, to the extent not performed by subcontractors.

iv.  Costs incurred in connection with the performance of the Work of long distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

v.   That portion of the reasonable travel and subsistence expenses of Landlord’s Contractor’s personnel incurred while traveling more than 50 miles in the discharge of duties in connection with the Work (not including subsistence or other expenses in connection with relocation); provided, however, that the amount included in the Cost of the Work in respect of automobile travel expenses shall be based on the mileage allowance permitted for an ordinary and necessary business expense deduction under Section 162 of the Internal Revenue Code of 1986, as amended.

E.   MISCELLANEOUS COSTS

i.    That portion of insurance and bond premiums that can be directly attributed to this Agreement as required by this Agreement in excess of that normally carried by Landlord’s Contractor (“Insurance Premiums”).

ii.   Sales, use or similar taxes imposed by a governmental authority which are incurred in performance of the Work and for which Landlord’s Contractor or any subcontractor is liable (for purposes of this Work Letter only, the “Taxes”).

iii.  Fees and assessments for the building permit (if any) and for other permits, licenses and inspections for which Landlord’s Contractor is required by this Work Letter to pay and which are necessary for the performance of the Work (“Permit Fees”).

iv.  Fees of testing laboratories for tests required by this Agreement, except those related to defective or nonconforming Work.

F.   EMERGENCIES

i.    Costs described above in this Exhibit which are reasonably incurred by Landlord’s Contractor in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, to the extent such emergency is not caused or capable of prevention through proper performance of the Work by Landlord, Landlord’s Contractor or any other affiliate of Landlord, or any subcontractor.

G.  EXCLUSIONS

i.    The Cost of the Work shall not include:

ii.   Salaries and other compensation of Landlord’s or Landlord’s Contractor’s personnel above the highest level named on Schedule 2(d)(ii)(7)(A) or in number beyond those reasonably required for the efficient prosecution of the Work, or for any portion of their time not directly pertaining to the Work.

iii.  Expenses of Landlord’s or Landlord’s Contractor’s principal office and offices other than the site office.

iv.  Overhead and general expenses, except as may be expressly included above.

v.   Landlord’s Contractor’s capital expenses, including interest on Landlord’s Contractor’s capital employed for the Work.

vi.  Rental costs of machinery and equipment, except as specifically provided in Clause D.ii. above.

vii. Costs due to the breach of this Lease or Landlord’s Contractor’s failure to comply with this Agreement or due to the fault or negligence of Landlord’s Contractor, or any other Responsible Party, including, but not limited, to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

viii. Any cost not specifically and expressly described in Paragraphs A-F above.

ix. Costs which would cause the applicable GMP to be exceeded.

x.    Costs recoverable from insurance and bonding companies (or that would have been recoverable had Landlord maintained insurance coverages in accordance with the requirements of this Lease). Notwithstanding anything to the contrary contained in this Work Letter, Landlord’s Contractor shall be responsible for all property insurance deductibles, to the extent its negligence or willful misconduct or that of Landlord or any other affiliate of Landlord, or their respective employees, causes the applicable loss.

xi.   Any costs for in-house personnel of Landlord or Landlord’s Contractor, or their respective Affiliates, unless such costs are in lieu of costs that necessarily would have been paid to third-party providers for such service (and are not in fact being provided by such third-party provider) or reduce the costs that would have otherwise been paid to third-party providers of such service (and in such event then only to the extent of such reduced cost).

H.  OTHER

i.    Cash discounts, trade discounts, rebates, refunds, and amounts received from sales of surplus materials and equipment, shall be applied to reduce the Cost of the Work.

ii.   In no event shall Cost of the Work include any environmental remediation costs or costs to address concealed subsurface conditions (such as unanticipated rock or unstable soil); but the Cost of the Work shall include the reasonable costs of a Phase 1 Environmental Assessment of the Leased Property, and typical pre-construction soil borings to determine the subsurface conditions.

iii.  Landlord acknowledges that there shall be no duplication of payments for any of the items comprising the Cost of the Work, notwithstanding any itemization or provision contained in this Agreement to the contrary,  including, without limitation, this Exhibit.

(8)           For purposes of this Work Letter, “Landlord’s Contractor’s Fee” means, (i) with respect to the Base Project Work, the sum that is equal to six percent (6%) of Cost of the Work, including any Permit Fees and Taxes but excluding Insurance Premiums, and (ii) with respect to the TI Work, six percent (6%) of Cost of the Work (including any Permit Fees and Taxes but excluding Insurance Premiums) up to the first $45.00 per rentable square foot of the Building, and four percent (4%) of Cost of the Work (including any Permit Fees and Taxes but excluding Insurance Premiums) in excess of the first $45.00 per rentable square foot of the Building.

(iii)          Construction Contract for Base Building Work.  After the Base Project GMP has been established and within the time period set forth in the Schedule, Landlord shall enter into a Cost of the Work Plus Fee construction contract (the “Base Project Construction Contract”) with Landlord’s Contractor for the performance of the Base Project Work. The terms of the Construction Contract shall be consistent with the terms of the Base Project GMP established in accordance with this Work Letter, and the Base Project Construction Contract (and all subcontracts) shall otherwise be subject to Tenant’s review and approval prior to the execution thereof, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby agrees that it shall expressly include in the Base Project Construction Contract and in each other contract or agreement with Landlord’s Contractor, a requirement (and an acknowledgement by Landlord’s Contractor) that Tenant is a direct intended third party beneficiary thereof, that Tenant shall be entitled to rely upon the provisions thereof and that, if Landlord breaches or defaults under the Lease or this Work Letter beyond any applicable notice and/or cure period, Tenant shall have the express right (but not the obligation) to directly enforce such agreements and contracts as if it were a direct party thereto.  Landlord shall deliver to Tenant a copy of the executed Base Project Construction Contract at least ten (10) days prior to the commencement of the Base Project Work.  Landlord shall not modify or amend the Base Project Construction Contract in any material respect without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Notwithstanding Tenant’s participation in the establishment of the Base Project GMP, the selection of any subcontractors and/or suppliers, and Tenant’s rights contained herein for the review and approval of the Base Project Construction Contract, Landlord shall be solely responsible for the Base Project Work, for the oversight and supervision of Landlord’s Contractor’s construction of the Base Project Work, for the enforcement of the Base Project Construction Contract, and for the payment and performance of all of the obligations of the “owner” under the Base Project Construction Contract; and Tenant shall not have any responsibility therefor.

3.             Tenant Improvements; TI Work.

(a)           Provision of Plans.  In addition to the submissions contemplated in Section 2(b) hereof, from time to time upon request by Tenant or Tenant’s Construction Representative, Landlord shall furnish to Tenant or Tenant’s Construction Representative the most current and complete architectural, design, mechanical, electrical and structural drawings and specifications for the Base Project Work and specifications for all other parts, equipment, components, elements and facilities of the Base Project Work pertinent to the design, pricing, bidding or construction of the Tenant Improvements, in print form and in digital Auto-Cad drawing file format, either free of copyright or with such licenses or other consents as are reasonably necessary to enable Tenant and Tenant’s design professionals and contractors to utilize the same in connection with the design, construction, maintenance, alteration, operation, reconstruction and occupancy of the Tenant Improvements). Such drawings and specifications shall include, without limitation, schedules, and information pertaining to elevators, mechanical shafts, fire stairs, restrooms, and columns, and Landlord shall, upon reasonable request by Tenant, share all information with Tenant and Tenant’s Construction Representative with respect to drawings, mechanical systems, structure, core and shell and field measurements.  All such plans, documents, drawings and specifications shall be accompanied by written authorization from the Architect, engineer and/or other professional permitting the use thereof in the planning and preparation of the Tenant Improvements and the TI Work Plans.  Tenant, Tenant’s Construction Representative and Tenant’s design professionals shall be entitled to rely on the material accuracy and completeness of all plans, documents, drawings and specifications furnished by Landlord and Landlord’s design professionals; and Landlord and Landlord’s Contractor and their respective design professionals shall be entitled to rely on the material accuracy and completeness of all plans, documents, drawings and specifications furnished by Tenant and Tenant’s design professionals.

(b)           TI Work Plans.

(i)            Tenant Preparation and Submission.  On or before the date set forth in the Schedule, Tenant shall cause the Architect to prepare and forward to Landlord plans and specifications for Tenant’s improvements to be constructed in the Leased Property showing the following details: partition layout (dimensioned); door location and door schedule; reflected ceiling plans; electric outlets with locations dimensioned; occupancy requirements by room or space; all necessary drawings, sections, details and specifications for special equipment and fixtures; carpentry and millwork; color schedule of all finish items; floor coverings; wall coverings; other special finishes; requirements for special air-conditioning, plumbing and electrical needs; and specifications of all specialty systems or equipment to be installed in the Building (collectively, the “TI Work Plans”).  The TI Work Plans shall also include mechanical plans, electrical plans, fire protection plans, plumbing plans and structural plans, and the location and specifications for Tenant’s emergency generator, unless Tenant elects to have such work performed as a part of the Separate Tenant Work (as hereinafter defined).  Notwithstanding anything to the contrary contained in this Work Letter, Tenant shall have the right to have the TI Work Plans prepared and approved in phases or installments provided that each such submission to Landlord shall contain such detail and other information reasonably necessary to explain the correlation of such phase or installment of the TI Work Plans to the status of other previously submitted phases or installments of the TI Work Plans.  All references in this Section 3(b)(i) to the TI Work Plans shall apply to each phase or installment of the TI Work Plans, as applicable.

(ii)           Landlord Review.  Landlord shall have the right to review and give its approval or disapproval of the TI Work Plans (or the respective phase or installment thereof), giving specific and reasonably detailed reasons in case of disapproval, to Tenant within the time period(s) set forth in the Schedule.  Subject to Section 2(c) of this Work Letter, Landlord shall not withhold or condition its approval of the TI Work Plans, unless, in Landlord’s reasonable opinion, the Tenant Improvements as shown in the TI Work Plans are likely to materially and adversely affect, impair or overburden any Building System or the structure of the Building.  If Landlord disapproves any part of the TI Work Plans in accordance with this Section 3(b)(ii) (but subject to Section 2(c) above), Tenant shall thereafter submit to Landlord, for its approval, revised TI Work Plans, which shall be subject to the same approval process as the original TI Work Plans and shall be accomplished within the time periods set forth in the Schedule.  Landlord and Tenant, respectively, shall prepare, submit and review, as the case may be, each successive revision and resubmittal of revisions of the TI Work Plans within the time periods set forth in the Schedule until such TI Work Plans have been consented to in accordance with the terms of this Work Letter. Landlord shall, for all purposes hereof and for purposes of all subsequent installments or phases of TI Work Plans to be delivered to Landlord hereunder, be deemed to have approved all portions of the TI Work Plans not expressly disapproved by Landlord in accordance with the foregoing procedure. If Landlord fails to respond during the required approval period set forth in the Schedule, it shall be deemed to have approved the applicable phase(s) or installment(s) of the TI Work Plans. Landlord’s review of Tenant’s design documents shall not, in any manner, be deemed a review for compliance with any Legal Requirements (including, without limitation, the ADA and regulations thereunder), for completeness, for constructability, for availability of materials specified, or for suitability for the purposes intended, all of which shall remain the responsibility of Tenant.  Landlord shall be entitled to rely on the material accuracy and completeness of the TI Work Plans.

(iii)          Approval of Final TI Work Plans.  Following approval by Landlord and Tenant of the TI Work Plans in accordance with the provisions hereof, the TI Work Plans (or a schedule of such TI Work Plans) shall thereupon constitute Attachment 4 to this Work Letter.  All of the work (including labor, materials and supervision) necessary for the construction and completion of the Tenant Improvements as shown and described in the approved TI Work Plans is referred to herein as the “TI Work”).

(iv)          Changes to TI Work Plans by Tenant.  Once the TI Work Plans are finalized, Tenant shall have the right to make changes to the TI Work Plans, subject to this Section 3(b)(iv).  Landlord shall have the right to review any such change(s) within the same amount of time as established in the Schedule for the initial review of the TI Work Plans.  Subject to Section 2(c) of this Work Letter, Landlord shall not withhold or condition its approval of such change(s) unless, in Landlord’s reasonable opinion, any such change: (A) is materially inconsistent with the quality of the Tenant Improvements as reflected by the TI Work Plans prior to such change; or (B) would, in Landlord’s reasonable judgment, materially and adversely affect, impair or overburden any Building System or the structure of the Building, and Landlord’s approval or disapproval shall be expressed in writing (and in the case of any disapproval, such writing shall set forth in reasonable detail the basis of Landlord’s objection).

(v)           Laboratory Work.  Landlord acknowledges that the TI Work includes, as a part thereof, the construction and fitting out of an approximately 38,000 usable square foot laboratory facility and product development center (the “Laboratory Space”).  Tenant requires that Landlord substantially complete certain portions of the TI Work within the Laboratory Space simultaneously with the Substantial Completion of Base Project Work/Laboratory Work, and in advance of the Substantial Completion of the remainder of the TI Work (which accelerated portion shall be identified in the TI Work Plans, and is herein called the “Laboratory Work”), to enable Tenant to install its laboratory equipment and obtain necessary inspections and approvals from the Food and Drug Administration and other governmental authorities.  As a result, Landlord and Tenant have provided in the Schedule for prosecution of the Laboratory Work in coordination with the Base Project Work, and for the Substantial Completion (as hereinafter defined) of the Laboratory Work simultaneously with the Substantial Completion of Base Project Work/Laboratory Work.

(vi)          Notwithstanding any provision in this Section 3(b) to the contrary, Tenant may cause the Architect to make available a secure website, and assign a password to Landlord to permit Landlord access thereto, which website will provide access to the TI Work Plans and other plans referred to in this Section 3, as the same are developed by Architect and the design professionals engaged by Architect.  All such documents shall be deemed delivered to a Party once a Party or its designated representative is notified by email that a particular document is available on such website, and any time period applicable to review and approval of such document shall be measured from the business day on which such email is delivered.

(c)           TI GMP.

(i)            Contractor.  Except as may otherwise be set forth in any express provision of this Work Letter, all of the TI Work shall be performed by Landlord through Landlord’s Contractor, unless otherwise agreed by Landlord and Tenant in writing.

(ii)           TI GMP.

(1)           From time to time upon Tenant’s request therefor, Landlord and Landlord’s Contractor shall provide to Tenant, in writing, a good faith estimate of the amount that would represent the Cost of the Work and Landlord’s Contractor’s Fee for the completion of the TI Work in accordance with the stage of the plans and specifications therefor at the time of Tenant’s request.

(2)           Upon Tenant’s written request at any time after the TI Work Plans are seventy percent (70%) complete, but prior to the final approval of the TI Work Plans by Landlord and Tenant, Landlord and Landlord’s Contractor shall submit to Tenant, in writing, a guaranteed maximum price (all-inclusive, including Landlord’s Contractor Fee) for the completion of the TI Work (the “Preliminary TI GMP”).  The Preliminary TI GMP shall be binding upon Landlord and Landlord’s Contractor.

(3)           Tenant shall have the right, in its sole discretion, to accept or reject the Preliminary TI GMP provided by Landlord’s Contractor; and if the Preliminary TI GMP (as it may be revised as provided below) is accepted by Tenant in writing, such accepted Preliminary TI GMP shall constitute the “TI GMP” for purposes of this Work Letter.  If the Preliminary TI GMP is not accepted by Tenant in writing, then (i) Tenant shall have the right (with due regard to the Schedule and in accordance with Section 2(c) of this Work Letter) to make changes to the TI Work Plans to reduce the cost of the TI Work; and (ii) upon final approval by Landlord and Tenant of the TI Work Plans, Landlord and Landlord’s Contractor shall submit to Tenant, in writing, a revised guaranteed maximum price for the completion of the TI Work based on the final TI Work Plans (the “Revised TI GMP”).  The Revised TI GMP, prepared in accordance with the requirements of this Work Letter, shall be binding upon Landlord, Landlord’s Contractor and Tenant, and shall constitute the “TI GMP” for purpose of this Work Letter.  The Revised TI GMP proposal shall be submitted by Landlord and Landlord’s Contractor to Tenant promptly upon completion of the bidding process set forth in Section 2(d)(ii)(5) above, but not later than fifteen (15) calendar days after receipt of the required bids of third-party subcontractors and suppliers, and otherwise in accordance with the Schedule.

a.             The Preliminary TI GMP and any Revised TI GMP shall not exceed 115% of the budget established by Landlord and Tenant for the TI Work in effect immediately prior to the submission of the Preliminary TI GMP or such Revised TI GMP to Tenant; provided, however, that such limitation shall not apply to the extent of any increase in the costs of labor resulting from any requirement for the payment of prevailing wages arising out of any grants or funding obtained by Tenant from or with the assistance of any governmental agency or authority.

b.             Landlord’s Contractor’s fee shall be as set forth in Section 2(d)(ii)(8) above.

c.             Landlord shall comply with the bidding process outlined in Section 2(d)(ii)(5) above, and shall incorporate the results thereof in determining the Preliminary TI GMP or Revised TI GMP, as applicable.

d.             The TI GMP and any Revised TI GMP, as applicable, shall include a reasonably complete and detailed line-item breakdown of the costs and categories of cost included therein, and shall also include unit and/or hourly prices for materials or work (including without limitation general conditions work and any work) to be supplied or performed by Landlord, Landlord’s Contractor or any other affiliate of Landlord, shall be submitted to Tenant for Tenant’s prior approval, and shall be competitive with independent third-party pricing for comparable materials and work.

(4)           No TI Work shall commence until the TI GMP is established pursuant to Section 3(c)(ii) above.  After the TI GMP has been established, amendments to TI Work Plans shall be made pursuant to Section 3(i); provided, however, that updates and modifications of and additions to then-existing TI Work Plans that are reasonably inferable from the then-existing TI Work Plans will not entitle Landlord or Landlord’s Contractor to an increase in amounts payable to it, or to an extension of time and will not constitute a Tenant Delay.

(5)           At Tenant’s request, the TI Construction Contract and the TI GMP shall provide for the bonding (by customary performance and labor and material payment bonds, or the equivalent thereof reasonably acceptable to Tenant) of Landlord’s Contractor and major subcontractors (as designated by Tenant). If Tenant requests the bonding of Landlord’s Contractor and/or any subcontractors with respect to the TI Work, and notwithstanding anything to the contrary contained herein, the cost of the premiums for such bonds shall be added to and included in the calculation of the TI GMP (and, in the Preliminary TI GMP and any revisions thereto, shall be set forth as a separate line item).

(d)           Construction Contract for TI Work.  After the selection of the GMP and within the time period set forth in the Schedule, Landlord shall enter into a Cost of the Work Plus Fee construction contract (the “TI Construction Contract”) with Landlord’s Contractor, for the performance of the TI Work.  The terms of the TI Construction Contract shall be consistent with the terms of such general contractor’s TI GMP accepted by Tenant and shall otherwise be subject to Tenant’s review and approval prior to the execution thereof, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby agrees that it shall expressly include in the TI Construction Contract and each other contract or agreement with Landlord’s

Contractor a requirement (and an acknowledgement by Landlord’s Contractor) that Tenant is a direct intended third party beneficiary thereof, that Tenant shall be entitled to rely upon the provisions thereof and that, if Landlord breaches or defaults under the Lease or this Work Letter beyond any applicable notice and/or cure period, Tenant shall have the express right (but not the obligation) to directly enforce such agreements and contracts as if it were a direct party thereto.  Landlord shall deliver to Tenant a copy of the executed TI Construction Contract at least ten (10) days prior to the commencement of the TI Work. Landlord shall not modify or amend the TI Construction Contract in any material respect without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding Tenant’s participation in the establishment of the TI GMP, the selection of any subcontractors and/or suppliers, and Tenant’s rights contained herein for the review and approval of the TI Construction Contract, Landlord shall be solely responsible for the performance of the TI Work, for the oversight and supervision of Landlord’s Contractor’s performance of the TI Work, for the enforcement of the TI Construction Contract, and for the payment and performance of all of the obligations of the “owner” under the TI Construction Contract; and Tenant shall not have any responsibility therefor.

(e)           Construction of Tenant Improvements. Landlord shall cause the TI Work to be commenced, constructed and completed by Landlord’s Contractor in a good and workmanlike manner in conformity with the TI GMP, the TI Work Plans, this Work Letter, the Schedule and all applicable Legal Requirements, and requirements of public authorities and insurance underwriters.  Landlord shall secure (or cause to be secured) all permits, approvals, licenses, and inspections necessary for the proper execution and completion of the TI Work, and shall pay all fees and costs to secure the same (which cost Landlord shall cause to be included in the TI GMP). Landlord shall comply with and give all notices required by all applicable Legal Requirements, and requirements of public authorities and insurance underwriters.  Landlord and Landlord’s Contractor shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with performance of the TI Work and shall be fully responsible for all construction means, methods, techniques, sequences and procedures and for coordinating the construction of the Tenant Improvements and the performance of all TI Work, it being understood and agreed that neither Tenant nor Tenant’s Construction Representative will be responsible for nor have control or charge of construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with all or any part of the TI Work. Landlord shall procure insurance of the types and coverage amounts appropriate given the nature and extent of the TI Work, as reasonably determined by Landlord, but in no event less than the insurance requirements imposed by the Lease.  Landlord shall be responsible for the removal of all debris within and adjacent to the Leased Property created by the TI Work. Landlord shall obtain all customary warranties available from contractors and manufacturers in connection with the TI Work.

(f)            Improvements Allowance; Cost of TI Work.

(i)            Subject to Section 3(f)(ii), below, Landlord shall credit Tenant with (or pay to Tenant) the Improvement Allowance (as defined in the Lease) to pay for the following (the “Permitted Allowance Categories”): (A) the hard and soft costs to design, construct, permit and inspect (including without limitation all labor, materials, supervision, governmental approvals, permits and inspections, architects’ and engineers’ fees and expenses, insurance and taxes) the Tenant Improvements and other TI Work, together with Landlord’s Contractor’s Fee; (B) the costs of procuring and installing telecommunication/data/computer cabling, wiring, services, systems and facilities; (C) Tenant’s moving and other relocation costs; (D) Tenant’s other costs and expenses for the review of Landlord’s plans and specifications for the Base Project Work and the inspection thereof; (E) Tenant’ costs for the design, construction, installation and inspection of the Tenant Improvements and other TI Work; and (F) Tenant’s cost for the selection, acquisition and installation of Tenant’s furnishings, cabling, fixtures and equipment to be located and/or installed at the Building or other portions of the Leased Property. Excepting any portion of the Improvement Allowance to be paid directly to Landlord’s Contractor or other third parties by Landlord in connection with the performance of the TI Work, as provided elsewhere in this Work Letter or in the Lease, advances on account of the Improvement Allowance shall be paid by Landlord to Tenant within thirty (30) days of Tenant’s delivery of paid invoices for items described above, and (in the case of the costs of tangible items) which have been installed in the Real Property or are stored at the Real Property.  The Improvement Allowance to be paid in connection with the performance of the TI Work shall be payable in accordance with Section 3(g) below. Included in the Improvement Allowance is a $0.10 per RSF allowance for the cost to test-fit Tenant’s program, which shall be advanced by Landlord to Tenant or to the Architect, for the payment of such costs, upon written request from time to time.  Such test-fit allowance shall be charged against the Improvement Allowance.  Any unused portion of the Improvement Allowance shall be credited to the Basic Rent first accruing under this Lease, provided that such unused portion of the Improvement Allowance is included in the Project Cost for the purpose of calculating Basic Rent, notwithstanding the fact that such unused Improvement Allowance is not expended by Landlord in performing the TI Work.  To the extent the “Tenant Work Cost” (defined below) exceeds the Improvement Allowance available to pay the same (or exceeds any portion of the Improvement Allowance that Tenant elects to utilize in the exercise of Tenant’s option under Section 3(f)(ii), below), Tenant shall pay the excess to Landlord in accordance with the procedures set forth in Section 3(g) below.

(ii)           Notwithstanding anything in this Work Letter or in the Lease to the contrary, Tenant may elect at any time upon prior Notice to Landlord not to use all or any portion of the Improvement Allowance to pay for the Permitted Allowance Categories.  If Tenant so elects, then the amount of the Improvement Allowance not used by Tenant shall be deleted from the calculation of Basic Rent set forth on Exhibit H to the Lease.

(iii)          Landlord and Tenant agree that one-half of the Roof Upgrade Cost (as defined below) shall be included as part of the cost of the Base Project Work and the other half of the cost of the Roof Upgrade Cost shall be included as part of the TI Work.  “Roof Upgrade Cost” shall mean the cost difference between constructing the roof and roof structure as shown on the Ballinger Base Building Specifications dated 4/2/2010 and constructing the roof and roof structure as shown in the Design Development Documents.  The Parties estimate that one-half of the Roof Upgrade Cost is $690,000.

(g)           Inspection; Applications for Payment; Improvement Allowance.

(i)            During the performance of the TI Work, Tenant’s Construction Representative shall visit the Leased Property at intervals appropriate to the stage of the performance of the TI Work so as to become generally familiar with the progress and quality of the Tenant Improvements, and shall inspect and verify the progress of the TI Work, as provided below.  Each month, before the submission of an application for payment (which shall in all cases reflect retainage required under the TI Construction Contract) by Landlord’s Contractor (each, an “Application for Payment”), Landlord’s Construction Representative, Tenant’s Construction Representative and Landlord’s Contractor shall meet to discuss such Application for Payment. Applications for Payment (together with all documentation and evidence supporting such Application for Payment) shall be submitted by Landlord’s Contractor to Landlord monthly, following the end of each month, and Landlord shall immediately forward the same to Tenant’s Construction Representative (unless a duplicate has already been sent to Tenant’s Construction Representative by Landlord’s Contractor). In addition, Landlord shall also forward to Tenant’s Construction Representative (unless a duplicate has already been sent to Tenant’s Construction Representative by Landlord’s Contractor) a monthly report of the status of the project budget for the TI Work (including but not limited to an updated project budget progress comparison), an updated Project Schedule, Pending for Information log, shop drawing log, Pending Change Order log, Change Order log, and current testing reports. Applications for Payment shall include reasonable documentation evidencing the scope and cost of any TI Work actually performed during the previous month, together with copies of any applicable partial or final releases of mechanic’s liens from Landlord’s Contractor and its subcontractors.

(ii)           Within five (5) Business Days after his or her receipt of any Application for Payment, Tenant’s Construction Representative shall visit the Leased Property to determine whether, to his or her knowledge based upon his or her inspection of the TI Work performed, the quantity and quality of the TI Work performed by Landlord’s Contractor is consistent with the TI Work Plans and with the amount invoiced by Landlord’s Contractor.  Within five (5) Business Days after such visit, Tenant shall, acting reasonably, either (A) approve, sign and return the Application for Payment in the amount applied for by Landlord’s Contractor, or (B) withhold approval of the amount applied for, notifying Landlord, in writing, of the reasons for withholding approval, or (iii) approve in part (and with respect to such approved part sign and return the Application for Payment in the amount applied for by Landlord’s Contractor with respect to such approved part), and withhold approval in part of the amount applied for, notifying Landlord, in writing, of the part(s) disapproved and the reasons for withholding approval.  The amount of each payment so approved shall be calculated as provided in the TI Construction Contract.  If Tenant does not give or withhold its approval of any Application for Payment within such five (5) Business Day period, Landlord shall have a right to provide a second request for approval and provided such second request shall state in upper case, bold type that it is a “DEEMED APPROVAL NOTICE” if Tenant shall fail to respond to such second written request within three (3) Business Days after Tenant’s receipt thereof, then such Application for Payment shall be deemed approved by Tenant.

(iii)          The cost of the TI Work (as determined and approved in accordance with this Work Letter) (the “Tenant Work Cost”) shall be paid as follows:  Except as Tenant may elect to forego all or any part of the Improvement Allowance pursuant to Section 3(f)(ii), above, all payments made with respect to any approved Application for Payment shall be charged against the Improvement Allowance which has not been used for Permitted Allowance Categories in clauses (B) through (F) of Section 3(f)(i) above, until exhausted.  Nothing in this Section 3(g)(iii) shall be deemed to restrict use of the Improvement Allowance to the Tenant Work Cost.  The disbursement of the Improvement Allowance for any charges properly included as a part of the Tenant Work Cost but not covered by an approved Application for Payment (e.g., for the direct purchase of goods comprising a part of the TI Work by Landlord or Tenant not required to be supplied by Landlord’s Contractor or its subcontractors under the TI GMP) shall be made, with the prior approval of Tenant, on the basis of third-party invoices, receipts or other reasonable supporting documentation evidencing the applicable costs incurred, or to be incurred, by or for Tenant and permitted to be paid or reimbursed from the Improvement Allowance.

(iv)          When the Improvement Allowance is exhausted, or to the extent Tenant has elected to forego the Improvement Allowance pursuant to Section 3(f)(ii), above, Tenant shall make to Landlord the payments of Tenant Work Cost only to the extent of, and on account of, Excess Tenant Improvements Costs (as defined below) for which Tenant is responsible under this Work Letter, within twenty (20) calendar days after receipt of an approved Application for Payment and all supporting documentation required under the TI Construction Contract and this Work Letter.  Landlord shall bear all costs of the TI Work in excess of the TI GMP, except for Excess Tenant Improvement Costs.

(v)           The initial schedule of values used as a basis for payment and any changes thereto shall be in accordance with the applicable terms and limitations provided in this Work Letter and the schedules attached hereto, and subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed.  If Tenant is unable to approve any Application for Payment in the full amount applied for, Tenant shall promptly approve the Application for Payment to the extent and in the amount that it is able, and work under this Work Letter and the TI Construction Contract shall continue pending the resolution of any dispute or controversy involving any disapproved portion of the Application for Payment in accordance with the terms hereof.  Landlord shall process each approved Application for Payment (or portion thereof) promptly and in all events in accordance with the TI Construction Contract.

(vi)          The TI Construction Contract and contracts with all subcontractors and material suppliers shall contain the retainage requirements reasonably acceptable to Tenant, consistent with the nature of the contract involved, and shall provide that the applicable contracting party will not be paid in full until all work required to be done, including but not limited to punchlist items, has been completed.

(vii)         No payment shall be made to Landlord’s Contractor or charged to Tenant or the Improvement Allowance absent approval by Tenant; provided, however, that to the extent Tenant wrongfully refuses to approve any portion of an Application for Payment, interest shall accrue thereon at the Overdue Rate (as defined in the Lease) on the balance that is at the time due and owing from the date that is twenty (20) calendar days after Tenant’s receipt of such Application for Payment and all required supporting documentation, until paid by Tenant or until Tenant authorizes payment from the Improvement Allowance, to the extent applicable.  To the extent that Landlord is obligated to fund any portion of the Improvement Allowance to or for the benefit of Tenant but fails to do so on or before the date that is twenty (20) calendar days after Landlord’s receipt of Tenant’s written request therefor and all required supporting documentation, interest shall accrue thereon at the Overdue Rate on the unpaid balance.

(viii)        Approval of any Application for Payment (or any portion thereof) shall not represent acceptance of any non-conforming TI Work, or impair or otherwise affect Tenant’s right to specific performance of Landlord’s obligations, unless Tenant specifically agrees in writing to accept such non-conforming TI Work in the case of the former, or agrees in writing to waive such right of specific performance in the case of the latter.

(ix)           Landlord shall fully comply with all applicable Legal Requirements with respect to payments to Landlord’s Contractor and other contractors, subcontractors and suppliers to whom payments may be owed by Landlord, including without limitation the applicable provisions of Pennsylvania Contractor and Subcontractor Payment Act, 73 P.S. §501, et seq., and 62 Pa.C.S. §3933 (if and to the extent applicable), but nothing contained herein shall modify Tenant’s payment obligations contained herein.

(x)            Landlord, Landlord’s Contractor and all subcontractors shall maintain their respective books and records concerning the costs of the TI Work for a period of not less than three (3) years beyond the termination of the TI Construction Contract.  Tenant shall be permitted to audit the books and records of Landlord and of Landlord’s Contractor and subcontractors for verification of the costs of the TI Work.

(h)           Excess Tenant Improvements Costs.  For purposes hereof, “Excess Tenant Improvement Costs” means the Tenant Work Cost to the extent of (i) any excess of the TI GMP over the Improvement Allowance not used for any Permitted Allowance Categories in clauses (B) through (F) of Section 3(f)(i), above, at the time Tenant accepts the TI GMP pursuant to Section 3(c)(ii) of this Work Letter, plus (ii) any Change Order(s) initiated by Tenant in accordance with the terms of this Work Letter to the extent that such Change Order(s) cause the Tenant Work Cost to exceed the TI GMP, plus (iii) any other cost to be borne by Tenant under the express provisions of this Work Letter and which is not paid out of the Improvement Allowance.  Landlord shall be solely responsible for all costs incurred to complete the TI Work in excess of the TI GMP that are not Excess Tenant Improvement Costs.  Tenant shall be solely responsible for all Excess Tenant Improvement Costs.

(i)            Changes to Tenant Improvements and/or TI Work Plans by Landlord.  If any materials or components for the Tenant Improvements specified in the TI Work Plans shall not be available upon commercially reasonable terms, Landlord reserves the right to make substitutions of materials and/or components of substantially equivalent quality and utility, consistent with the quality required under the final, approved TI Work Plans and without materially affecting the utility, efficiency or visual impact of the Tenant Improvements; provided, that Landlord gives Tenant prior Notice thereof, Landlord shall consult with Tenant and its design professionals to identify and select substitute materials and/or components, and Tenant approves such substitutions, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord also reserves the right to make minor changes to the Tenant Improvements reasonably necessitated by conditions met in the course of construction of which Landlord, acting diligently, was not aware; provided, that Tenant’s written approval of any change shall first be obtained (which approval shall not be unreasonably withheld, conditioned or delayed, so long as such changes do not delay any Target Date, increase the cost of the TI Work, and are in substantial conformity with final, approved TI Work Plans and do not reduce the utility, efficiency or visual impact of the Tenant Improvements).  Landlord shall not make substitutions of materials and/or components or changes in the TI Work for the primary purpose of satisfying the Schedule unless approved by Tenant in writing.  Landlord shall credit to Tenant any savings resulting from such substitutions, and the TI GMP shall be increased by any excess cost of such substitute materials and/or components over the costs of the materials and/or components originally specified, provided that Tenant shall have approved such substitution and cost in writing.  If the unavailability of materials or components or changes to the Tenant Improvements is caused by any act, omission or delay of Landlord or any of Landlord’s contractors, Landlord shall promptly pay the reasonable fees of Tenant’s design professionals incurred in connection with evaluating proposed substitutions or other changes pursuant to this Section 3(i), and Landlord and not Tenant shall pay any excess cost of such substitute materials and/or components over the costs of the materials and/or components originally specified.  If Tenant does not give or withhold its approval under this Section 3(i) within five (5) business days after Tenant’s receipt of Landlord’s written request, Landlord shall have a right to provide a second request and provided such second request shall state in upper case, bold type that it is a “DEEMED APPROVAL NOTICE” if Tenant shall fail to respond to such second written request within three (3) Business Days after Tenant’s receipt thereof, then such request shall be deemed approved by Tenant.

(j)            Change Orders.  After Tenant shall have accepted the TI GMP, changes to the Tenant Improvements and/or the TI Work Plans by Tenant or Landlord, as the case may be, shall be accomplished by Change Order.  As used in this Work Letter, a “Change Order” shall mean a written instrument prepared by Landlord and signed by Landlord and Tenant stating their agreement upon all of the following: (A) the change in the Tenant Improvements and/or the TI Work Plans; (B) the extent of the adjustment, if any, in the TI GMP (including without limitation any arising under clause (4) in Section 4(d)(ii) below); and (C) the extent of the adjustment in the Schedule (including the Target Dates), if any.  Landlord shall act reasonably and diligently, and as expeditiously as possible, in preparing a Change Order, and Tenant shall act reasonably and diligently, and as expeditiously as possible, in approving a Change Order prepared by Landlord and submitted to Tenant.

4.             Construction Milestones; Substantial Completion.

(a)           Construction Milestones. Landlord acknowledges that Substantial Completion of Base Project Work/Laboratory Work (as defined herein) and Substantial Completion of TI Work (as hereinafter defined) within the applicable time periods provided in the Schedule is of the essence of this Lease, and is vital to Tenant’s willingness to enter into this Lease.  In order to assure Tenant of Landlord’s diligence in prosecuting the actions necessary to achieve Substantial Completion of Base Project Work/Laboratory Work and Substantial Completion of TI Work in accordance with the Schedule, Landlord and Tenant have identified certain critical milestones to be achieved or satisfied by Landlord and Landlord’s Contractor by certain specified dates, as set forth on Attachment 5 to this Work Letter (each a “Construction Milestone”, and collectively the “Construction Milestones”).  Landlord and Landlord’s Contractor each shall use commercially reasonable efforts to achieve or satisfy each of the Construction Milestones by the applicable date set forth on Attachment 5.

(b)           Substantial Completion of Work. Landlord and Landlord’s Contractor each shall use commercially reasonable efforts to achieve (or cause achievement of) Substantial Completion (as defined herein) of the Base Project Work (including the Laboratory Work) and Substantial Completion of TI Work, respectively, on or before the applicable Target Dates designated from time to time in the Schedule in accordance with Section 1(b)(i) hereof.  “Target Dates” means the dates established in good faith by the Parties, in accordance with Section 1(b)(i) hereof (and as revised from time to time as provided in that Section), as Landlord’s estimated dates for the Substantial Completion of Base Project Work/Laboratory Work and Substantial Completion of TI Work; provided, however, that in no event shall the Target Date for Substantial Completion of Base Project Work/Laboratory Work or the TI Work, as applicable, be established beyond the applicable Outside Delivery Date unless otherwise approved by Tenant in writing, in Tenant’s sole discretion.  As used in this Work Letter, “Substantial Completion” (or any variation or derivation thereof) shall mean that Landlord shall have achieved (or caused to be achieved) Substantial Completion of Base Project Work/Laboratory Work (as defined herein) and Substantial Completion of TI Work (as defined herein).  The achievement of both Substantial Completion of Base Project Work/Laboratory Work and Substantial Completion of TI Work is called the “Substantial Completion of the Project”.  Possession of the Laboratory Space shall be delivered to Tenant not later than ten (10) days following Substantial Completion of Base Project Work/Laboratory Work; and possession of the entire Leased Property shall be delivered to Tenant not later than ten (10) days following Substantial Completion of the Project; but in each case not later than the applicable Outside Delivery Date.

(c)           Notice of Substantial Completion; Punchlist. Landlord shall provide Tenant with Notice at least thirty (30) days in advance of the anticipated date of the Substantial Completion of Base Project Work/Laboratory Work, and at least thirty (30) days in advance of the Substantial Completion of TI Work. Within ten (10) Business Days after the date on which Tenant receives Landlord’s Notice of the occurrence of the Substantial Completion of Base Project Work/Laboratory Work or of the Substantial Completion of TI Work, as applicable, Landlord’s Construction Representative and Tenant’s Construction Representative shall conduct a joint walk-through of the Leased Property to inspect the Leased Property (including, in addition to the Building, all driveways, parking areas and other exterior areas of the Leased Property), have all systems commissioned and demonstrated (as applicable), and to mutually determine whether Landlord has achieved the Substantial Completion as to which such Notice has been given; and, if so, Tenant shall create a punch list of minor finishing and adjustment which Landlord has not completed in accordance with the Base Project Plans and/or the TI Work Plans (as applicable) or which needs to be repaired to achieve Substantial Completion of Base Project Work/Laboratory Work or Substantial Completion of TI Work, as applicable.  Landlord agrees to complete the items set forth on the punch list within ninety (90) days of receipt of such list; provided, however, if Landlord is working diligently to complete the items on the punchlist, Landlord shall have such additional time as is reasonably required to complete such items so long as Landlord can reasonably demonstrate to Tenant that such item or items could not have reasonably been completed within such initial ninety (90) day period. Any dispute as to whether a particular item constitutes a punchlist item shall be resolved by the dispute resolution process set forth in this Work Letter.

(d)           Target Date; Delay(s). Tenant acknowledges that the Target Dates, as established from time to time, represent Landlord’s good faith estimate, and not a guarantee, as to when the Base Project Work (including the Laboratory Work) and the TI Work will be Substantially Completed.  Notwithstanding the foregoing:

(i)            Unavoidable Delay(s).  If the Base Project Work (including the Laboratory Work) and/or the TI Work are not Substantially Complete on or before the applicable Target Date as a result of Unavoidable Delay(s), the applicable Target Date shall be extended for additional periods of time equal to the time actually lost by reason of such Unavoidable Delay(s).  As used herein, the term “Unavoidable Delay(s)” means a Party’s inability to perform, in whole or in part, its obligations under this Work Letter (other than the obligation to pay or disburse money) as a result of and only to the extent caused by Force Majeure.  A Party wishing to invoke an Unavoidable Delay shall give the other Party Notice of that intention within ten (10) days following the commencement of any Unavoidable Delay then known to such Party and shall, at that time, specify the reasons therefor and the period of delay, if known, or if not known, a reasonable estimate thereof.  In the event that the applicable Target Date is extended as a result of an Unavoidable Delay, then (i) Landlord agrees to use commercially reasonable and diligent efforts to achieve Substantial Completion as soon as practicable thereafter, (ii) the Lease shall remain in full force and effect, and (iii) the scheduled Commencement Date, identified on the Schedule, shall be extended commensurately by the extension of the applicable Target Date if Substantial Completion is in fact delayed by the period of such extension.

(ii)           Cumulative Tenant Delay(s).  If the Base Project Work (including the Laboratory Work) and/or the TI Work are not Substantially Complete on or before the applicable Target Date as a result of Cumulative Tenant Delay(s), the applicable Target Date shall be extended for additional periods of time equal to the time actually lost by such Cumulative Tenant Delay(s).  As used herein, “Tenant Delay(s)” means any delay caused by any of the following described events or occurrences, provided that Landlord shall give Tenant written notice of the occurrence thereof, and of Landlord’s intent to treat the same as a Tenant Delay, within ten (10) days following the commencement of such event or occurrence: (1) actual delays caused by Tenant’s failure to comply with the specific time periods established in the Schedule, (2) actual interference caused by the performance of any work or any other activity in or about the Leased Property by any person, firm or corporation employed by or on behalf of Tenant during the period prior to Substantial Completion, (3) any actual delay by Tenant with respect to the time periods set forth in this Work Letter regarding the approvals required of Tenant; (4) any actual delay by Tenant with respect to the time periods set forth in this Work Letter regarding the TI GMP; (5) actual delays resulting from a Change Order requested by Tenant (not to exceed the amount of time as set forth in the Change Order for extension of the applicable Target Date); (6) any actual delay resulting from any Additional Base Project Change requested by and confirmed by Tenant pursuant to Section 2(c)(ii) hereof, if the cumulative duration of all such delays shall exceed thirty (30) days, and (7) any other delay directly caused by or arising directly from acts of Tenant or omissions of Tenant where Tenant had a duty or obligation to act.  “Cumulative Tenant Delay(s)” means net Tenant Delay(s), meaning Tenant Delays but excluding any concurrent “Landlord Delay” (as defined in Section 4(d)(iv) below).

(iii)          If the Base Project Work (including the Laboratory Work) and/or the TI Work are not Substantially Complete on or before the applicable Target Date because of Cumulative Tenant Delay(s), in addition to the extension of the Target Date pursuant to Section 4(d)(i) above, Basic Rent and Additional Rent shall nevertheless begin to accrue and be payable by Tenant on the date that the same would have commenced had Substantial Completion not been delayed by such Cumulative Tenant Delay(s).

(iv)          Landlord Delay(s).  If the Base Project Work (including the Laboratory Work) and/or the TI Work are not Substantially Complete on or before the applicable Target Date as a result of Landlord Delay(s), then the Commencement Date shall be extended on a day-for-day basis equal to the amount of time actually lost on account of such Landlord Delay(s) and Landlord shall pay (or reimburse, as applicable) to Tenant, and Tenant shall be entitled to recover from Landlord, any and all out-of-pocket fees, costs, expenses, fines, premiums, penalties and other amounts incurred by Tenant proximately arising out of, resulting from or attributable or relating to the failure of the Base Project Work and/or the TI Work to be Substantially Complete on or before the applicable Target Date as a result of such Landlord Delay(s), including, by way of example only and not limitation, all actual, reasonable and documented fees, costs, expenses, premiums, penalties and other amounts for: deposits; nonrefundable or advance payments; storage (including, but not limited to, furniture, fixtures, machinery and equipment); moving or shipping; cancellation, termination, delay, rescheduling or rearrangement of consultants, shippers, movers, installers and technicians; and returns and restocking, in all cases paid to third parties, but not including damages described in clause (B) of Section 4(e)(i) below (which shall be governed by such Section) (collectively, the “Interim Delay Damages”).  Landlord’s obligations and liabilities pursuant to this Section 4(d)(iv) shall survive the expiration or earlier termination of the Lease.  As used herein, “Landlord Delay(s)” means any delay (other than an Unavoidable Delay) or failure beyond the date required for performance by Landlord (including Landlord’s Construction Representative), or any delay or failure beyond the date required for performance by Landlord’s Contractor of a requirement of Landlord or such contractor contained in the Lease, this Work Letter, the Base Project Construction Contract, the TI Construction Contract, or the Schedule, including, without limitation, the performance of a task, the delivery of plans, drawings or documents (including, but not limited to, any Landlord Change), or the giving of a required approval or consent, and delay beyond the date required for performance by Tenant of a requirement in the Lease, this Work Letter or the Schedule if such performance is actually delayed by interference by Landlord or Landlord’s Contractors or any of their respective employees, agents, contractors or suppliers.

(e)           Outside Delivery Date.  For purposes hereof, “Outside Delivery Date” means (i) May 4, 2012 with respect to the Substantial Completion of Base Project Work/Laboratory Work (as hereinafter defined), and (ii) December 1, 2012 with respect to Substantial Completion of TI Work (as hereinafter defined).  If, except by reason only of any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), Substantial Completion of Base Project Work/Laboratory Work or Substantial Completion of TI Work has not occurred by the applicable Outside Delivery Date:

(i)            Landlord shall be responsible for and shall pay and indemnify Tenant for (or reimburse to Tenant, as applicable), and Tenant shall be entitled to recover the following from Landlord (collectively, the “Outside Delivery Date Damages”) (A) all Interim Delay Damages; and (B) all holdover rents and damages for which Tenant becomes liable with respect to Tenant’s continued occupancy of all or any part of the existing premises leased by Tenant at 101 Gordon Drive, Exton, Pennsylvania (the “Existing Premises”), under the Existing Premises Lease Agreement (as defined below), which shall be payable by Landlord as and when payable by Tenant, but limited to the amount (on a monthly-rate basis) by which all of the rent and other sums payable by Tenant for occupancy of the Existing Premises or any part thereof, including all holdover rent and damages, exceeds the monthly-rate minimum annual rent (and all other sums of money or charges required to be paid for use or occupancy) in effect under Tenant’s lease for the Existing Premises immediately prior to the Outside Delivery Date for Substantial Completion of TI Work (the “Holdover Damages”); provided, however, that Tenant shall credit to the Holdover Damages any net rents and other sums actually received by Tenant under any sublease(s) or other occupancy agreements pertaining to the Existing Premises after deducting all of the costs and expenses incurred by Tenant in connection with any such subtenant or occupancy agreement including, without limitation, brokerage commissions, tenant improvements, tenant allowances, any other tenant concessions and any other costs in preparing the space for occupancy by any such subtenant or occupant.  The Interim Delay Damages and the Holdover Damages are collectively called the “Delay Damages”.  The rights of Tenant under this Section 4(e)(i) shall be in addition to and without in any way limiting or waiving any other right or remedy of Tenant under this Work Letter. “Existing Premises Lease Agreement” means, collectively, Lease dated December 31, 1992 (effective January 15, 1993) between Lion Associates, L.P., as landlord, and LuMont Keystone/Lionville Trust Dated December 30, 1992, as tenant and assigned to The West Company, Incorporated, as amended by a First Addendum dated May 22, 1995, as the same may hereafter be amended or supplemented, with Landlord’s prior consent only insofar as any such amendment may result in any increase in the liability of Landlord for Holdover Damages pursuant to this Section 4(e)(i).

(ii)           Tenant may, at its sole option (in addition to and without in any way limiting or waiving any other right or remedy of Tenant under this Work Letter), at any time before Substantial Completion of Base Project Work/Laboratory Work and Substantial Completion of TI Work in accordance with the terms of the Lease and this Work Letter, complete or cause to be completed the Base Project Work, the Laboratory Work and/or the TI Work, as applicable, in accordance with this Work Letter, in which event Landlord shall pay or reimburse to Tenant, within thirty (30) days after written demand therefor, the excess, if any, of the actual out-of-pocket costs incurred by Tenant for or in connection with the construction and completion of the Base Project Work, the Laboratory Work and/or the TI Work (including without limitation the costs of work, labor and materials, amounts payable to any architect, engineer or other consultant, or to any general contractor, subcontractor or supplier, any unpaid sums owed by Landlord to any contractors or subcontractors or suppliers and paid by Tenant or for which Tenant may become liable, general condition items, construction and management fees, inspection fees, premiums for insurance and bonds, unrefunded deposits, costs of permits, licenses and other governmental approvals, reasonable attorney’s fees incurred in connection with the prosecution of such work or otherwise arising out of such default or breach by Landlord, and all other expenses reasonably incurred), with interest thereon at the Overdue Rate (accruing from the date such expense is paid by Tenant through the date Tenant is repaid), over the unpaid balance, if any, of the amount payable by Tenant to Landlord hereunder on account of the TI Work as such amount shall exist as of the date of such breach or default.  In addition, the provisions of Section 44 of the Lease shall be applicable to this Section 4(e)(ii).  If Landlord fails to pay or reimburse Tenant as set forth in this Section, then Tenant may set off against Rent such amount that remains unpaid or unreimbursed.

(f)            Tenant’s Termination Rights.  Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall have the right and option, in its sole discretion, to terminate this Lease by Notice to Landlord upon the occurrence of any of the following, in which event the Lease shall be null and void and Tenant shall have no further obligations hereunder:

(i)            If, except by reason only of any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), Landlord or Landlord’s Contractor fails to complete construction of the foundation(s) of the Building on or before August 15, 2011, and (A) Tenant shall have given Landlord Notice of such failure, (B) Tenant, acting in good faith and reasonably, determines that such failure (alone or taken in consideration with other factors) is reasonably likely to result in a failure on the part of Landlord to achieve Substantial Completion of Base Project Work/Laboratory Work and/or Substantial Completion of the TI Work on or before the applicable Outside Delivery Date therefor set forth in the Work Letter, and (C) in the good faith determination of Tenant, Landlord shall have failed, within thirty (30) days following Landlord’s receipt of Tenant’s Notice of such failure, to have provided to Tenant an adequate and reasonably substantiated plan for the commencement and diligent prosecution of the work required of Landlord and Landlord’s Contractor under this Work, sufficient to assure the achievement of Substantial Completion of Base Project Work/Laboratory Work and Substantial Completion of the TI Work on or before the applicable Outside Delivery Date therefor set forth in this Work Letter;

(ii)           If, except by reason only of any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), after Landlord and Landlord’s Contractor completes construction of the foundation(s) of the Building, Landlord or Landlord’s Contractor fails to achieve any of the Construction Milestones, and following Landlord’s receipt of Notice from Tenant of such failure, any one of the following has occurred:

(1)           Landlord shall have failed to act diligently to satisfy such Construction Milestone and otherwise to conform the construction of the Base Project Work and the TI Work to the Schedule to achieve Substantial Completion of Base Project Work/Laboratory Work and/or Substantial Completion of TI Work on or before May 3, 2013 with respect to the Base Project Work (including the Laboratory Work), or November 30, 2013 with respect to the balance of the TI Work;

(2)           Landlord shall have stopped performing the Base Project Work or TI Work for a period of more than forty-five (45) consecutive days or more than sixty (60) non-consecutive days in the aggregate (and such work stoppage was not due to Tenant Delay or Unavoidable Delays); or

(3)           Landlord, if obligated to pay Holdover Damages under the terms of this Work Letter, shall have failed to pay any amount of such Holdover Damages and such failure continues uncured for more than ten (10) days following Tenant’s Notice to Landlord of such failure;

(iii)          If, except by reason only of any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), Substantial Completion of Base Project Work/Laboratory Work has not occurred on or before May 3, 2013; or

(iv)          If, except by reason only of any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), Substantial Completion of TI Work has not occurred on or before November 30, 2013.

If, as of the effective date of Tenant’s termination of this Lease pursuant to this Section 4(f), Landlord is liable to Tenant for any monetary sums (including without limitation any Holdover Damages or Delay Damages), then Landlord’s obligation for the payment of such sums shall survive Tenant’s termination of this Lease; but Landlord shall not have any obligation to Tenant for sums first incurred by Tenant or accruing after the effective date of termination of this Lease pursuant to this Section 4(f).

(g)           Rent Credit.  In addition to Tenant’s other rights and remedies set forth herein or at law and in equity, and not in limitation thereof, if, for any reason other than any Unavoidable Delay(s) and/or Cumulative Tenant Delay(s), Substantial Completion of Base Project Work/Laboratory Work  or Substantial Completion of TI Work has not occurred by the applicable Outside Delivery Date, then in each case Tenant shall be entitled to a credit of two (2) days of Basic Rent for each day Landlord is late in achieving Substantial Completion, to be credited against the Basic Rent first accruing under the Lease; which right is stipulated to be liquidated and agreed-upon damages for costs and other damages that Tenant is likely to incur by reason of such delay but which otherwise are not provided for hereunder, and which may be difficult or impossible to calculate fully.

(h)           Exclusive Remedies.  Sections 4(e), (f) and (g) hereof shall constitute Tenant’s sole remedies for Landlord’s failure to achieve Substantial Completion of Base Project Work/Laboratory Work and/or Substantial Completion of TI Work on or before the applicable dates set forth in such Sections, and Landlord’s failure to achieve any Construction Milestone by the required date (each a “Completion Default”), and shall be in lieu of any other rights and remedies available to Tenant at law or in equity on account of any Completion Default.

(i)            Warranty.

(i)            Landlord hereby warrants that (i) all labor and materials provided or required to be provided as a part of the Base Project Work will be in accordance with the requirements of the Base Project Construction Documents (subject to standard industry tolerances), and that all Base Project Work (including, without limitation, all materials and equipment) will be in accordance with the requirements of the Base Project Construction Documents and free from defects (subject to standard industry tolerances), and (ii) all labor and materials provided or required to be provided as a part of the TI Work will be in accordance with the requirements of the TI Work Plans (subject to standard industry tolerances), and that all TI Work (including, without limitation, all materials and equipment) will be in accordance with the requirements of the TI Work Plans and free from defects (subject to standard industry tolerances).  In no event shall Tenant be obligated to pay any sum or make any contribution to Landlord, as rent or otherwise, for the correction of any defect in the Base Project Work or the TI Work or otherwise arising out of the failure of the Base Project Work or the TI Work to conform to Landlord’s warranty in this Section 4(i)(i).

(ii)           In addition to, and without limiting, the foregoing and any other provisions of this Work Letter, for a period of one (1) year after Substantial Completion of TI Work, Landlord shall repair or replace, as reasonably determined by Landlord, at its sole cost and expense all Base Project Work and/or TI Work that does not conform to the requirements of Section 4(h)(i).  Landlord shall cause all warranties relating to the TI Work given by Landlord’s

Contractor and, to the extent assignable, Landlord’s and Landlord’s Contractor’s subcontractors and suppliers to be assigned in writing to Tenant, upon completion of the TI Work.  All repairs or replacements required pursuant to Section 4(i)(i) shall be made at the reasonable convenience of Tenant during such times as will not unreasonably and unnecessarily interfere with Tenant’s use and occupancy of the Leased Property.  If any item of the Base Project Work or the TI Work is repaired or replaced due to its failure to comply with the warranty described in this Section 4(i)(ii), the warranty with respect to such item shall likewise extend to all such repairs and replacements.  Notwithstanding the foregoing, Landlord makes no warranty herein with respect to any defect in the TI Work constructed by Landlord to the extent such defect arose out of an error in the TI Work Plans not caused by any error in the Base Project Plans, or Tenant’s failure to follow any manufacturer’s instructions with regard to the use and care of the Tenant Improvements (and not caused by a breach or violation by Landlord or Landlord’s Contractor or any subcontractor, of the provisions of this Work Letter), or to otherwise maintain the same in accordance with commonly recognized industry standards to the extent Tenant is responsible for such maintenance pursuant to the terms of the Lease. Nothing herein is intended to limit the maintenance and repair responsibilities of Landlord and Tenant as provided in the Lease.

(iii)          Landlord further represents, warrants and covenants that the Leased Property shall not, upon Substantial Completion of all work required to be performed by Landlord and Landlord’s Contractors hereunder, contain any Hazardous Substances requiring registration, remediation or other handling under any Environmental Laws, nor any underground or above-ground storage tanks located on or within the Leased Property other than as may be shown in the Base Project Plans and Specification and/or the TI Work Plans.

(j)            Conflict.  To the extent that the requirements for notice, periods for cure or correction and other conditions precedent for the exercise by Tenant of its rights under this Section 4 conflict with those set forth in the Lease, the requirements for notice, periods for cure or correction and other conditions precedent for the exercise by Tenant of its rights under this Section 4 shall control.

(k)           Survival.  Landlord’s obligations and liabilities pursuant to this Section 4 shall survive the expiration or earlier termination of the Lease.

5.             Substantial Completion.  As used herein:

(a)           “Substantial Completion of Base Project Work/Laboratory Work” (including derivative terms) means:

(i)            Construction of the Base Project Work and Laboratory Work shall have been substantially completed in accordance with the Base Project Construction Documents and all applicable Legal Requirements, and the requirements of public authorities and with the reasonable and customary requirements of insurance underwriters; and the Architect shall have issued its certificate of substantial completion in form and substance reasonably acceptable to Tenant; provided, however, that Landlord shall not be required to complete, for the satisfaction of the foregoing, “finish”-type work that otherwise is included in the Base Project Work and/or Laboratory Work and which, using prudent practices, contractors would customarily postpone to prevent likely damage due to ongoing TI Work;

(ii)           Landlord shall have secured and delivered to Tenant a certificate of occupancy from the municipality having jurisdiction over the Leased Property to permit the use, occupancy and operation thereof, and occupancy of all other portions of the Leased Property required for access to and the use of the Leased Property for their intended purposes; provided, however, if such certificate of occupancy is unavailable solely because of the non-completion of the TI Work, or Tenant’s failure to complete the installations of its furnishings, fixtures and equipment, then Landlord shall not be required to obtain such certificate of occupancy until Substantial Completion of TI Work and Tenant’s installations of its furnishings, fixtures and equipment, but there shall not exist any condition (or any omission of any condition) of the Base Project Work and/or Laboratory Work that would render such certificate unavailable upon completion of the TI Work and Tenant’s installations of its furnishings, fixtures and equipment;

(iii)          Without in any way limiting the foregoing, the following specific items of the Project shall have been constructed, installed and completed in accordance with the Base Project Construction Documents, and shall be safe, secure and in good condition and full operating order, and shall be covered by such certificate of occupancy:  All Building Systems and components, including, but not limited to, elevators, HVAC, utilities, telephone, data, security and life safety, mechanical, electrical and plumbing systems in all areas of the Building (including without limitation the Laboratory Space) other than Tenant’s office areas; provided that electrical power shall be available for the performance of the TI Work in Tenant’s office areas; and

(iv)          Construction of the Laboratory Work shall have been substantially completed in accordance with the TI Work Plans, and the Architect shall have issued its certificate of substantial completion with respect thereto in form and substance reasonably acceptable to Tenant.

(b)           “Substantial Completion of TI Work” (including derivative terms) means (as to the Leased Property or a portion of the Leased Property that Tenant may agree to accept separately):

(i)            That Landlord shall have achieved Substantial Completion of Base Project Work/Laboratory Work, including (A) all parking areas, driveways, access roads and entry areas (and related curbs, traffic control devices and signage, etc. for the use and operation thereof in accordance with all Legal Requirements), the Building roof, entrance, lobby and other public areas and signage, storm-water management systems and utility systems in support of the foregoing; and (B) all “finish”-type work that may have been postponed to prevent likely damage due to ongoing TI Work; and

(ii)           That the TI Work shall have been substantially completed in accordance with the TI Work Plans and all applicable Legal Requirements, and the requirements of public authorities and with the reasonable and customary requirements of insurance underwriters; and the Architect shall have issued its certificate of substantial completion with respect thereto in form and substance reasonably acceptable to Tenant, without limitation such that:

(1)           Tenant can use the Leased Property (including all interior and exterior portions thereof, including without limitation, in addition to Tenant’s business operations areas, all driveways and parking areas, sidewalks, lobbies and restrooms), for their intended purposes without any further material work or interference to Tenant in conducting its ordinary business activities;

(2)           Any incomplete items do not materially impair Tenant’s normal business operations or detract from the intended appearance of the Leased Property, and the completion thereof will not so impair such business operations or appearance;

(3)           Landlord shall have secured a permanent certificate of occupancy for the use and occupancy of the Leased Property (including without limitation all of the Base Project Work and TI Work) for the uses thereof permitted under the Lease, from the municipality having jurisdiction over the Leased Property;

(4)           Tenant, its employees, agents and invitees, have reasonable and customary access to the Building and the remainder of the Leased Property, through the lobby, entrance ways, stairways, elevators and hallways; and

(5)           The Leased Property, or such portion, are in broom-clean condition, free and clear of Landlord’s and Landlord’s Contractors’ tools, materials and equipment and all debris, ready for the installation of any equipment, furniture, fixtures, or decorations that Tenant will install and which were not included in the TI Work Plans, and all perimeter windows shall have been cleaned.

6.             Tenant’s Separate Contractors; Additional Electrical Service.

(i)            Landlord acknowledges that during the period that Landlord’s Contractor is performing the TI Work as set forth in the Schedule, Tenant may engage separate contractors (the “Tenant’s Contractors”) to provide furniture, computer and other equipment, signage, cabling and wiring, and other items required by Tenant for its use and enjoyment of the Leased Property (collectively, “Separate Tenant Work”).  Landlord shall permit Tenant’s Contractors to have (i) reasonable use of freight elevators, (ii) reasonable facilities for storage of their equipment and materials and staging of any construction work they may undertake, and (iii) reasonable parking rights.  Landlord shall cause Landlord’s Contractor to cooperate in a reasonable manner with Tenant’s Contractors and Tenant shall cause Tenant’s Contractors to cooperate in a reasonable manner with Landlord’s Contractor. Notwithstanding the foregoing, all access and work by Tenant’s Contractors shall be subject to scheduling requirements reasonably and timely imposed by Landlord’s Contractor. Additionally, Landlord shall cause Landlord’s Contractor, and Tenant shall cause Tenant’s Contractors, to enforce strict discipline and good order among their respective employees, and among their respective subcontractors and sub-subcontractors (and their respective employees), to maintain and observe sound and harmonious labor practices and to take all reasonable steps to avoid labor disputes and work stoppages, damage to property or delay in the Schedule.  Tenant shall be responsible for such permits, licenses and approvals as may be required for the work of Tenant’s Contractors and for all fees associated with the same, subject to Tenant’s right to reimbursement for such costs from the Improvement Allowance.  If requested by Tenant, Landlord shall (at no out-of-pocket cost to Landlord) assist Tenant and its design professionals to obtain such permits, licenses and approvals required, including the identification of, and assistance with the preparation of, all requisite application documents, the coordination of the submission of such application documents, and consultation and meetings with Tenant and Tenant’s Contractors, and with governmental representatives, to facilitate the proper and expeditious processing of such applications.  Tenant may cause Landlord to pay for the costs of any Separate Tenant Work out of the Improvement Allowance, to the extent otherwise available.

(ii)           If Tenant desires to obtain dual or redundant electric service to the Building, all work required to provide such service shall be considered as part of the Tenant Work for purposes of this Work Letter, or Tenant may contract independently for such work by one or more Tenant Contractors as a part of the Separate Tenant Work.  Tenant may cause Landlord to pay for the costs of such Work out of the Improvement Allowance, to the extent otherwise available.

7.             Tenant’s Access to Leased Property During Construction.  Subject to Landlord and Landlord’s Contractors’ reasonable rules and regulations for the safety and protection of persons and property, and for the timely prosecution of the TI Work and the Base Project Work, Tenant and its agents, representatives, employees and contractors shall have access to the Leased Property at all times during the construction of the Base Project Work and TI Work (defined below) scheduled in advance with Landlord from and after the Effective Date of the Lease for the purpose of (i) taking measurements and installing furniture, fixtures and equipment within the Leased Property, (ii) performing Separate Tenant Work, and (iii) inspecting and verifying the progress and performance of the Base Project Work and the Separate Tenant Work; provided, however, that in connection with the performance of Separate Tenant Work, Tenant shall not interfere with or delay the completion of the TI Work.  The Separate Tenant Work shall be subject to the reasonable coordination of Landlord. Tenant shall provide all labor, materials, and expertise necessary for the construction of any Separate Tenant Work. No such access to or performance of TI Work in the Leased Property shall accelerate the Commencement Date or require Tenant to pay any Rent under the Lease unless Tenant also commences conducting business in the Leased Property; provided, however, that if, after the TI Work is Substantially Complete, Tenant occupies the Leased Property for the installation of Tenant’s furnishings and equipment, Tenant shall pay utility costs actually incurred as a result of such installation following the date of Substantial Completion of TI Work.

8.             Meetings.  To coordinate and facilitate the timely completion of the Base Project Work and TI Work, commencing upon the execution of the Lease, Landlord and Tenant shall schedule design/construction meetings not more frequently than weekly, and not less frequently than once every other week (commencing not later than the commencement of the foundations and footings for the Building, or otherwise as provided in the Schedule, and provided that any of such meetings may be combined with a meeting of other project personnel, contractors and/or subcontractors), which shall be attended by appropriate representatives of Landlord and Tenant and if reasonably necessary, their contractors and design professionals, to discuss the progress of design, construction, materials procurement and implementation of the Project.  Landlord, upon Tenant’s (or Tenant’s Construction Representative’s) request, shall arrange for a meeting between Landlord, Landlord’s Contractors (as applicable) and Tenant and/or their respective design professionals, contractors and/or their respective agents (including, but not limited to, Landlord’s Construction Representative and Tenant’s Construction Representative) with respect to the Base Project Work and/or the TI Work.  Each Party shall have reasonable and necessary access to the pertinent contracts, plans, change orders, field directives, records and data of the other Party, its contractors and agents. Without limiting the foregoing, Landlord shall, within five (5) Business Days following Landlord’s (or Landlord’s Construction Representative’s) receipt of Tenant’s written request therefor, deliver to Tenant (through Tenant’s Construction Representative) written minutes of any meeting(s) between Landlord and/or Landlord’s Construction Representative and Landlord’s Contractors (as applicable) and/or any sub-contractors, sub-subcontractors or material suppliers, pertaining to the TI Work, or to the Base Project Work materially affecting or otherwise necessary for the design and construction of the Tenant Improvements, and, at Tenant’s (or Tenant’s Construction Representative’s) request, Landlord shall arrange for any such sub-contractors, sub-subcontractors and/or material suppliers to attend the next regularly-scheduled design/construction meeting pertaining to the TI Work, or, if Tenant so requests, Landlord shall arrange a special meeting between any such sub-contractors, sub-subcontractors and/or material suppliers and Tenant and its design professionals, contractors and their respective agents (including, but not limited to, Tenant’s Construction Representative).  Tenant agrees to communicate (and to cause Tenant’s Construction Representative to communicate) with Landlord’s Contractors’ subcontractors only through the designated representatives of Landlord and of Landlord’s Contractor.

9.             Dispute Resolution.

(a)           Selection of Independent Neutral.  Within thirty (30) calendar days following the Effective Date of the Lease, Landlord and Tenant shall use reasonable efforts to select an unaffiliated third party with substantial expertise in the construction of Class “A” office buildings in the Philadelphia metropolitan area to serve as an independent neutral with respect to disputes arising under this Work Letter as set forth on Schedule 9 attached hereto (the “Independent Neutral”). Only those disputes or matters set forth on Schedule 9 shall be subject to the provisions of this Section 9.  If Landlord and Tenant do not agree on an individual to serve as the Independent Neutral within such thirty (30)-day period, Landlord and Tenant shall, within thirty (30) calendar days thereafter, each select an unaffiliated third party with substantial expertise in the construction of Class “A” office buildings in the Philadelphia metropolitan area to serve as “Landlord’s Dispute Representative” and “Tenant’s Dispute Representative”, respectively. Within fifteen (15) calendar days after their selection, Landlord’s Dispute Representative and Tenant’s Dispute Representative shall jointly select an unaffiliated third party with substantial expertise in the construction of Class “A” office buildings in the Philadelphia metropolitan area to serve as the Independent Neutral.

(b)           Duties of the Independent Neutral.  The Independent Neutral shall serve to facilitate the resolution of the disputes and matters described on Schedule 9.  Such disputes arising under this Exhibit shall be promptly presented to the Independent Neutral.  The Independent Neutral will attempt to resolve disputes amicably within ten (10) calendar days after he/she is presented with the dispute.  The Parties shall cooperate fully with the Independent Neutral and shall provide such additional information, documentation or materials as the Independent Neutral may request.  If the Parties do not resolve the dispute amicably within such ten (10) day period, the Independent Neutral shall render his/her decision respecting such dispute, in writing, as promptly as possible but no later than thirty (30) calendar days after it was presented to him/her.  The decision of the Independent Neutral shall be given the same force and effect as an arbitrator’s award in common law arbitration in Pennsylvania.  The time periods herein are not jurisdictional and shall be subject to change by the Independent Neutral for good cause shown.  The Independent Neutral shall have the authority to establish the procedures for resolving the dispute including, without limitation, if necessary, retaining a consultant to advise on technical matters.

(c)           Compensation of Independent Neutral.  The Independent Neutral shall be paid a reasonable hourly fee for his/her services and shall be reimbursed all reasonable out-of-pocket costs incurred in carrying out his/her duties hereunder.  All costs of engaging the Independent Neutral, including the retainer and costs described herein, shall be shared equally between Landlord and Tenant. Landlord and Tenant shall each pay their own costs associated with the engagement of Landlord’s Dispute Representative and Tenant’s Dispute Representative, respectively.

10.          Time of Essence.  Time is of the essence with respect to all time periods mentioned in or established in accordance with this Work Letter.

SCHEDULE 2(d)(ii)(7)(A)

HOURLY RATES OF SUPERVISORY PERSONNEL

Director / Vice President	$133.30	/hr.

Project Manager	$81.44	/hr.

Superintendent / Estimating	$66.63

Asst. Supervisor / Asst. Project Manager	$48.13

SCHEDULE 9

DISPUTES

1.             Whether the Tenant’s approval or disapproval of Landlord’s amendment to the Schedule is reasonably exercised and therefore proper, pursuant to Section 1(b)(i).

2.             Whether the Project Construction Documents meet the criteria of Section 2(b)(ii), clauses (i)-(iii).

3.             Whether the Tenant’s disapproval of the Project Construction Documents is appropriate, i.e., that they are not consistent with the Design Development Documents, as provided in Section 2(b)(iii).

4.             Whether the Tenant’s disapproval of modified Project Construction Documents is appropriate, i.e., that the modifications are not responsive to the detailed reasons for disapproval of the original Project Construction Documents, as provided in Section 2(b)(iii).

5.             Whether a proposed Landlord Change to the Base Project Construction Documents is permitted pursuant to the criteria in Section 2(b)(vi), in particular clauses (A)-(I) in the second sentence and clauses (1) and (2) in the third sentence.

6.             Whether a Landlord substitution of materials without Tenant’s approval is permitted pursuant to Section 2(b)(vi).

7.             Whether the Landlord’s disapproval of Additional Base Project Work is justified per the criteria of Section 2(c)(i).

8.             Whether the Landlord’s evaluation of the impact on the Schedule of Additional Base Project Work is justified per the criteria of Section 2(c)(ii).

9.             Resolution of disputes regarding the revisions to the Base Project Plans, and asserted delays and costs as set forth in Section 2(c)(iii).

10.           Whether the Tenant’s refusal to approve the Base Project Budget or updates to the same is justified per the criteria of Section 2(d)(ii).

11.           Whether Tenant’s refusal to approve the Base Project Construction Contract or any amendment or modification thereto is justified per the criteria set forth in Section 2(d)(iii).

12.           Whether the Landlord’s refusal to approve the TI Work Plans or revisions thereto is justified pursuant to the criteria of Section 3(c)(ii).

13.           Whether the Landlord’s refusal to approve changes to the TI Work Plans is justified pursuant to the criteria in Section 3(c)(iv).

14.           Whether the Tenant’s refusal to approve the TI Construction Contract or any modification or amendment thereto is justified pursuant to the criteria of Section 3(e).

15.           Whether the Landlord’s substitution of materials in the TI Work is permitted pursuant to Section 3(j).

ATTACHMENT 1

PRELIMINARY SCHEDULE

Preliminary Dates	Date
NPDES Permit Submission	09/22/10
Uwchlan Township Land Development Approvals Complete (Final)	12/15/10
Evidence of Financing & Equity Sufficient for the Project	At Lease Execution
Core/Shell/Site Construction Documentation Complete	02/11/11
Final Bids Received for all Trades	02/25/11
Submit Applications for Building Construction Permits	02/14/11
Acquisition of Title to Additional Land	02/28/11
NPDES Permits Obtained	04/14/11
Receive Building Construction Permits	04/15/11
Commence Site Work	04/16/11
Core & Shell Foundations Commence	06/01/11
Core & Shell Foundations Complete	08/15/11
Steel Erection Complete	09/15/11
Lab Tenant Improvement and Core and Shell Substantially Complete	05/04/12
Office and Amenities Space Construction Substantially Complete	12/01/12
Site Work and Landscaping Complete	12/01/12

ATTACHMENT 2

DESIGN DEVELOPMENT DOCUMENTS

ATTACHMENT 2

DESIGN DEVELOPMENT DOCUMENTS

This Attachment 2 shall consist of the attached list of Design Development drawings as well as the attached 12/14/2010 memo titled “West DD submission clarifications.

*	Drawing #	Title	Rev	Date/Issue
CIVIL — Prepared by Chester Valle Engineers
*	01	Cover Sheet		10/20/10
*	02	Record Plan		10/20/10
*	03	Existing Conditions/Demolition Plan		10/20/10
*	04	Site Layout Plan		10/27/10
*	05	Grading And Utility Plan		10/20/10
*	06	Post Construction Stormwater Management Plan		10/20/10
*	07	Post Const. Stormwater Mgmt Notes And Details		10/20/10
*	08	Eagleview Blvd. Construction Plan		10/27/10
*	09	Erosion And Sediment Control Plan		10/20/10
*	10	Erosion And Sediment Control Plan		10/20/10
*	11	Erosion And Sediment Control Notes And Details		10/20/10
*	12	Profile Sheet		10/20/10
*	13	Profile Sheet		10/20/10
*	14	Construction Details		10/20/10
*	15	Construction Details		10/20/10
*	16	Construction Details		10/20/10
*	17	Landscaping Plan		10/20/10
*	18	Lighting Plan		09/22/10
*	19	Vehicle Circulation Plan		10/27/10
ARCHITECTURAL — Prepared by Ballinger
*	CS	Cover Sheet		11/08/10
*	FR100	Fire Safety Diagrams		11/08/10
*	LS	Life Safety		11/08/10
*	A100	Area Plans		11/08/10
*	A101.1	Floor Plan/Core& Shell-Level 1		11/08/10
*	A101.2	Floor Plan/Core& Shell-Level 1		11/08/10
*	A101.3	Floor Plan/Core& Shell-Level 1		11/08/10
*	A102.1	Floor Plan/Core& Shell-Level 2		11/08/10
*	A102.2	Floor Plan/Core& Shell-Level 2		11/08/10
*	A102.3	Floor Plan/Core& Shell-Level 2		11/08/10
*	A102.4	Floor Plan/Core& Shell-Level 2		11/08/10
*	A103.1	Floor Plan/Core& Shell-Level 3		11/08/10
*	A103.2	Floor Plan/Core& Shell-Level 3		11/08/10
*	A103.3	Floor Plan/Core& Shell-Level 3		11/08/10
*	A103.4	Floor Plan/Core& Shell-Level 3		11/08/10
*	A104.1	Roof Plan		11/08/10
*	A104.2	Roof Plan		11/08/10
*	A104.3	Roof Plan		11/08/10
*	A104.4	Roof Plan		11/08/10

*	A201	Enlarged Plans-Cores	11/08/10
*	A210	Stair 1 Enlarged Plans & Sections	11/08/10
*	A211	Stair 2Enlarged Plans & Sections	11/08/10
*	A213	Stair 4 Enlarged Plans & Sections	11/08/10
*	A214	Stair 5 Enlarged Plans & Sections	11/08/10
*	A215	Elevator Enlarged Plans, Sections &Details	11/08/10
*	A300	Exterior Elevations	11/08/10
*	A301	Exterior Elevations	11/08/10
*	A302	Exterior Elevations	11/08/10
*	A303	Exterior Elevations	11/08/10
*	A304	Exterior Elevations	11/08/10
*	A305	Exterior Elevations	11/08/10
*	A306	Exterior Elevations	11/08/10
*	A310	Building Sections	11/08/10
*	A311	Building Sections	11/08/10
*	A312	Building Sections	11/08/10
*	A401	Wall Systems	11/08/10
*	A402	Wall Systems	11/08/10
*	A403	Wall Systems	11/08/10
*	A404	Wall Systems	11/08/10
*	A405	Wall Systems	11/08/10
*	A406	Wall Systems	11/08/10
*	A407	Wall Systems	11/08/10
*	A601	Partition Schedule	11/08/10
*	A602	Door Schedule	11/08/10
*	A604	Finish Schedule	11/08/10
*	A701.1	Reflected Ceiling Plan -Level I	11/08/10
*	A701.2	Reflected Ceiling Plan- Level 1	11/08/10
*	A701.3	Reflected Ceiling Plan- Level 1	11/08/10
*	A702.1	Reflected Ceiling Plan -Level 2	11/08/10
*	A702.2	Reflected Ceiling Plan -Level 2	11/08/10
*	A702.3	Reflected Ceiling Plan -Level 2	11/08/10
*	A702.4	Reflected Ceiling Plan -Level 2	11/08/10
*	A703.1	Reflected Ceiling Plan -Level 3	11/08/10
*	A703.2	Reflected Ceiling Plan -Level 3	11/08/10
*	A703.3	Reflected Ceiling Plan -Level 3	11/08/10
*	A703.4	Reflected Ceiling Plan -Level 3	11/08/10
*	A801	Toilet Elevations	11/08/10
*	A802	Toilet Elevations	11/08/10
*	A803	Interior Elevations	11/08/10
STRUCTURAL — Prepared by Ballinger
*	S001	Structural Cover Sheet	11/08/10
*	S101.1	Foundation Plan-West Wing	11/08/10
*	S101.2	Foundation Plan-Connector	11/08/10
*	S101.3	Foundation Plan-East Wing	11/08/10
*	S101.4	Foundation Plan-East Wing	11/08/10

*	S102.1	Level 2 Framing Plan-West Wing	11/08/10
*	S102.2	Level 2 Framing Plan-Connector	11/08/10
*	S103.1	Level 3 Framing Plan-West Wing	11/08/10
*	S103.2	Level 3 Framing Plan-Connector	11/08/10
*	S103.3	Level 3 Framing Plan-East Wing	11/08/10
*	S103.4	Level 3 Framing Plan-East Wing	11/08/10
*	S104.1	Flat Roof Framing Plan-West Wing	11/08/10
*	S104.2	Flat Roof Framing Plan-Connector	11/08/10
*	S104.3	Flat Roof Framing Plan-East Wing	11/08/10
*	S104.4	Flat Roof Framing Plan-East Wing	11/08/10
*	S105.1	Sloped Roof Framing Plan-West Wing	11/08/10
*	S105.2	Sloped Roof Framing Plan-Connector	11/08/10
*	S105.3	Sloped Roof Framing Plan-East Wing	11/08/10
*	S105.4	Sloped Roof Framing Plan-East Wing	11/08/10
*	S501	Typical Foundation Sections & Details	11/08/10
*	S502	Typical Foundation Sections & Details	11/08/10
*	S511	Typical Superstructure Sections & Details	11/08/10
*	S512	Typical Superstructure Details	11/08/10
*	S601	Column Schedule	11/08/10
*	S602	Column Schedule	11/08/10

Memo

To:	Jim Fuller

From:	Keith Mock

CC:	Tom McHugh, Ron Street, Simon Tickell, Todd Drake

Date:	12/14/2010

Re:	West DD submission clarifications

Jim: Following is a written summary of clarifications to our Design Development drawings dated 11/08/10. Each clarification is preceded by the specific drawing sheet number.

FR100

The extent of fireproofing in the Lab wing is larger than necessary and exceeds the required rating for the Core and Shell (C&S) scope. Only a one hour rating is required and only the structural bays that support rated Core and Shell elements need to carry an equivalent rating

FR110	Although this drawing references certain requirements to accommodate mixed use, it is for informational purposes only and is not part of the C&S scope.

LS	Although this drawing references one hour rated enclosures for the two story atrium space, there are in fact no rated enclosures required.

The number of lavatories shown exceed code requirements and will be reduced to three per toilet room.

A100	Area takeoff quantities shown are preliminary and will be confirmed after design is complete.

A101.1	The ground floor lunchroom door will be moved to the north to reduce required paving in courtyard area.

A101.2	The extent of walk-off mat in vestibules on first floor will be extended to reach the second set of doors

Elevator machine room sizes will be confirmed

Fire shutters that are shown are not in C&S scope and will be shown on the Tenant Improvement (TI) drawings

A sidewalk will be added to the land development drawings to access the mechanical area door.

A102.1	Final HVAC shaft sizes and locations will be coordinated with the MEP engineer.

Gypsum enclosures for columns are not in the C&S scope and will be shown on the TI drawings.

1

A102.2	C&S scope will include upgraded floor finishes to elevators on the entry level only.

In order to achieve daylight, exterior views, and view of the stairways from interior lobby out through the stair towers, Firelite rated glass will be considered and after value engineering (VE), may have to be replaced with another solution.

The main entry canopy and supplemental center stair are not shown on drawings. The location and configuration of this stair is still under consideration.

A104.1	It has been determined that roof hatches on small flat roof areas will not be required and that they will be removed from the drawings.

A detail for the peak of metal roof will be provided and reviewed for pricing impact.

Details for roof drain overflow system will be coordinated with the MEP engineer.

Once final mechanical unit locations are confirmed roof areas will be designed with adequate positive flow around roof elements.

A201	The number of lavatories and a revised placement of toilet room accessories will be considered.

We will consider reducing the number of service sinks in building to a number adequate for custodial service.

The room labeled “support” will be combined into the electrical room area.

A210	The cost/value of intumescent paint for rated columns in stair towers is not in C&S scope and may be replaced with a less expensive system subject to a V.E. study.

Double doors at secondary stair towers are not in C&S scope. The cost of a second door may be a TI item.

Since the roof hatches will be eliminated, the roof access ladders and cages will likewise be eliminated.

The concrete shown on the roof above the stair towers will not be required.

A211	Terrazzo will not be accepted as a floor finish selection and another floor material will be proposed.

A213	Coordination of architecture and structural elements will be achieved as part of the redesign of the core entrance areas

A300	The use of shadow box detail at spandrel areas will be a VE issue and may have to be replaced with a less expensive solution.

A301	The two sets of double doors out to courtyard will be replaced with one set of doors.

A302	The roof slopes will be reviewed and possibly revised in order to reduce the extent of vertical metal panel.

A304	The extent of handrail exterior exit for depressed slab area will be minimized.

A310	The use of shadow box detail and use of interior metal panel at curtain wall will be reviewed as part of VE analysis and may be replaced with a less expensive solution.

2

Wood wall paneling shown in main lobby will be a T.I item and is not in C&S scope.

A311	We will consider raising the ceiling height at each floor level within the decorative stair towers.

A401	We will consider eliminating the metal coping on top of precast panels based on the analysis of alternative systems.

Ice and water membrane under roof membrane will be eliminated.

The amount of roof insulation at R-20 may be revised based on LEED requirements.

We will consider revising the precast details to include a 1” high curb to support all to avoid leaking.

The amount of shim space where PC meets floor slabs will be coordinated with the precast contractor.

We will confirm that the 2’8” dimension above finished floor is to underside of horizontal window mullion

We will confirm that perimeter column enclosures as drawn will provide enough space for PC connections

We will study the use of the 2 piece extruded aluminum interior sill relative to other more cost effective alternatives as part of VE.

We will consider alternative window frame finishes as part of V.E.

A402	We will confirm with the MEP engineer that the gutter detail is adequate.

A405	We will provide more detail for the metal panel at building overhang

We will coordinate PC details with the precast contractor relative to erection procedures.

We will review the design concept where the PC patterns change

A406	Lobby millwork will be AWI grade “custom” instead of “premium”

A602	The height of toilet stall doors will be reduced from 8’ to 7’.

A701.1	The ceiling shown in the trash room is not in C&S scope and will be moved to the T.I. drawings

A702.2	The material for the ceiling in the main vestibule may be a V.E. issue as it is not part of C&S.

A702.4	The extent and need for GWB ceilings in secondary stair towers will be reduced or eliminated.

A703.3	The GWB ceiling in the mother’s room and service elevator vestibule will be changed to ACT.

A801	The amount (height) of CTW in toilet room walls may be a V.E. issue.

3

A802	The laminate knee panel under the lavatories will be eliminated to be consistent with other Hankin Group buildings.

4

ATTACHMENT 3

PRELIMINARY BUDGET

Budget Breakdown

Building SF	170,553

Line Items	Total	$/SF
01 General Requirements	$1,833,520.00	$10.75
02 Sitework	$2,354,914.00	$13.81
03 Concrete	$2,271,511.00	$13.32
04 Metals	$4,032,493.00	$23.64
06 Wood/Plastics	$182,250.00	$1.07
07 Thermal/Moisture	$1,118,858.00	$6.56
08 Doors/Windows	$2,609,276.00	$15.30
09 Finishes	$1,050,000.00	$6.16
10 Specialties	$47,500.00	$0.28
12 Furnishings	$70,000.00	$0.41
13 Special Construction	$90,000.00	$0.53
14 Conveying Systems	$255,000.00	$1.50
15 HVAC	$3,900,000.00	$22.87
15 Plumbing	$719,835.00	$4.22
15 Sprinkler	$380,000.00	$2.23
16 Electrical	$1,762,384.00	$10.33
17 Landscaping	$803,500.00	$4.71

Subtotal - Base Building Constructions Costs	$23,481,041.00	$137.68

Contractor Fee - 6%	$1,408,862.46	$8.26

Subtotal	$24,889,903.46	$145.94

00 Consultants - Architect & Engineering Fees	$932,000.00	5.46

Subtotal	$25,821,903.46	$143.14

Contingency - 15%	$3,873,285.52	$21.47

Total	$29,695,188.98	$164.61

ATTACHMENT 4

TI WORK PLANS

[TO BE PREPARED AND APPROVED PURSUANT TO SECTION 3(b)(iii) OF THIS WORK LETTER]

ATTACHMENT 5

CONSTRUCTION MILESTONES

(1)                                  Erection of steel as required by the Base Project Construction Documents — September 15, 2011

(2)                                  Building under roof, sealed and water-tight — February 1, 2012

Exhibit F – 1

EXHIBIT G

Project Conditions and Milestones

PART A:                                               PRELIMINARY CONDITIONS

1.                                       On or before April 30, 2011, Landlord shall have acquired good and marketable fee simple title to the Additional Land free and clear of all liens and encumbrances other than those set forth in Part 2 of Attachment I.

2.                                       On or before January 31, 2011, Landlord shall have obtained and delivered to Tenant four (4) copies of an ALTA/ACSM Land Title Survey of the lands comprising the Land, reasonably satisfactory to Tenant and to Tenant’s title insurer with respect to the boundaries and survey conditions of or on the lands depicted thereon, certified to Tenant and to Tenant’s title insurer in a manner reasonably satisfactory to them, and duly sealed by the preparer thereof.

3.                                       Landlord has delivered to Tenant four (4) copies of a written Phase I Environmental Assessment Report with respect to the Land, and any Improvements thereon, and without any condition warranting, or any recommendation for, any further investigation, testing or sampling; and confirming that the author has, subject to the customary standards and limitations contained in the Phase I Environmental Assessment, concluded (a) that neither the Land nor any Adjoining Property is subject to any federal, state or local “superfund” lien, proceedings, claim, liability or action for the cleanup, removal or remediation of any Hazardous Substances, or with respect to any air emissions, water discharges or noise emissions; (b) that neither the Land nor any Adjoining Property contains any Hazardous Substances requiring registration, remediation or other handling under any Environmental Laws; and (c) that no underground or above-ground storage tanks are located on or within the Land, and that no underground or above-ground storage tanks have formerly been located on or within the Land or been removed from the Land.

4.                                       On or before April 30, 2011, Landlord shall have obtained and delivered to Tenant an SNDA that satisfies the Tenant’s SNDA Requirements in favor of Tenant from any Lender in existence as of April 30, 2011, in the form approved by Tenant.

5.                                       On or before April 30, 2011, Tenant shall be able to obtain, upon payment of the premium therefor at the regular rate, a leasehold owner’s title insurance policy insuring Tenant’s title to the leasehold estate created in favor of Tenant under this Lease, free and clear of any liens, encumbrances and other exceptions other than the Permitted Encumbrances insurable as such in an amount of not less than $15,000,000, by a reputable title insurer selected by Tenant and pursuant to an ALTA form of leasehold owner’s title insurance policy (which title insurance policy, if desired by Tenant in its sole discretion, shall be obtained at Tenant’s expense).

PART B:                                                 MILESTONES

1.                                       Prior to the Effective Date, Landlord has made application to Uwchlan Township Planning Commission for Preliminary and Final Subdivision and Land Development

Exhibit G – 1

Plan Approval for (a) the subdivision authorizations required for the establishment of the Land as a lawful, separate building lot (“Subdivision”), and (b) the development of the Project on the Land (the “Development”).

2.                                       Prior to the Effective Date, Landlord has made application to Uwchlan Township Board of Supervisors for Preliminary and Final Subdivision and Land Development Plan Approval for the Subdivision and the Development.

3.                                       Prior to the Effective Date, Landlord has provided evidence reasonably acceptable to Tenant that Landlord (a) has obtained a written commitment for a construction loan or line or lines of credit from a reputable commercial or institutional lender, (which lines of credit may be issued to an Affiliate of Landlord controlled by Guarantors), subject only to usual and customary conditions precedent to funding (the “Project Loan”), and (b) has sufficient cash which is unconditionally available for Landlord’s use, which when taken together, shall be sufficient to fund the acquisition of the Additional Property and reasonably anticipated Project Costs over the next ensuing relevant six (6) month period as reasonably determined by Landlord and approved by Tenant.

4.                                       On or before April 30, 2011, Landlord shall have obtained, from Uwchlan Township Board of Supervisors, Preliminary and Final Subdivision and Land Development Plan Approval for the Subdivision and the Development.

5.                                       On or before June 30, 2011, Landlord shall have obtained, from Uwchlan Township, a building permit authorizing the construction of the Base Project Work and the construction of the Tenant Improvements.

6.                                       On or before March 31, 2011, Landlord shall have entered into the Base Project Construction Contract (as defined in Section 2(d)(iii) of the Work Letter).

7.                                       On or before April 30, 2011, Landlord shall have entered into the TI Construction Contract (as defined in Section 3(e) of the Work Letter).

8.                                       On or before July 15, 2011, Landlord shall have commenced construction of the Base Project Work.  “Commencement of construction,” for purposes of satisfying this milestone, shall mean (a) all of the preceding milestones shall have been satisfied and no condition shall exist that renders any of such milestones unsatisfied, (b) Landlord shall have obtained, in addition to a building permit from Uwchlan Township authorizing the construction of the Base Project Work and Tenant Improvements, all other permits and licenses required for excavation of the Land and for the commencement of construction of the foundation for the Building; and all other material permits are available to Landlord for the continuous prosecution of the Base Project Work and the Tenant Improvements, subject to payment of requisite fees; (c) Landlord shall have entered into the Base Project Construction Contract; (d) Landlord shall have submitted its binding order for the purchase of steel for the structural framework of the Building, together with all deposits or prepayments required for the initiation of the fabrication thereof; (e) the Landlord’s Contractor shall have mobilized on the Land for the purpose of commencing and continuously prosecuting the construction of the Base Project Work and Tenant Improvements;

Exhibit G – 2

(f) there shall exist no stay, order or other prohibition upon the commencement and continuous prosecution of the Base Project Work and Tenant Improvements, and (g) there shall exist no condition of or affecting the Land or the work to be performed by Landlord hereunder (including without limitation any event of Force Majeure), that shall preclude or materially impair the ability of Landlord and Landlord’s Contractors from commencing and continuously prosecuting the construction of the Base Project Work and Tenant Improvements.

Exhibit G – 3

EXHIBIT H

Basic Rent Calculation

1.                                       Basic Rent shall equal the product of the Project Costs multiplied by the Lease Constant (as determined below).

2.                                       The Lease Constant shall be the factor that is applied to the Project Cost to determine the Basic Rent for the first lease year and shall be the greater of 9.30% and the factor calculated as follows:

(a)                                  The component of the Lease Constant for the Land Costs, Soft Costs and Construction Costs, excluding the Improvement Allowance, shall be the factor (calculated at the beginning of period, on the basis of twelve (12) monthly payments per year) needed to fully amortize a loan with a term of twenty-five (25) years and an interest rate which is four hundred (400) basis points above the interest rate paid for ten (10) year U.S. Treasury bonds at the auction for such bonds which immediately precedes the commencement of construction as evidenced by the issuance of the Foundation Permit (as defined in Section 43(a)).

(b)                                 The component of the Lease Constant for the Improvement Allowance (to the extent used by Tenant) shall be the factor (calculated at the beginning of period, on the basis of twelve (12) monthly payments per year) needed to fully amortize a loan with a term of fifteen (15) years and an interest rate which is four hundred fifty (450) basis points above the interest rate paid for ten (10) year U.S. Treasury bonds at the auction for such bonds which immediately precedes the commencement of construction as evidenced by the issuance of a building permit.

3.                                       The components of the first lease year Lease Constant in (a) and (b) above will be combined on a weighted average basis as follows: (i) the percentage resulting from dividing the Land Costs, plus Soft Costs, plus Construction Costs, excluding the Improvement Allowance, by the total Project Cost will be multiplied by the Lease Constant in (a) above and such product will be added to (ii) the percentage resulting from dividing the Improvement Allowance (to the extent used by Tenant) by the total Project Cost multiplied by the Lease Constant in (b) above.

4.                                       The combined Lease constants in (i) and (ii) above will yield a single blended Lease Constant which when multiplied by the total Project Cost will yield the Basic Rent for the first lease year (subject to the 9.30% minimum).

5.                                       Once Substantial Completion of the Base Project Work/Laboratory Work has been achieved, no additional costs and expenses incurred thereafter shall be included in Project Costs for purposes of this calculation other than (a) the Improvement Allowance, to the extent drawn by Tenant, (b) Construction Period Interest (but in no event shall Construction Period Interest accrue after the Commencement Date, and if the Commencement Date is delayed due to a Landlord Delay (as defined in Section 4(d)(iv) of the Work Letter), then Construction Period Interest shall cease to accrue as of the date on which the Commencement Date would

Exhibit H – 1

have occurred but for the Landlord Delay), (c) brokerage commissions, (d) Soft Costs incurred in connection with obtaining certificates of occupancy, and (e) Project Costs directly associated with any deferred items of the Base Project Work or Laboratory Work that Landlord has elected to defer in accordance with the Work Letter until after Substantial Completion of the Base Project/Laboratory Work.

6.                                       An example of this calculation of Basic Rent is set forth on Schedule A attached to this Exhibit H.

Exhibit H – 2

SCHEDULE A

Hypothetical Rent Calculation

A	Building Square Footage - Rentable Square Feet (RSF)			170,000
B	Assumed Base Building Construction Costs		$137.68		$23,405,600
C	Tenant Improvement (TI) Allowance		$45.00		$7,650,000
D	Total Base Building Construction Costs & TI Allowance	B+C	$182.68		$31,055,600
E	General Contractors (GC) Fee on Base Building			6.00%
F	General Contractors Fee Amount	D*E	$10.96		$1,863,336
G	Total Base Building Construction Costs, TI Allowance * GC Fee	D+F	$193.64		$32,918,936
H	Base Building Architect & Engineer Fees		$5.46		$928,200
I	Assumed Construction Period Interest Costs		$8.72		$1,482,400
J	Assumed Commission Costs		$14.20		$2,414,000
K	Land Costs		$31.40		$5,338,500
L	Total Project Costs	(G+H+l+J+K)	$253.42		$43,082,036
M	Lease Constant (Greater of Blended or Floor Gets Applied to Project Costs)			9.30%
N	Blended Lease Constant (see below	8.93%
O	Floor Lease Constant	9.30%
P	First Year NNN Rent	L*M	$23.57		$4,006,629

Blended Lease Constant Calculation	Total Land Cost, Soft Cost, and Construction Costs		Tenant Improvement Allowance
% of Total Costs	82%		18%
	$208.42		$45.00
10-Year Treasury Rate As of: 12/1/10(1)	2.97%		2.97%
Rate Term	25		15
Basis Points over Treasuries	400		450
Debt Constant	6.97%		7.47%
Amort Period	25		15
Payment Amount	$17.63		$5.00
Loan Constant	8.46%		11.10%
Blended Lease Constant		8.93%

(1) For purposes of rent calculation, model assumes West draws entire $45 TI Allowance

(2) Treasury Rate is based on the 10 year Treasury Rate as quoted by the US Treasury. The link to the US Treasury website which posts a daily rate sheet is http://www.ustreas.gov/offices/domestic-finance/debt-management/interest-rate/yield.shtml.

EXHIBIT I

Fair Market Rental Value Determination

Fair Market Rental Value shall be determined in the following manner.

Landlord and Tenant shall attempt to negotiate the Fair Market Rental Value.  If Landlord and Tenant fail to agree upon the Fair Market Rental Value within thirty (30) days of Landlord’s receipt of Tenant’s Notice, then within ten (10) days thereafter, Landlord shall notify Tenant of Landlord’s designated appraiser, specifying its name and address.  Landlord shall instruct its appraiser to prepare an appraisal report adhering to the guidelines set forth herein.  Within thirty (30) days after Landlord selects its appraiser, Landlord shall send Notice to notify Tenant of the Fair Market Rental Value determined by Landlord’s appraiser along with such appraiser’s appraisal report.  Tenant shall then have twenty (20) days to dispute such determination and to select its own appraiser.  If Tenant fails to select its appraiser within such twenty (20) day period and to Notify Landlord of such selection, the determination of Landlord’s appraiser shall constitute such Fair Market Rental Value.  Tenant shall instruct its appraiser to prepare an appraisal report adhering to the guidelines set forth herein.  Within thirty (30) days after Tenant selects its appraiser, Tenant shall notify Landlord of the Fair Market Rental Value determined by Tenant’s appraiser, along with such appraiser’s appraisal report. Within ten (10) days of Landlord’s receipt of Tenant’s appraiser’s appraisal report, the two appraisers shall meet over a period of twenty (20) days and attempt to agree as to the Fair Market Rental Value for the Leased Property.  If such appraisers are unable to agree as to such Fair Market Rental Value within such twenty (20) day period then:  (i) if the difference between the two determinations is less than ten percent (10%) of the lower determination, then the average of the two determinations shall be deemed to constitute the Fair Market Rental Value; or (ii) if the difference between the two determinations is equal to or greater than ten percent (10%) of the lower determination, then the two appraisers shall immediately select a third independent MAI appraiser, which appraiser shall select which of the determinations of the first two appraisers shall constitute the Fair Market Rental Value.  If the two appraisers fail to agree upon the designation of such third appraiser within five (5) days after such twenty (20) day period, they or either of them shall Notify Landlord and Tenant of such failure and if Landlord and Tenant fail to agree on the third appraiser within five (5) days after receipt of such Notice, then either Landlord or Tenant on behalf of both may apply to the American Arbitration Association or any successor thereto, or on its failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third appraiser.  Such third appraiser may not vary or modify the determinations of the appraisers selected by Landlord and Tenant.

All appraisers shall base their determination of Fair Market Rent Value on the then prevailing market rate for new (not renewal) leases for a comparable term and comparable space taking into account all relevant factors including prevailing concessions being offered tenants in the relevant market.  Tenant shall receive either (x) a market concession package for new comparable leases (including tenant improvement allowance, a free rent or build-out period, and other concessions then given in the relevant market), or (y) a rent reduction from the determined Fair Market Rental Value equal to the payment necessary to amortize the value of such concessions at 8% over the applicable Renewal Term.  If relevant market comparables for new

Exhibit I – 1

leases are only for leases having a term greater or lesser than the length of the applicable Renewal Term, then the concessions provided to Tenant shall be equitably adjusted to take such difference in term into account.

All appraisers shall be independent MAI real estate appraisers who shall have had at least fifteen (15) years’ continuous experience in the business of appraising real estate in the metropolitan area in which the Leased Property is located.

The appraisers may not amend, modify or vary any of the terms of this Lease, and the determination of the appraisers, as provided above, shall be conclusive upon Landlord and Tenant and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

Each Party shall pay the fees and expenses of the appraiser selected by it and its own counsel fees and one-half (1/2) of all other expenses and fees of any such third appraiser.

If for any reason the Fair Market Rental Value has not been determined by the date on which it shall become effective, then, until such Fair Market Rental Value has been determined in accordance herewith, the Fair Market Rental Value shall be deemed to be the Basic Rent last paid under this Lease, and there shall be an adjustment of Basic Rent promptly after determination of Fair Market Rental Value in accordance with this Exhibit I.

Exhibit I – 2

EXHIBIT J

Form of Subordination, Non-Disturbance and Attornment Agreement

THIS AGREEMENT made this          day                            of 200  , by and among                                                             , a Pennsylvania limited partnership (hereinafter called “Landlord”), with an office at                                                          and WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (hereinafter called “Tenant”), with an office at                                                                                     , and                                                                               , a                                                                          (hereinafter called “Mortgagee”) with an office at                                                                         ,                                                                                   .

WITNESSETH:

WHEREAS, Tenant has entered into a certain lease (the “Lease”) dated December       , 2010 with                                  (the “Landlord”) of certain land and building commonly known as                      (the “Building”).  The leased property described in the Lease as hereinafter referred to as the Premises;

WHEREAS, a Memorandum of Lease dated                                  by and between Tenant and Landlord regarding the Lease is recorded with the Chester County Registry of Deeds in Book               , Page                 ; and

WHEREAS, Mortgagee has made a loan to Landlord, which loan is secured by a mortgage and security agreement dated                       , (the “Mortgage”) to be recorded with and an assignment of leases and rents dated                 , (the “Assignment”) to be recorded with said Registry both with respect to the Premises.

NOW, THEREFORE, for and in consideration of the sum of One Dollar ($1.00) paid by each of the parties to the other, receipt whereof is hereby acknowledged, for and in consideration of the mutual covenants herein made, the parties agree as follows:

1.                                       The Lease and the rights of Tenant thereunder are and shall at all times be subject and subordinate in all respects to the provisions and lien of the Mortgage and to all renewals, modifications, consolidations, replacements and extensions thereof to the full extent of the principal sum secured thereby and interest thereon, and the lien of the Mortgage is and shall at all times be made prior in lien to the Lease, with the same force and effect as if the Lease had been executed and delivered after the execution, delivery and recording of the Mortgage.  Provided, however, that the foregoing subordination provision shall not be deemed or construed as limiting Tenant’s rights under the Lease and/or Landlord’s obligations thereunder, including without limitation, the use of insurance proceeds and condemnation awards, and notwithstanding any inconsistent provisions of the Mortgage with respect thereto, such proceeds and awards shall be applied as set forth in the Lease.

2.                                       Mortgagee agrees that Tenant shall not be named or joined as a party defendant in any action, suit or proceeding which may be instituted by Mortgagee to foreclose or

Exhibit J – 1

seek other remedies under the Mortgage or the Assignment by reason of a default or event of default under the Mortgage or the Assignment, unless applicable law requires Tenant to be made a party thereto as a condition to Mortgagee’s proceeding against Landlord or prosecuting such rights and remedies.

3.                                       Mortgagee further agrees that, in the event of any entry by Mortgagee pursuant to the Mortgage, a foreclosure of the Mortgage, or the exercise by Mortgagee of any of its rights under the Mortgage or Assignment and so long as Tenant is not in default beyond any applicable grace period of any term, covenant or condition of the Lease, where such default would give Landlord the right to terminate the Lease, (a) the Lease shall not be terminated by Mortgagee or any successor landlord, (b) Tenant’s use, possession or enjoyment of the Premises or any other right, option or privilege of Tenant under the Lease shall not be interfered with, diminished or disturbed by Mortgagee or any successor landlord, (c) the leasehold estate granted by the Lease shall not be adversely affected by Mortgagee or any successor landlord, to the fullest extent permitted under applicable law, in any other manner, in any foreclosure or any action or proceeding instituted under or in connection with the Mortgage or in case the Mortgagee takes possession of the Premises pursuant to any provisions of the Mortgage, (d) any insurance proceeds or condemnation awards shall be disbursed in accordance with the Lease, and (e) Mortgagee shall be bound by and comply with any and all of Landlord’s obligations under the Lease related in any way to construction (or delays in construction) of the Premises, the Building and the parking areas and other site improvements, including, without limitation, funding any and all tenant improvement allowances, completing the Base Project Work and TI Work (as defined in the Work Letter made a part of the Lease) and otherwise complying with all terms and conditions set forth in the Work Letter.

4.                                       Tenant agrees that, in the event of a foreclosure of the Mortgage by Mortgagee, the acceptance of a deed in lieu of foreclosure by Mortgagee, or Mortgagee’s exercise of any of its rights under the Mortgage or Assignment, Tenant will attorn to and recognize Mortgagee as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to perform all of the obligations of Tenant pursuant to the Lease.

5.                                       Tenant agrees that, in the event Mortgagee succeeds to the interest of Landlord under the Lease:

(a)                                  Mortgagee shall not be liable in damages for any act or omission of any prior landlord (including Landlord) that occurred before the date on which Mortgagee or such purchaser succeeded to the interest of Landlord under the Lease (the “Succession Date”) except to the extent that (i) such action or omission continues after the Succession Date and (ii) Mortgagee or such purchaser receives notice of such action or omission;

(b)                                 Mortgagee shall not be liable for the return of any security deposit unless such security deposit is actually received by Mortgagee;

Exhibit J – 2

(c)                                  Mortgagee shall not be bound by any rent or additional rent which Tenant might have prepaid for more than one (1) month in advance under the Lease (unless so required under the Lease);

(d)                                 Mortgagee shall not be bound by any amendments or modifications of the Lease which has the effect of reducing rent, decreasing the term or canceling the Lease prior to its expiration except as a result of either the exercise of a right to terminate as set forth in the Lease or as provided by law, or as a result of a default of Landlord made without the consent of Mortgagee; and

(e)                                  Mortgagee shall not be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord) except in cases where Tenant has given Mortgagee written notice of the event or circumstances giving rise to such damages, offsets or defenses and the same period of time to cure as is provided to Landlord under the Lease.

6.                                       Mortgagee hereby approves of, and consents to, the Lease. Notwithstanding anything to the contrary contained in the Mortgage, Tenant shall be entitled to use and occupy the Premises and exercise all its rights under the Lease, and the Lease and Landlord’s and Tenant’s performance thereunder shall not constitute a default under the Mortgage or Assignment.  Tenant agrees to give Mortgagee a copy of any notice of default under the Lease served upon Landlord at the same time as such notice is given to Landlord.

7.                                       The terms and provisions of this agreement shall be automatic and self operative without execution of any further instruments on the part of any of the parties hereto.  Without limiting the foregoing, Mortgagee and Tenant agree, within thirty (30) days after request therefor by the other party, to execute an instrument in confirmation of the foregoing provisions, in form and substance reasonably satisfactory to Mortgagee and Tenant, pursuant to which the parties shall acknowledge the continued effectiveness of the Lease in the event of such foreclosure or other exercise of rights.

8.                                       Any notice to be delivered hereunder shall be in writing and shall be sent registered or certified mail, return receipt requested, postage prepaid, or overnight delivery by overnight courier which delivers only upon signed receipt of the addressee, or its agent.  The time of the giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event that the addressee shall refuse to receive any notice, or there shall be no person available (during normal business hours) to receive such notice, the time of giving notice shall be deemed to be the time of such refusal or attempted delivery as the case may be.  All notices addressed to Mortgagee or Tenant, as the case may be, shall be delivered to the respective addresses first set forth above, or such other addresses as they may hereafter specify by written notice delivered in accordance herewith.

9.                                       The term “Mortgagee” as used herein includes any direct or more remote successor or assign of the named Mortgagee herein, including without limitation, any purchaser at a foreclosure sale, and any successor or assign thereof, and the term “Tenant” as used herein includes any direct or more remote successor and assign of the named Tenant herein.

Exhibit J – 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be properly executed and sealed as of the day and year first above written.

LANDLORD:

, a Pennsylvania limited partnership, by its sole general partner:

By:
Name:
Title:

MORTGAGEE:

,

By:

TENANT:

WEST PHARMACEUTICAL SERVICES, INC.,
a Pennsylvania corporation

By:
Name:
Title:

Exhibit J – 4

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF	:

On this, the        day of                           , 20      , before me a Notary Public in and for the Commonwealth and County aforesaid, personally appeared                               , who acknowledged himself to be the                              of                                   -, a Pennsylvania                                   , the sole general partner of                                                       -, a Pennsylvania limited partnership, and that as such partner being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires

Exhibit J – 5

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF	:

On this, the        day of                           , 2008, before me a Notary Public in and for the Commonwealth and County aforesaid, personally appeared                                   , who acknowledged himself to be a                                            of                                                                                           , a                                                and as such officer authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF	:

On this, the          day of                     , 2008, before me, a Notary Public in and for the Commonwealth of Pennsylvania personally appeared                                   , who acknowledged himself/herself to be the                              of WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation, and that he/she as such officer being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation, by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires

Exhibit J – 6

Exhibit A

Legal Description

Exhibit J – 7

EXHIBIT K

Environmental Reports

1.                                       Phase I Environmental Site Assessment for Eagleview Corporate Center, Tax Map Parcels # 33-001-0011.02 $ 33-004-0011 — Lots 19 & 40, Regency Drive, Uwchlan Township, Chester County, Pennsylvania, dated September 30, 2010 and prepared by Marathon Engineering and Environmental Services, Inc.

Exhibit K – 1

EXHIBIT L

Cleaning Specifications

Exhibit L – 1

WEST LEASE
EXHIBIT L

November 19, 2010

CLEANING SPECIFICATIONS

OFFICE AREAS

Daily

1.              Empty and clean all wastebaskets and trash receptacles.

2.              Remove all finger marks from private entrance doors, light switches, doorways and tenant nameplates.

3.              Give special attention to executive areas, conference rooms and reception areas.

4.              Vacuum all carpeted areas.

5.              Marble floors to be damp mopped.

6.              Wash, clean and disinfect water fountains and/or coolers. Give special attention to adjacent floor areas.

7.              Spot clean carpet as needed.

8.              High dust all horizontal surfaces within reach of the average person (door frames, partitions, ledges, etc.)

9.              Spot clean all walls around kitchen and disposal area.

10.       Clean glass In windows and doors in all areas, as needed.

11.       Dust and remove all smudges from conference room tables.

12.       Collect and place all refuse and rubbish in a designated trash dumpster for the building.

13.       All boxes that are trash are to be broken down.

14.       Janitor’s closet will be kept in a neat and clean condition.

15.       Upon completion of cleaning of each office, all lights will be turned off, unless otherwise notified and all doors locked.

Weekly

1.               Hand dust all office furniture to include desks, chairs, file cabinets, tables, telephones, pictures, frames, etc.

2.               Dust all windowsills and ledges

LOBBY AREA

Daily

1.               Vacuum all entrance mats.

3.               Vacuum all carpets in hallway.

4.               Clean glass entrance doors.

5.               Sweep walks in front of entrance doors.

6.               Sweep and damp mop entire lobby area (Marble tile to be damp mopped only)

7.     Clean and polish all metal surfaces to include front entrance doors.

8.     Dust all window ledges, sills and potted plants.

9.     Empty trash receptacles.

10.   Keep lobby in a thoroughly clean condition at all times.

RESTROOMS

Daily

1.               Sweep and wet mop all restroom floors using proper disinfectant.

2.               Wash and sanitize all file walls and dividing partitions. Give special attention to file walls surrounding urinals.

3.               Wash and disinfect all toilet seats - both sides

4.               Wash and disinfect all basins, bowls and urinals, including undersides.

5.               Wash and polish all mirrors, counter tops, shelves, bright work and enamel surfaces, including plumbing equipment.

6.               Wash and polish all stainless steel fixtures.

7.               Fill all toilet tissue, towel, soap and sanitary dispensers with supplies.

8.               Empty sanitary napkin receptacles and trash receptacles.

9.               Collect and place all rubbish in the designated trash dumpster for the building.

Weekly

1.               Clean and dust all ceiling vents, exhaust fans, light fixtures and high areas.

Monthly

1.     Machine scrub all bathroom floors

2.     Machine buff all file floors

Every Three Months

1.               Strip and rewax all VCT file flooring

WINDOW CLEANING

Daily

1.     Clean inside glass partitions, as needed

2.     Clean entrance door glass

Weekly

1.     Clean lobby glass

CLOSING INSTRUCTIONS

Daily

1.     Arrange furniture

2.     Clean janitorial closet

3.     Turn on night-lights

4.     Lock all doors and secure building

EXHIBIT M

Form of Memorandum of Lease

Prepared by and return to:

Edward J. Hollin

Riley Riper Hollin & Colagreco

717 Constitution Drive

Exton PA 19341

UPI Nos.  33-4-11.3 and 33-4-11.4

MEMORANDUM OF LEASE

This Memorandum of Lease is made as of the        day of                                , 20      by and between 530 REGENCY DRIVE ASSOCIATES, L.P. (“Landlord”) having an address at 707 Eagleview Boulevard, Exton, PA  19341 and , WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation or its nominee (“Tenant”) having an address at 101 Gordon Drive, Lionville, Pennsylvania, 19341.

1.                                       Landlord and Tenant have entered into a lease dated                             (the “Lease”) for land and improvements to be erected thereon, which land is more fully described on Exhibit A attached hereto (the “Leased Property”).

2.                                       The Lease sets forth the above names and addresses of the parties thereto.

3.                                       The Lease sets forth the Commencement Date to be the later to occur of (i) January 16, 2013, and (ii) thirty (30) days after Substantial Completion of the Project under the terms of the Work Letter, as each such term is defined in the Lease.

4.                                       The Lease has a term of  fifteen (15) years, with options to renew for up to an aggregate of an additional ten (10) years.

5.                                       The Lease contains an option to purchase of the Leased Property which expires if not exercised on or before the date which is the later to occur of (i) ten (10) days after the date that Tenant receives a copy of the first building permit authorizing the construction of the foundation portion of the Base Project Work (as defined in the Lease), or a copy of a written valid authorization issued by Uwchlan Township which is the functional equivalent of a building permit authorizing the construction of the foundation, and (ii) twenty (20) days after Tenant receives Notice from Landlord that Landlord intends to obtain (and has a good faith reason to believe that it will obtain) the first building permit authorizing construction of the Base Project Work within thirty (30) days of the date of such Notice.

6.                                       This Memorandum of Lease is meant for recording purposes only and in no manner shall amend or modify the Lease.

Exhibit M – 1

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have caused this Memorandum of Lease to be executed as of the date first written above, for the purpose of providing an instrument for recording.

LANDLORD:

530 Regency Drive Associates, L.P., a Pennsylvania limited partnership

BY:	530 Regency Drive GP, Inc., its general partner

By:
Robert S. Hankin, President

TENANT:

WEST PHARMACEUTICAL SERVICES, INC.

By:
Name:
Title:

Attest:
Name:
Title:

Exhibit M – 2

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF	:

On this             day of                                         20     , before me, a Notary Public, personally appeared Robert S. Hankin, who being first duly sworn acknowledged himself to be the President of 530 Regency Drive GP, Inc., the general partner of 530 Regency Drive Associates, L.P., a limited partnership, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the general partner by himself as an officer thereof.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

COMMONWEALTH OF PENNSYLVANIA	:
: ss
COUNTY OF	:

On this            day of                                        20    , before me, a Notary Public, personally appeared                                       , who being first duly sworn acknowledged himself to be the                              of West Pharmaceutical Services, Inc., a corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as an officer thereof.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

Exhibit M – 3

EXHIBIT N

Intentionally Omitted

Exhibit N – 1

EXHIBIT O

Form of Landlord’s Waiver

LANDLORD’S WAIVER

The undersigned,                                                                      (“Landlord”), owner of the Real Property located at                                                            in                                Township,                                    County,                                              (“Real Property”), a portion of which is leased to                                                            (“Tenant”) pursuant to that certain lease dated                                         , 20       (the “Lease”), in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, and at Tenant’s request, hereby agrees that no lien or claim shall be asserted by Landlord against any of the property described on Exhibit “A” attached hereto and made part hereof (“Subject Property”) which shall be superior in claim or lien priority to any duly perfected security interest of                                                                                                                                      (“Lender”).

Landlord expressly reserves the right to make any claims and to assert and enforce any liens against Tenant, generally or against the property of Tenant, provided that, to the extent any such property is Subject Property, Landlord’s claim of lien priority shall be junior to that of Lender.

Landlord agrees that Lender may enter upon the Real Property at any reasonable time to take possession of and remove the Subject Property from the Real Property, provided that Lender shall indemnify, defend and hold harmless Landlord from (a) any and all claims and actions of Tenant and all expenses incurred by Landlord in connection therewith and (b) any and all claims, actions, damages, liabilities and expenses in connection with bodily injury or property damage occasioned by Lender’s entry on the Real Property and/or removal of the Subject Property. Lender agrees to reimburse Landlord for the costs of repair for any damage done to the Real Property as a result of such entry and/or removal within thirty (30) days following Landlord’s demand therefor.

In the event the Real Property is vacated by Tenant, Landlord shall incur no liability by reason of Landlord’s action or inaction with respect to the Subject Property, and, within sixty (60) days following Notice from Landlord, Lender shall remove all Subject Property from the Real Property and shall release its security interest of record, if applicable.  If within such sixty (60) day period Lender fails to (a) remove the Subject Property or notify Landlord in writing that Lender has abandoned such property and (b) release its security interest of record, if applicable, then thereafter, (i) Landlord’s liens or claims against the Subject Property shall be superior to those of Lender, and (ii) Landlord may remove the Subject Property and Lender shall reimburse Landlord, within thirty (30) days following Landlord’s demand, for the costs of such removal, any repairs occasioned by such removal and reasonable storage costs for the Subject Property.

Exhibit O – 1

In the event of Lender’s refusal in accordance with the foregoing to pay Landlord or to release its security interest of record, if applicable, all legal expenses incurred by Landlord in enforcing its rights hereunder shall be paid for by Lender.

This Landlord’s Waiver shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

This Landlord’s Waiver shall be void and of no legal effect unless, within ten (10) days after the date it has been signed by Landlord, (a) Tenant acknowledges its agreement with the foregoing by signing this Landlord’s Waiver, (b) Lender signs this Landlord’s Waiver and completes the space provided below for Lender’s mailing address for notices, and (c) a fully signed and dated original hereof is delivered to Landlord at                                                                                .

Exhibit O – 2

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this document to be duly signed on the dates set forth opposite their respective signatures.

LANDLORD:

Date:	By:
Name:
Title:

LENDER:

Date:	By
Name:
Title:

Lender’s mailing address for notices is:

TENANT:

Date:	By:
Name:
Title:

(Detailed list of Subject Property to be attached)

Exhibit O – 3

EXHIBIT P

Map of ROFO Area

Exhibit P – 1

The addresses of office and flex buildings within the ROFO Area which are owned by The Hankin Group or related entities are:
400 Eagleview Boulevard
410 Eagleview Boulevard
411 Eagleview Boulevard
415 Eagleview Boulevard
505 Eagleview Boulevard

"X" Indicates office and flex buildings within the ROFO Area which are not owned by the Landlord, or any related entities and are not subject to the Right of First Offer.

EAGLEVIEW
Site Rendering

Exhibit P
Map of ROFO Area
December 1, 2010

Legend
Existing Building
Proposed Building

EXHIBIT Q

Industrial Waste Discharge Rider

Exhibit P – 1

RIDER TO LEASE OR AGREEMENT OF SALE
REGARDING INDUSTRIAL WASTE DISCHARGE
WITHIN EAGLEVIEW CORPORATE CENTER

BACKGROUND

Eagleview Corporate Center Association (“Association”) owns a wastewater treatment facility known as the Eagleview Wastewater Treatment Facility (the “EWTF”). The association entered into an agreement (“Treatment Agreement”) with Uwchlan Township (collectively the “Municipality”) for the treatment of wastewater generated within the drainage basin of the EWTF.

The Treatment Agreement requires the Association to establish uniform acceptability standards for waste discharges to the EWTF and stipulates that no connection for waste discharge other than sanitary sewage shall be made without the written consent of the Association, and the Treatment Agreement requires the Association to use its best efforts to provide a wastewater influent to the EWTF meeting certain quality standards.

The Association has adopted standards for the discharge of wastewater to the sewer systems tributary to the EWTF and procedures for the approval of industrial waste discharge.

By virtue of the Lease or agreement of sale to which this Rider is attached, the tenant or buyer thereunder (hereinafter the “Industrial Discharger”) will become an occupant of Eagleview Corporate Center and a potential discharger of waster into the EWTF. The purpose of this Rider is to incorporate this Rider into the said lease or agreement of sale, as applicable, and by executing such lease or agreement of sale, the Industrial Discharger shall be obligated as set forth below.

HOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, the Industrial Discharger intending to be legally bound, hereby covenants and agrees as follows:

1.     AUTHORIZATION.      Upon receiving possession of the property which is the subject of its lease or agreement of sale (the “Effective Date”), the Industrial Discharger shall be permitted to discharge the volume specified in Appendix C to the Municipality’s sanitary sewer system, from its facilities located at the site specified in Appendix C, subject to the terms and conditions of this Rider. The Industrial Discharger agrees to comply with all of the provisions of this Rider. The Industrial Discharger remains fully responsible for its discharge and all applicable statutes, resolutions, rules and regulations and the Association and Municipality assume no responsibility or liability therefor. Further, the Industrial Discharger agrees to indemnify and hold harmless the Association and Municipality from all actions, causes of action, manners of suit or liability resulting from the Industrial Discharger’s discharge into the Municipality’s sewer system or the EWTF.

2.     TERM.            The provisions of this Rider shall become effective on the Effective Date and shall remain in effect throughout the term of the Industrial Discharger’s lease.

3.     TRANSFER.   The Industrial Discharge’s rights hereunder are not transferable except to a successor of the Industrial Discharger who assumes all of the obligations of the Industrial Discharger hereunder and only with the written approval of the Municipality and the Association. No such transfer of assumption shall discharge the Industrial Discharger of liability for violation of this Rider.

4.     INCORPORATED DOCUMENTS.      The following documents and requirements are incorporated into this Rider as if they were written herein and the Industrial Discharger agrees to comply, at its expense, with their provisions:

(a)    Specific requirements set forth in Appendix C hereto, as the same may be amended from time to time.

(b)         Laws and regulations pertaining to Industrial Waste, including applicable Federal Categorical Pretreatment Standards, as enacted or adopted by any governmental entity.

5.     CONFLICTING REQUIREMENTS.   In the event of any conflict between or among statues, resolutions or regulations, prohibitions, limitations, or conditions applicable to the Industrial Discharger, the Industrial Discharger shall comply with the more stringent requirements.

6.     WASTEWATER DISCHARGE LIMITS.

(a)    The wastewater discharged by the Industrial Discharger shall conform at all times to the requirements and wastewater discharge limitations established by the Association,

as amended from time to time, and to the requirements and wastewater discharge limitations established by the Municipality, as amended from time to time.

(b)        The current wastewater discharge requirements and quality and quantity limitations of the Association are set forth in Appendix B.

(c)        The current wastewater discharge requirements and quality and quantity limitations of the Municipality are set forth in Appendix A.

(d)        As the Association or the Municipality amend their discharge requirements or quality and quantity limitations, Appendices A and B shall be amended, as applicable, and the amended Appendices shall be attached hereto. The Industrial Discharger shall be informed by the Association or Municipality as appropriate of any changes to the discharge requirements or quality or quantity limitations in Appendices A and B at least thirty days prior to the effective date of change. The Association and Municipality shall use their best efforts to inform the Industrial Discharges at least sixty days prior to the effective date, in the event that any such changes require major changes in pretreatment by the Industrial Discharger. If the public health and safety permit, and the Industrial Discharger’s failure to comply with the amended discharge requirements does not itself or with other failures to comply place the Association or Municipality in substantial danger of violating any agreement, permit, regulation or law, then the Industrial Discharger shall be allowed a reasonable extension of time to comply with the changes, provided the Industrial Discharger requests such an extension and submits to the Association and the Municipality an implementation schedule within the thirty (30) day period preceding the effective date of the change.

7.        PRETREATMENT.       The Industrial Discharger shall provide any necessary wastewater treatment to achieve compliance with the discharge limitations specified in the Rider. The right to discharge wastewater into the Municipality’s collection system is contingent upon the Industrial Discharger providing such pretreatment. Any facilities required to pretreat wastewater to a level acceptable to the Association or the Municipality shall be provided, operated, and maintained at the Industrial Discharger’s expense. Detailed plans showing the pretreatment facilities and operating procedures shall be submitted to the Association and the procedures by the Association and Municipality relieve the Industrial Discharger from responsibility for the efficacy of the pretreatment facility and the quality and quantity of its effluent.

8.        MONITORING REQUIREMENTS.

(a)        Wastewater Sampling Manhole.        A suitable manhole shall be installed at the location specified in Appendix C to facilitate observation, sampling, and measuring of the wastewater discharge. The manhole shall be installed and maintained in a safe condition at the expense of the Industrial Discharger and shall be accessible at all times to persons authorized by the Association or the Municipality. The Industrial Discharger hereby consents to the entry upon its land, and agrees to facilitate such entry, by representatives of the Association and Municipality, and consents to the use of the manhole for observation, sampling, and measuring of the wastewater discharge at any time.

(b)        Sample Collection.       The industrial waste discharge into the sanitary sewers shall be sampled and analyzed by and at the expense of the Industrial Discharger. Frequency of sampling and analysis shall be during the months of March, June, September, and December. The sampling and analysis shall be representative of conditions occurring during the calendar quarter in which the sample is taken. The Industrial Discharger shall submit to the Association and the Municipality, with 15 days of receipt of the results of the laboratory analysis, a discharge monitoring report. The monitoring report shall include the date, specific place, method, and time of sampling and the names of the person or persons who took the samples; a copy of the original laboratory report listing the results of the analyses, the dates the analyses were performed, the names of the person or persons who performed the analyses, and the analytical methods used; an estimate of the average daily volume of industrial wastewater discharged during the reporting period from the Industrial Discharger’s facilities at the site specified in Appendix C; and a certification, signed by an authorize representative of the Industrial Discharger, that the information provided, based on the representative’s knowledge and belief, is true and correct.

If the Industrial Discharger samples and/or analyzes for any pollutant more frequently than required by this Agreement, the Industrial Discharger shall include the results of any observation or analysis in its discharge monitoring report.

All samples are to be time composited samples collected during the regular industrial waste discharge hours not to exceed 24 hours. The Industrial Discharger shall follow the proper sample preservation techniques set forth in 40 C.F.R. Part 136 and amendments thereto. The Industrial Discharger shall obtain written approval from the Association for the analytical laboratory to be used, prior to submitting its samples to the laboratory for analysis. A composite sample shall consist of a collection of equal volume grab samples combined in a single container. Maximum interval between individual grab samples shall conform to the following schedule:

Total Industrial Discharge
Samples (Minutes)	Maximum Interval Between Duration in 24-Hours
10-24 hours (including 10)	60
4 to 10 (including 4, not including 10)	30
Less than 4 hours	15

(c)       Analysis Parameters.

(1)          The quarterly wastewater samples must be analyzed for the following substances and characteristics:

5-Day Biochemical Oxygen Demand
Chemical Oxygen Demand
Pli
Suspended Solids
Total Kjaldahl Nitrogen

(2)        Once per calendar year during the quarterly sampling, wastewater samples must also be analysed for the following substances:

Benzidrine

Bromoform

3, 3-Dichorobenzidine

Chlordane

Chloroform

Chlorodibromomenthane

Chromium, VI

Dichlorobromomethane

Hethyl Bromide

Hethyl Chloride

Heptachlor

All analyses shall be performed using methods approved by the United States Environmental Protection Agency and the Pennsylvania Department of Environmental Resources for NPDES reporting.

9.        NON-COMPLIANCE REPORTING. The Industrial Discharger shall notify the Association and the Municipality of any non-complying discharge within 24 hours of becoming aware of the non-compliance. The Industrial Discharger shall also repeat any sampling and analysis by which it became aware of non-complying discharge and submit the results of the second analysis to the Association and the Municipality with 15 days after becoming aware of the non-compliance. The Industrial Discharger shall provide a written report to the Association and Municipality within 10 days of receipt of a laboratory analysis indicating a non-compliance discharge. The report shall state the nature of the non-compliance, the reason for the non-compliance, and the steps being taken or to be taken to bring the discharge into compliance. The report shall also set forth a reasonable compliance schedule listing the actions to be taken and the dates by which they will be taken.

10.      WASTE CHARACTERISTIC CHANGE. Any proposed changes in facilities, process, or flow which increase the volume of wastewater discharged or the quality of the discharge must be reported to the Association and the Municipality at least ninety (90) days prior to such a change. If required by the Association or Municipality, the Industrial Discharger shall apply for a new Industrial Waste Discharge Agreement which reflects the proposed changes.

11.      RIGHT OF ENTRY. Any duly authorized representative of the Association or the Municipality, bearing proper credentials and identification, shall be permitted at any reasonable time without prior notice to enter upon all properties served by the Association’s treatment plant for the purpose of inspecting, observing, measuring, sampling and testing.

12.      FILES. All records and information resulting from the monitoring activities required by this Agreement shall be retained permanently by the Industrial Discharger.

13.      DISCHARGE DILUTION. The Industrial Discharger shall not increase the use of process water, or in any way, attempt to dilute a discharge as a partial or complete substitute for adequate pretreatment to achieve compliance with the limitations established by the Association, or the Municipality, or as set forth in this Agreement.

14.      PERMIT SUSPENSION. This Rider and the authorization to discharge may be cancelled by the Association or the Municipality for any of the following causes:

(a)       Failure of the Industrial Discharger to accurately report wastewater characteristics;

(b)                   Failure of the Industrial Discharger to report significant changes in operation which affect wastewater characteristics;

(c)                  Refusal of access to the Industrial Discharger’s premises for the purpose of observing, sampling, or measuring the wastewater discharge; or

(d)                   Any violation of any requirement of this Industrial Waste Discharge Rider; or

(e)                  Any default by the Industrial Discharger under the lease or agreement of sale from which the Industrial Discharger’s occupancy rights in Eagleview Corporate Center arises.

If the Industrial Discharger is notified of a cancellation of its rights under this Industrial Waste Discharge Rider, it shall immediately stop the discharge of all industrial wastewater into the Municipality’s sewer system.

15.      FEES AND EXPENSES. In the event of any change in the characteristics and quantity of wastewater from those represented by Industrial Discharger to be discharged by it upon the Effective Date, or as may be disclosed on Appendix C, the Industrial Discharger shall pay all of the expenses incurred by the Municipality in its review and approval of such changes, and of modifications to this Industrial Waste Discharge Rider and of those expenses incurred on account of the Association’s review and the approval of the same within thirty days of receipt of a bill therefor.

The Industrial Discharger shall reimburse the Association and the Municipality, as applicable, within 30 days of invoice, for expenses incurred by those bodies for monitoring, inspecting, sampling, and testing (including laboratory analyses) the industrial waste discharge, authorized by the Rider, as necessary to determine the Industrial Discharger’s compliance with the requirements of the Association, the Municipality, and this Rider.

The Industrial Discharger shall also reimburse the Association and Municipality within thirty days of Invoice for the expenses (including attorney’s fee) incurred by the Association and/or Municipality in enforcing this Rider. Enforcing this Rider for the purposes of the preceding sentence shall include without limitation not only litigation, administrative action, or the like but actions including demands for compliance, investigations to determine compliance, and any other action caused by the Industrial Discharger’s failure to comply with any part of this Rider.

16.      SURCHARGE. The Industrial Discharger shall be subject to the imposition and payment of a surcharge far extra-strength waste for 5-Day BOD concentrations in excess of 300mg/l or suspended solids concentrations in excess of 320mg/l or Total Kjeldahl Nitrogen concentrations greater than 45 mg/l. The surcharge calculation shall be based on the following:

(a)                  The average of all 5-Day BOD, suspended solids and Total Kjeldahl Nitrogen sample results for the billing quarter, in the Associations’ records, including the sample results submitted by the Industrial Discharger and results obtained from the Association’s and/or the Municipality’s sampling.

(b)                 The average wastewater flow for the billing quarter, as determined from water consumption records for the Industrial Discharger.

(c)                  The Association’s surcharge formulas.

(d)                 For industries with multiple wastewater discharge locations, appropriate adjustments to the surcharge formula will be made by the Association for wastewater flows not included in the sampling program.

(e)                  The surcharge shall be collected by the Municipality and paid over the Association.

17.      MEASUREMENT OF WASTEWATER VOLUME. The Industrial Discharger may install, at its expense, a wastewater flow meter to measure continuously the volume of its discharge to the sanitary sewer system. Plans and specifications of the complete metering facility shall be submitted to the Municipality and the Association for approval prior to installation.

18.      SLUG DISCHARGES.

(a)      The Industrial Discharger shall provide and maintain at its own expense facilities and management practice adequate to prevent a slug discharge of any regulated or prohibited substance to the sewer system. For the purpose of the Rider, a slug discharge is any discharge of a regulated or prohibited substance of a non-routine, episodic nature, including but not limited to an accidental spill or a non-customary batch discharge. If the Association determines that a slug control plan is needed, the Industrial Discharger shall, within ninety days of receipt of the notice, prepare a plan and submit it to the Association. The plan shall contain, at a minimum, the following elements:

(1)                   Description of the discharge practices, including non-routine, batch discharges;

(2)                   Description of stored chemicals;

(3)                   Slug discharge notification procedures;

(4)                   Procedures and facilities to prevent slug discharges.

(b)      In the case of a slug discharge to the sewer system, the Industrial Discharger shall immediately telephone and notify the EWTF at (610) 458-1900 and the Municipality at the telephone number set forth in Appendix C of the incident. The notification shall include information regarding the location of the discharge the type of pollutants involved, the concentration and volume of the discharge and corrective actions taken and planned.

(e)      Within five calendar days following a slug discharge, the Industrial Discharger shall submit to the Association and to the Municipality a detailed written report describing the cause of the discharge and the measures to be taken by the Industrial Discharger to prevent similar occurrences. Such notification shall not relieve the Industrial Discharger of any expense, loss, damage, or other liability which may be incurred as a result of the slug discharge.

(d)      A notice shall be permanently posted on the Industrial Discharger’s bulletin board or other prominent place advising employees whom to call in the event of a slug discharge. The Industrial Discharger shall ensure that all of its employees who may cause or suffer such a slug discharge to occur are specifically advised of the emergency notification procedure.

19.      SPECIAL REQUIREMENTS. The Industrial Discharger agrees to adhere to the Special Requirements in Appendix C, attached hereto.

20.      ASSOCIATION’S AND MUNICIPALITY’S RIGHTS TO ENFORCE. The Association and Municipality are intended beneficiaries of the provisions of this Rider, and shall have the right to enforce the same against the Industrial Discharger, notwithstanding the fact that they are not parties to lease or agreement of sale to which it is attached.

IN WITNESS WHEREOF, The Industrial Discharger will have executed this Industrial Waste Discharge Agreement as of the day end year first set forth herein.

INDUSTRIAL DISCHARGER

Attest:	By:
Secretary		President

SEAL